Exhibit 2.1
Execution Version

ASSET PURCHASE AGREEMENT
Dated as of May 8, 2021
By and Between
GP STRATEGIES CORPORATION
and
TOSHIBA AMERICA ENERGY SYSTEMS CORPORATION

TABLE OF CONTENTS
i

LIST OF ATTACHMENTS

Attachment I	Form of Escrow Agreement
Attachment II	Form of Transition Services Agreement
Attachment III	Form of Bill of Sale, Assignment and Assumption Agreement
Attachment IV	Form of Trademark Assignment Agreement
Attachment V	Form of Intellectual Property Assignment Agreement
Attachment VI	Form of Assignment and Assumption of Real Property Lease (Amherst Lease)
Attachment VII	Form of Assignment and Assumption of Real Property Lease (Danish Lease)
Attachment VIII	Forms of Local Transfer Agreement(s)
Attachment IX	Form of Employer Substitution Agreement (Colombian Business Employees)
LIST OF EXHIBITS

Exhibit A	Agreements with regards to Allocation Schedule

LIST OF SCHEDULES

Schedule 1.01(a)(KE)	Key Employees
Schedule 1.01(a)(NWC)	Sample Calculation of Net Working Capital
Schedule 2.01(a)(i)	Real Property Leases
Schedule 2.01(a)(ii)	Business Intellectual Property
Schedule 2.01(a)(iv)(A)	Assigned Contracts with Customers
Schedule 2.01(a)(iv)(B)	Assigned Contracts with Vendors and Suppliers
Schedule 2.01(a)(v)	Shared Contracts
Schedule 5.01	Conduct of Business
Seller Disclosure Schedules

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (together with the Exhibits, Attachments and Schedules hereto, this “Agreement”) is made as of May 8, 2021 (the “Agreement Date”), by and between GP Strategies Corporation, a Delaware corporation (“Parent”), and Toshiba America Energy Systems Corporation, a Delaware corporation (“Buyer”). Each of Buyer and Parent is referred to herein as a “Party” or collectively as the “Parties.”
W I T N E S E T H:
WHEREAS, Parent is engaged in, among other things, the Business;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Parent desires to transfer or cause the transfer to Buyer certain of the assets held, owned or used by Parent and/or its Affiliates to conduct the Business, and to assign certain Liabilities associated with the Business to Buyer, and Buyer desires to purchase and receive such assets and assume such Liabilities;
WHEREAS, simultaneously with the Parties’ entry into this Agreement, the Key Employees have entered into non-competition agreements and retention agreements (the “Retention Agreements”) with Buyer, each of which will be effective as of the Closing hereunder; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the Contemplated Transactions, all as more fully set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01    Definitions.
(a)    Capitalized terms used in this Agreement shall have the meanings set forth below:
“Accounting Principles” means GAAP, applied on a consistent basis for the relevant periods.
“Affiliate” of a Person means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of determining whether a Person is an Affiliate of another Person, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, Contract or otherwise, and the terms “controlled by” and “under common control” shall have correlative meanings.
“Amherst Former Landlord” means 25 Northpointe Parkway Associates, LLC.
“Amherst Landlord” means Northpointe Commerce Park LLC.
“Amherst Sublease” means that certain Sublease Agreement dated September 11, 2001, by and between Amherst Former Landlord and General Physics Corporation (predecessor in interest to Parent), as amended by that certain First Amendment to Sublease dated November 15, 2001, by and between Amherst Former Landlord and General Physics Corporation (predecessor in interest to Parent), as further amended by that certain Second Amendment to Sublease dated September 16, 2005, by and between Amherst Former Landlord and General Physics Corporation (predecessor in interest to Parent), as further amended by that certain Third Amendment to Sublease dated August 22, 2007, by and between Amherst Former Landlord and General Physics Corporation (predecessor in interest to Parent), as further amended by that certain Fourth Amendment to Sublease dated April 9, 2010, by and between Amherst Landlord and General Physics Corporation (predecessor in interest to Parent), as further amended by that certain Fifth Amendment to Sublease dated February 14, 2012, by and between Amherst Landlord and Parent, as further modified by that certain letter dated December 22, 2016 from Parent, and as further amended by that certain Sixth Amendment to Sublease dated July 20, 2020, by and between Amherst Landlord and Parent (including all modifications, amendments, extensions, renewals, guaranties and other agreements with respect thereto).
“Antitrust Laws” means all Applicable Laws relating to competition, antitrust or investment and other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act.
“Applicable Law” means, with respect to any Person, any federal, state, territorial, provincial, local, multinational or foreign law (including common law), statute, treaty, ordinance, rule, regulation, writ, injunction, judgment, decree, Permit or Order, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority applicable to such Person.
“Argentinian Subsidiary” means GP Strategies Argentina S.R.L.
“Asset Taxes” means ad valorem, property, excise, sales, use and similar Taxes based upon the ownership or operation of the applicable Purchased Assets but excluding, for the avoidance of doubt, income Taxes and Transfer Taxes.
“Backlog” means, with respect to any Contract as of a particular date, the amount of fees, consideration, or other payments to which the counterparty to such Contract has committed,

either pursuant to the terms of the applicable Contract and/or an applicable purchase order, task order or statement of work as of such date, less any revenue recognized by the applicable Seller with respect thereto as of such date.
“Base Price” means Forty Million Dollars ($40,000,000).
“Brazil Matter” means Civil Action for Administrative Improbity No. 5047189-16.2020.4.02.5101, lodged against, among others, Rovsing Dynamics A/S, and all claims or allegations of non-compliance with the Specified Business Conduct Laws related to or arising out of conduct, direct or indirect, of Patricio Junqueira or Junqueira & Montalvão Ltda. while working on behalf of or for the benefit of Rovsing Dynamics A/S or Parent and its Affiliate.
“Business” means the business of engineering, assembling, configuring, developing, authoring, selling, rendering, providing, operating, distributing, and supporting a real-time monitoring software for keeping energy and industrial facilities running efficiently and reliably (including the Business Proprietary Software and related proprietary applications, including software training, Monitoring & Diagnostics (M&D), and remote monitoring) as operated by Parent and its Affiliates as of the Closing Date and the twelve (12)-month period prior to the Closing Date; provided that, notwithstanding the foregoing, the “Business” shall not include (1) services and functions that are only incidental to the Business, such as all accounting, financial, legal, human resources and administrative services, (ii) GPiLearn (but not including any training content related to any Business Proprietary Software), or (iii) to the extent not related to any Business Proprietary Software (including, for the avoidance of doubt, the EtaPRO platform), Parent’s Asset Performance Management solutions business.
“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Tokyo, Japan are authorized or required by Applicable Law to close.
“Business Employee” means each employee of a Seller who primarily provides services to the Business, or who is primarily dedicated to supporting the Business (but excluding any employee who provides general and administrative services to the Business), including all active employees and all persons not actively employed due to a leave of absence or suspension of employment (including sick leave, military leave, vacation, holiday, short-term or long-term disability or other similar leave of absence).
“Business Employee Plan” means an Employee Plan that provides benefits to the Business Employees or their respective dependents or beneficiaries.
“Business Field” means the field of the Business as conducted during the twelve (12)-month period prior to the Closing Date, and any extensions or natural evolutions thereof.
“Business Proprietary Software” means all computer programs, materials, know-how, object and source code, code techniques, process (if any are applicable) and related written documentation and materials developed by or on behalf of any of Parent or any of its Affiliates and used or held for use primarily in connection with the Business, including EtaPRO™Archive™, EtaPRO™ APR, EtaPRO™VirtualPlant™ and EtaPRO Predictor™.
“Buyer Fundamental Representations” means Section 4.01 (Existence and Power of Buyer), Section 4.02 (Authority and Enforceability), and Section 4.06 (Brokers Fees).
“Calculation Time” means 12:01 am Eastern Time on the Closing Date, but without giving effect to the Contemplated Transactions.
“Canadian Subsidiary” means GP Strategies Canada ULC, an entity formed under the laws of Canada.
“Cash” means, with respect to any Person and as of any time of determination, cash and cash equivalents of such Person, including all petty cash and all deposits in transit, net of overdrafts, outstanding checks and wire transfers, determined in accordance with the Accounting Principles.
“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof acting in such capacity.
“CFIUS Clearance” means (i) a written confirmation from CFIUS that the Contemplated Transactions are not subject to CFIUS jurisdiction, (ii) a written notice issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Contemplated Transactions and has concluded all action under the DPA, or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Contemplated Transactions, either (x) the President of the United States shall have determined not to use his powers pursuant to the DPA to suspend, condition or prohibit the consummation of the Contemplated Transactions or (y) the period allotted for presidential action under the DPA shall have passed without any determination by the President of the United States.
“Change of Control Bonuses” means any compensation or benefit provided by Seller or an Affiliate to any Transferred Employee by reason of the Contemplated Transactions, whether alone or together with any other event.
“Code” means the Internal Revenue Code of 1986, as amended.
“Colombian Subsidiary” means GP Strategies Colombia, Ltda., a Colombian limited liability company and direct wholly-owned Subsidiary of Parent (other than a 1% equity interest directly held by Parent’s wholly-owned Subsidiary GP International Holdings, LLC, a Delaware limited liability company).
“Commercial Software” means non-customized software that (i) is licensed solely in executable or object code form or as a hosted subscription service pursuant to a nonexclusive software license, (ii) is not incorporated into, or used directly in the distribution of, any products or services of the Business as in existence during the twelve (12)-month period prior to the

Closing Date, (iii) is generally available to the public pursuant to standard end-user licenses, and (iv) has an annual license fee of fifty thousand Dollars ($50,000) or less per year; provided that “Commercial Software” shall not include any Open Source Materials.
“Confidentiality Agreement” means the Non-Disclosure Agreement dated as of September 9, 2020, by and between Toshiba Energy Systems & Solutions Corporation and Parent.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Contract” means, whether written or oral, contracts, and any agreement, arrangement, lease, sublease (including lease or sublease of real property), license, indenture, bond, note, loan, purchase order, sales order, franchise, obligation, undertaking or other commitment that is binding upon a Person or any of its property under Applicable Law, including all amendments and supplements thereto.
“COVID-19” means the novel coronavirus COVID-19 and related pandemic.
“Credit Facility” means that certain Credit Agreement, by and among Parent, General Physics (UK) Ltd., GP Strategies Holdings Limited, GP Strategies Limited and GP Strategies Training Limited, each of the Guarantors as defined therein, each of the Lenders as defined therein, and PNC Bank, National Association in its capacity as administrative agent for the Lenders, as amended by that certain First Amendment to the Credit Agreement, dated April 1, 2019, as further amended by that certain Second Amendment to the Credit Agreement dated June 28, 2019, as further amended by that certain Third Amendment to the Credit Agreement dated December 24, 2019, and as further amended by that certain Fourth Amendment to the Credit Agreement dated May 7, 2020.
“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott laws, regulations, or programs administered, enacted or enforced by Governmental Authority with jurisdiction over the Business and Purchased Assets, including but not limited to: (a) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; and (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.
“Danish Landlord” means Friheden Ejendomsselskab ApS (previously called Friheden Ejendomme ApS), company registration no. 32 29 83 46.

“Danish Lease” means that certain Lease Agreement, dated March 3, 2016, by and between the Danish Landlord and the Danish Subsidiary, as amended by that certain Amendment, dated March 28, 2017, by and between the Danish Landlord and the Danish Subsidiary (including all modifications, amendments, extensions, renewals, guaranties and other agreements with respect thereto).
“Danish Subsidiary” means GP Strategies Denmark ApS, company registration no. 34 70 41 12, a private limited liability company formed under the laws of Denmark and an indirect wholly-owned subsidiary of Parent.
“DPA” means Section 721 the Defense Production Act of 1950, as amended, and all interim or final rules and regulations issued and effective thereunder.
“Employee Plans” means, collectively (i) any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) any retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity or equity-based, incentive, change of control, deferred compensation, employment, severance, termination or other benefit plan, program, policy, agreement or arrangement, in each case that is sponsored, maintained or contributed to by Parent or one of its Affiliates, other than any schemes or arrangements maintained by a Governmental Authority.
“Environmental Laws” means any Applicable Laws that (i) relate to pollution or protection of the environment or natural resources, (i) relate to protection of health and safety in connection with exposure to Hazardous Substances, including worker health and safety, or (ii) impose liability for, or standards of conduct concerning, the generation, treatment, management, use, storage, Release, cleanup, remediation, transport or handling of, or exposure to, Hazardous Substances.
“Environmental Permits” means any Permits required for the Business under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means JPMorgan Chase Bank, N.A., as escrow agent of the parties hereto.
“Excluded Businesses” means all businesses of Parent, its Subsidiaries and their Affiliates other than the Business, including (i) GPiLearn (but not including any training content related to any Business Proprietary Software), (ii) to the extent not related to any Business Proprietary Software (including, for the avoidance of doubt, the EtaPRO platform), Parent’s Asset Performance Management solutions business and (iii) all services and functions that are only incidental to the Business, such as all accounting, financial, legal, human resources and administrative services, and those that are addressed in the Transition Services Agreement to the extent required by Buyer thereunder to operate the Business as currently conducted from the Closing Date.

“Financial Statements” means the unaudited statement of gross profit and unaudited pro forma selected balance sheet items of the Business, in each case for the years ended December 31, 2019 and December 31, 2020, and the Interim Financial Statement.
“Foreign Sellers” means (1) Parent, solely in its capacity as duly registered to do business in South Africa, (2) the Danish Subsidiary, (3) the Colombian Subsidiary, (4) the Argentinian Subsidiary, (5) the Canadian Subsidiary and (6) the UK Subsidiary (each, individually, a “Foreign Seller”).
“Fundamental Representations” means the Buyer Fundamental Representations and the Parent Fundamental Representations.
“GAAP” means U.S. Generally Accepted Accounting Principles, as in effect on the Agreement Date.
“Governmental Authority” means any multinational, national, foreign, domestic, federal, territorial, state, provincial, or local governmental authority, instrumentality, quasi-governmental entity, court, commission, tribunal, governmental bureau or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
“Hazardous Substances” means any substances, materials or wastes that (i) are defined as “hazardous materials,” “hazardous wastes,” “hazardous substances” or “radioactive materials,” “pollutants,ˮ or “contaminantsˮ under Environmental Laws; (ii) are regulated under Environmental Laws because they are hazardous, deleterious or toxic; (iii) contain or are polychlorinated biphenyls (PCBs), methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, or petroleum or petroleum products (including crude oil or any fraction thereof); (iv) contain or are per-or polyfluoroalkyl substances; (v) contain or are radioactive materials, including radon; or (vi) otherwise may result in Liability pursuant to Environmental Law, including Liability for bodily injury, death, or property damage.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, without duplication: (a) all outstanding indebtedness of such Person for borrowed money or for the deferred purchase price of equity, property or services (other than (i) trade payables incurred in the ordinary course of business of such Person and (ii) earnouts and notes payable with respect to the acquisition of any business, assets or securities (excluding accounts payable incurred in the ordinary course of business); (b) any indebtedness evidenced by a note, bond, debenture or other similar instrument; (c) obligations, contingent or otherwise, of such Person in respect of letters of credit, bankers acceptances, surety or performance bonds and the like, in each case solely to the extent payments have been made (and not repaid) in respect thereof; (d) all payment obligations of such Person under any interest rate protection agreements, forward contract, foreign currency hedge or other hedging or similar agreements to the extent constituting a liability under GAAP; (e) all obligations of others secured by any Lien on assets of such Person, whether or not the obligation secured thereby has been assumed; (f) all obligations under or in respect of leases required to be capitalized under GAAP; (g) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (h) any accrued but unpaid severance, bonus, retirement, deferred compensation or similar obligations (including such obligations of the Business accrued for fiscal year ended December 31, 2020) but unpaid and any employer portion of employment Taxes payable in connection therewith; provided that the obligations contemplated by this clause (h) shall not include employee compensation incurred in the ordinary course of business or regularly offered to employees on an annual basis), (i) guarantees in respect of any of the items referred to in clauses (a) through (h) above, and (j) in each case of clauses (a) through (h) above including all principal, accrued and unpaid interest up to the Closing Date, prepayment and redemption premiums or penalties, costs breakage fees or other amounts payable on discharge (if any), unpaid fees or expenses or other monetary obligations in respect thereof.
“Indemnification Claim” means any claim made to an Indemnifying Party by an Indemnified Party of any pending or threatened claim or demand, including a Third Party Claim, that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under Article IX of this Agreement.
“Indemnity Escrow Amount” means an amount equal to Four Million Dollars ($4,000,000).
“Indemnity Escrow Funds” means the amounts held in the Indemnity Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.
“Information Privacy and Security Laws” means all Applicable Laws applicable to the Business concerning the privacy, collection, protection, use, processing, transfer, security or handling of Personal Information, including, if and as applicable, the General Data Protection Regulation 2016/679 as supplemented nationally across the European Economic Area (such as, in the United Kingdom, the Data Protection Act 2018).
“Infringement” or “Infringe” (and any conjugations thereof) shall mean that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.
“Intellectual Property” means all intellectual property rights in any jurisdiction in the world, including: (i) Marks; (ii) patents and patent applications, including renewals, extensions, reissues, divisionals, continuations, and continuations-in-part; (iii) trade secrets, technology, know-how, invention rights and other confidential or proprietary information; (iv) copyrightable subject matter and copyright registrations (and applications for registration), including rights in software (whether in object code or source code); (v) Internet domain names; and (vi) rights in databases and data compilations.

“Interim Financial Statement” the unaudited pro forma selected balance sheet items of the Business at the Interim Financial Statement Date and the related unaudited statement of gross profit for the trailing twelve-month period ended on the Interim Financial Statement Date.
“Interim Financial Statement Date” means March 31, 2021.
“IRS” means the U.S. Internal Revenue Service.
“Key Employees” means the individuals set forth on Schedule 1.01(a)(KE).
“Knowledge”, “to Sellers’ Knowledge”, “to the Knowledge of Sellers” “known by” or “known” (and any similar phrase) means, with respect to Parent, the knowledge of Doug Sharp, President Emeritus, Adam Stedham CEO & President, John Ruyter, Senior Vice President & CHRO, Michael Dugan, CFO, Rich DesJardins, Senior VP – EtaPRO, William Green, Senior VP – EtaPRO, Shawn Whitecar, Senior Director – EtaPRO, Scott Greenberg, Chairman of the Board, Joe Hemerly, Group Controller, Matt Young, Senior VP, IT, Debra Temple, Senior Director, HR, and Candice Hester, Vice President, Chief of Staff & Investor Relations; provided, however, that any such Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge would be obtained from reasonable due inquiry of the employees of Sellers charged with administrative or operational responsibility for such matters.
“Leased Real Property” means the real property subject to the Real Property Leases, together with all improvements, fixtures and appurtenances related thereto.
“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability, by statute or regulation or otherwise arising under Applicable Law, including any fines or penalties which may be levied under Applicable Law, or otherwise, and whether or not required to be set forth on a balance sheet prepared in accordance with GAAP).
“Licensable” means, with respect to any Intellectual Property: (i) ownership of such Intellectual Property or (ii) the right to license, sublicense or otherwise grant rights or immunities under such Intellectual Property consistent with the scope of licenses, rights or immunities granted under this Agreement without a requirement to obtain a consent from, enter into an agreement with, or provide notice to, any third party, or to pay or grant any additional rights, immunities or consideration to any third party; provided that if Sellers or their Affiliates have the right to grant a license or other rights or immunities to Buyer and its Affiliates under any Intellectual Property that is more limited than required by the license or other grants set forth in this Agreement, then such Intellectual Property will nonetheless be deemed “Licensable” to the maximum extent possible.
“Lien” means, with respect to any property or asset, any mortgage, pledge, security interest, encumbrance, conditional sale or other title retention agreement or security arrangement, collateral assignment, lien, charge, hypothecation, infringement, deed of trust, right of way, encroachment, easement, preemptive right, right of first refusal or offer, option, restrictive covenant, license, assignment, equitable interest, community property interest, restriction on transfer or sale, defect in title or any other restriction of a similar kind or any adverse right or interest or claim of a similar nature in or on such property or asset (whether real, personal or mixed, tangible or intangible, and including any restriction on (i) the voting of any security or the transfer of any security, property or other asset, (ii) the receipt of any income derived from any property or asset, (iii) the use of any property or asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any property or asset).
“Licensed-Back Intellectual Property” means any Intellectual Property transferred to Buyer pursuant to this Agreement that is necessary or useful for the performance of any obligations under, or the continued support or service of, any customer Contract listed on Schedule 2.01(a)(iv)(A) that is in effect as of the Closing Date and that has not, as of the Closing Date, been assigned to Buyer.
“Local Transfer Agreement” means, with respect to each Foreign Seller, one or more short-form agreements for the purpose of implementing the transfer to Buyer or a Buyer Designee of the Purchased Assets and the Transferred Employees (if applicable) and the assignment and assumption of the Assumed Liabilities located outside of the United States, in substantially the forms attached hereto as Attachment VIII, with such changes in one or more jurisdictions as are necessary (a) to comply with local Applicable Law where the Purchased Asset is located and (b) to adapt the agreement to the particular circumstances of the relevant foreign operations and are not inconsistent with this Agreement or the other Transaction Documents.
“Losses” means, collectively, any and all losses, debts, obligations and other Liabilities, Taxes, claims, demands, deficiencies, diminutions in value, causes of action, damages, interest, awards, judgments, assessments, fines, fees, penalties, costs and expenses, including reasonable and documented costs, fees and expenses of attorneys, accountants, experts, consultants and similar advisors, in each case that may be imposed, or otherwise incurred or suffered.
“Marks” means all trademarks (registered or unregistered), service marks, domain names, trade dress, trade names, logos, corporate names and any other indicia of source or origin, and registrations and applications for registration of any of the foregoing, together with all of the goodwill associated therewith.
“Material Adverse Effect” means any change, effect, circumstance, state of facts, event, occurrence or development (collectively, each an “Effect”) that, when taken individually or in the aggregate with all other Effects, (x) has, has had or would reasonably be expected to have a material adverse effect on the Business, assets, Liabilities, condition (financial, legal or otherwise) or results (present or future) of operations of the Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (y) would prevent or materially impair, impede or delay (or affect financially, legally or otherwise), Parent’s or any other Seller’s ability to perform its obligations under this Agreement and the other Transaction Documents, taken as a whole, or to consummate the Contemplated Transactions on a timely basis; provided, however, that none of the following in and of itself, or in any combination, shall constitute a Material Adverse

Effect, nor shall any of the following be taken into account in determining whether a Material Adverse Effect has occurred: (i) any Effect to the extent attributable to the announcement or pendency of the Contemplated Transactions (including any reduction in revenues, any disruption in customer, supplier, distributor, partner, licensing or similar relationships or any loss of employees), or to Buyer’s announcement or other disclosure of its plans or intentions with respect to the operation of the Business; solely to the extent Parent demonstrates such effect to have so resulted from such announcement; (ii) general business, economic or political conditions, or events, circumstances, changes or conditions affecting the financial, credit or securities markets, including changes in interest rates or foreign exchange rates, and including any such event, circumstances, changes or conditions arising from or related to unforeseeable events of the COVID-19 outbreak as of the Closing Date; (iii) any change, effect, event, occurrence, state of facts or development that generally affects the industries or segments thereof in which the Business operates, including any change in regulatory conditions or change in Applicable Laws or changes in the interpretation of such regulatory conditions or Applicable Laws by Governmental Authorities; (iv) any change in the market price, credit rating or trading volume of shares of Parent’s common stock on the New York Stock Exchange or any change affecting the ratings or the ratings outlook for Parent; (v) any Effect resulting from the taking of any action required or permitted by, or the failure to take any action prohibited by, this Agreement (including any reduction in revenues, any disruption in customer, supplier, distributor, partner, licensing or similar relationships or any loss of employees); (vi) any failure to meet estimates, projections, budgets or forecasts; (vi) any change in accounting requirements or principles required by GAAP or required by any change in Applicable Laws and any restatement of financial statements as a result thereof or public announcement related thereto; (vii) any strikes, slowdowns, lockouts or work stoppages (pending or threatened); (viii) any acts of civil unrest, armed hostility, sabotage, terrorism, cyber-attack or war (whether or not declared), including any escalation or worsening thereof or any or declaration by a Governmental Authority of national emergency or war; or (ix) any flood, earthquake, hurricane or other natural disaster, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; provided, however, that the matters described in subclauses (ii) and (vi) - (ix) shall be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent such events, occurrences, facts, circumstances, developments, conditions, or changes, or any series of the foregoing, have a disproportionate impact on the Business relative to the other participants in the industry in which the Business operates generally.
“Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction applicable to the Business, the Purchased Assets or the Assumed Liabilities regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Net Working Capital” means, as of the date and time of determination (i) the sum of all Purchased Assets constituting “current” assets reflected on Schedule 1.01(a)(NWC) and subject to the methodologies with respect to “current” assets reflected thereon, minus (ii) the sum of all Assumed Liabilities constituting “current” liabilities reflected on Schedule 1.01(a)(NWC) and subject to the methodologies with respect to “current” liabilities reflected thereon, calculated, in the case of (i) and (ii), in accordance with the Accounting Principles, subject to any exceptions stated in Schedule 1.01(a)(NWC).
“Open Source Materials” means software or other material that is licensed pursuant to: (i) any license that is, as of the Agreement Date, approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (ii) any license under which software or other materials are distributed or licensed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), and the Apache License).
“Order” means any order, writ, judgment, injunction (whether preliminary or permanent), temporary restraining order, subpoena, verdict, determination, decree, stipulation, decision, determination or award entered, promulgated, issued, made, or rendered by any court, administrative agency, arbitrator, mediator or other Governmental Authority or tribunal.
“Parent Fundamental Representations” means Section 3.01 (Existence and Power of Sellers), Section 3.02 (Authority and Enforceability), and Section 3.17 (Brokers Fees).
“Permits” means all permits, licenses, authorizations, registrations, concessions, grants, franchises, certificates, waivers, variances and approvals issued by any Governmental Authority.
“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments or other governmental charges or levies that (A) are not yet due or delinquent or (B) are being contested in good faith by appropriate Proceedings; (ii) statutory Liens or landlords’, carriers’, workmen’s, warehousemen’s, repairmen’s, mechanic’s, suppliers’, materialmen’s, or other like Liens arising in the ordinary course of business with respect to amounts not yet due or overdue for a period of sixty (60) days or amounts being contested in good faith by appropriate Proceedings; (iii) with respect to the Leased Real Property, any Liens that do not, individually or in the aggregate, materially impair the use of such Leased Real Property for its current use; (iv) non-exclusive rights and licenses granted to others in Intellectual Property in the ordinary course of business; (v) zoning, building and other similar generally applicable restrictions by a Governmental Authority that are not violated, individually or in the aggregate, by the current use by any of the Sellers of any of the Leased Real Property; (vi) Liens arising out of, under or in connection with the Credit Facility, this Agreement or the other Transaction Documents; or (vii) the Back-License.
“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other partnership, entity or organization (whether or not incorporated), including a Governmental Authority or any department or agency thereof.

“Personal Information” means any information (i) that identifies or could be used to identify an individual, and (ii) to the extent not covered by the foregoing (i), that is defined as “personal data,” “personally identifiable information,” “personal information” or any similar term under any Information Privacy and Security Laws or the Business’s own written policies.
“Post-Closing Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
“Pre-Closing Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
“Pre-Closing Period Tax Contest” has the meaning set forth in Section 7.04(g).
“Proceeding” means any governmental, judicial or adversarial proceeding (public or private), action, suit, claim, charge, complaint, audit, inquiry, hearing, subpoena, litigation, arbitration or investigation, conducted or heard by or before any Governmental Authority or any arbitrator or mediator.
“Release” means any emission, spill, seepage, migration, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal or release of Hazardous Substances from any source into, upon or through the indoor or outdoor environment.
“Representatives” means, with respect to a Person, each Person that is (i) a Subsidiary or other Affiliate of such Person; or (ii) a director, officer, attorney, accountant, employee, advisor consultant, banker or agent or representative of such Person or any of such Person’s Subsidiaries or other Affiliates.
“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.
“Retained Customer Agreement” means any Business customer agreement that is in effect as of the Closing Date and that has not, effective as of the Closing, been assigned to Buyer.
“Sanctioned Jurisdiction” means, all countries or territories that are the subject or target of comprehensive territorial U.S., United Nations Security Council, European Union, European Union member state or Her Majesty’s Treasury of the United Kingdom Sanctions.
“Sanctioned Person” means any Person or Governmental Authority that is the target of Sanctions, including (a) any Person named on any Sanctions-related list of sanctioned Persons maintained by the government of the United States, including the Specially Designated Nationals and Blocked Persons List, the Foreign Sanction Evaders List, and the Sectoral Sanctions Identifications List maintained and enforced by the Office of Foreign Assets Control as well as sanctions lists maintained by the United Nations, the European Union, any European Union

member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Jurisdiction, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons identified in clause (a) or (b).
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the government of the United States (including through the Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other Governmental Authority.
“Seller Disclosure Schedules” means the Disclosure Schedules of Parent relating to this Agreement.
“Seller Licensed IP” has the meaning set forth in Section 7.13(b).
“Seller Names and Seller Marks” means all names or Marks of any of the Sellers, or any of their Affiliates, excluding any names or Marks that (a) use or contain the “EtaPRO” name, symbol or logo, or (b) are listed on Schedule 2.01(a)(ii).
“Seller Proprietary Information” means all confidential, proprietary and other non-public information relating to any Seller, any of their Affiliates, or any of their businesses, operations, affairs, financial information or prospects, internal governance or Proceedings, including technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data and computer software programs, whether or not marked with a restrictive legend of any Seller or any of their Affiliates, and any other data, information or documentation marked with a restrictive legend of any Seller or any of their Affiliates; provided that “Seller Proprietary Information” shall not include any Transferred Proprietary Information.
“Seller Related Party” means: (a) any officer, director, shareholder or Affiliate of a Seller; (b) any immediate family member of any Person in the foregoing clause (a); and (c) any other Person controlled, directly or indirectly, by one or more of the foregoing Persons; provided that foregoing shall not include any Person that owns a passive equity interest in Parent as a result of the trading of its securities on the New York Stock Exchange, any of such Person’s immediate family members or any of such Person’s Subsidiaries or other controlled Affiliates.
“Sellers” means Parent and the Foreign Sellers; provided, that any references to “Sellers” herein shall mean all of the Sellers collectively and any one of them, individually.
“Specified Business Conduct Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Brazilian Anti-Bribery Law (Law No. 12,846/2013), the Brazilian Public Improbity Act (Law No. 8,429/1992) and other anticorruption laws applicable to the Business; (ii) all applicable antiboycott laws; (iii) all laws relating to government procurement and contracting, including the False Claims Act; (iv) all laws relating to money laundering, including relevant reporting and recordkeeping requirements; (v) all laws relating to domestic bribery and corruption, government relations, or lobbying applicable to

Parent and its Affiliates; and (vi) all applicable laws and rules relating to U.S. security clearances including the National Industrial Security Program Operating Manual, to the extent applicable to Parent and its Affiliates.
“Straddle Period” means any Tax period that includes but does not end on the Closing Date.
“Straddle Period Tax Contest” has the meaning set forth in Section 7.04(g).
“Subsidiary” means any Person (a) in which a Person (directly or indirectly, beneficially or of record) owns an amount of securities, or other ownership interests having voting power, to elect at least a majority of the board of directors or other governing body or persons performing similar functions of such Person; (b) in which a Person (directly or indirectly, beneficially or of record) owns fifty percent (50%) or more of the equity interests, beneficial interests or financial interests; or (c) that is otherwise, directly or indirectly, controlled by a Person, including entitlement by Contract, or otherwise, to elect appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Target Net Working Capital” means One Million Dollars ($1,000,000).
“Tax Authority” means the United States Internal Revenue Service and/or any other Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means all returns (including information returns), forms, filings, claims for refund, declarations or reports regarding Taxes, including any attachment or schedule thereto and including any amendment thereof, in each case, filed or required to be filed with any Tax Authority.
“Taxes” means any and all taxes, including all gross receipts, income, sales, use, ad valorem, value added, capital stock, transfer, franchise, registration, license, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, estimated, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum and property taxes, together with any related interest, fines, penalties, and additions to tax.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Intellectual Property Assignment Agreement, the Local Transfer Agreements, the Employer Substitution Agreement, the Amherst Sublease Assignment Agreement, the Danish Lease Assignment Agreement and any other document, certificate, Contract, or deliverable executed by Parent or Buyer (or their applicable Affiliates) that is expressly identified as a “Transaction Document” hereunder, and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.
“Transferred Proprietary Information” means all confidential or proprietary information, including technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, Business Proprietary Software and other computer software programs (in each case, whether or not patentable) that (i) has been developed by or on behalf of Seller or its Affiliates and (ii) is used or held for use primarily in connection with, the Business (in each case, as between the Business, on the one hand, and the Sellers’ and their Affiliates’ retained businesses (including the Excluded Businesses), on the other hand). For the avoidance of doubt, the entire code base of the Business Proprietary Software (in source and object code form) constitutes “Transferred Proprietary Information.”
“Treasury Regulations” means the rules and regulations promulgated by the United States Department of Treasury under the Code.
“UK Subsidiary” means GP Strategies Limited.
(b)    Each of the following terms is defined on the Page set forth opposite such term:
Term    Page

Accounting Principles    1
Active Employee    78
Affiliate    1
Agreement    1
Agreement Date    1
Allocation Schedule    37
Amherst Former Landlord    2
Amherst Landlord    2
Amherst Sublease    2
Amherst Sublease Assignment Agreement    28
Antitrust Laws    2
Applicable Law    2
Asset Taxes    2
Assigned Contracts    21
Assumed Liabilities    24
Back-License    84
Backlog    2
Base Price    3
Bill of Sale, Assignment and Assumption Agreement    28
Brazil Matter    3
Business    3
Business Data    84
Business Day    3
Business Employee    3
Business Employee List    51
Business Employee Plan    3

Business Field    3
Business Intellectual Property    20
Business Permits    44
Business Proprietary Software    3
Business Registered IP    47
Buyer    1
Buyer Closing Certificate    88
Buyer Confidential Information    65
Buyer Designee    38
Buyer Fundamental Representations    4
Buyer Indemnified Parties    89
Buyer Portion    21
Calculation Time    4
Cash    4
CBAs    52
CFIUS    4
CFIUS Clearance    4
Change of Control Bonuses    4
Claim Notice    90
Closing    26
Closing Date    27
Closing Purchase Price    27
Code    4
Collateral Source    93
Colombian Subsidiary    2, 4, 15
Commercial Software    4
Confidentiality Agreement    4
Contemplated Transactions    5
Contract    5
COVID-19    5
Credit Facility    5
Customs & Trade Laws    5
Danish Landlord    5
Danish Lease    5
Danish Lease Assignment Agreement    28
Danish Subsidiary    5
Dispute Period    91
Disputed Items    31
Dollars or $    99
DPA    6
Effect    10
Employee Plans    6
Employer Substitution Agreement    81
Environmental Laws    6
Environmental Permits    6

ERISA    6
Escrow Agent    6
Escrow Agreement    28
Escrow Period    37
Estimated Balance Sheet    27
Estimated Closing Statement    27
Estimated Excess Amount    27
Estimated Net Working Capital    27
Estimated NWC Calculation    27
Estimated Purchase Price Adjustment    28
Estimated Shortfall Amount    27
Excess Amount    33
Excluded Assets    23
Excluded Businesses    6
Excluded Liabilities    25
Expiration Date    88
Final Allocation Schedule    37
Final Closing Net Working Capital    33
Financial Statements    6
Foreign Seller    6
Foreign Sellers    6
Fundamental Representations    6
GAAP    6
General Cap    89
Governmental Authority    7
Hazardous Substances    7
Hogan Lovells    77
HSR Act    7
Inactive Employee    78
Indebtedness    7
Indemnification Claim    7
Indemnified Parties    89
Indemnified Party    90
Indemnifying Party    90
Indemnity Escrow Account    29
Indemnity Escrow Amount    8
Indemnity Escrow Funds    8
Independent Firm    31
Information Privacy and Security Laws    8
Infringe    8
Infringement    8
Intellectual Property    8
Intellectual Property Assignment Agreement    28
Intended Treatment    34
Interim Financial Statement    8

Interim Financial Statement Date    8
Inventory    22
IRS    8
IT Systems    50
Key Employees    8
Knowledge    8
Labor Organization    52
Leased Real Property    9
Liability    9
Licensable    9
Licensed Marks    85
Licensed-Back Intellectual Property    9
Lien    9
Local Transfer Agreement    9
Losses    10
Marks    10
Material Adverse Effect    10
Material Contract    94
Material Contracts    41
Migration Plan    84
Mini-Basket    89
Money Laundering Laws    11
Net Working Capital    11
Netted Amount    93
New Plans    79
New York Courts    100
Non-Assignable Assets    33
Notice of Disagreement    31
Open Source Materials    11
Order    11
Organizational Documents    40
Parent    1
Parent Fundamental Representations    11
Parties    1
Party    1
Pending Contract    34
Permits    11
Permitted Liens    11
Person    12
Personal Information    12
Post-Closing Period    12
Pre-Closing Period    12
Pre-Closing Period Tax Contest    12
Principal Customers    55
Principal Vendors    56

Proceeding    12
Proposed Closing Net Working Capital    30
Proposed Closing Statement    30
Purchase Price    27
Purchased Accounts Receivable    21
Purchased Assets    20
Real Property Leases    20
Release    12
Released Claims    102
Released Parties    101
Releasing Party    101
Replacement Contract    35
Representatives    12
Restricted Business    67
Restricted Person    12
Retained Customer Agreement    13
Sanctioned Jurisdiction    13
Sanctioned Person    13
Sanctions    13
Seller Closing Certificate    87
Seller DC Plan    80
Seller Disclosure Schedules    13
Seller Indemnified Parties    89
Seller Licensed IP    13
Seller Names and Seller Marks    13
Seller Proprietary Information    13
Seller Related Party    13
Sellers    14
Settlement    91
Shared Contracts    21
Shortfall Amount    33
Specified Business Conduct Laws    14
Straddle Period    14
Straddle Period Tax Contest    14
Subsidiary    14
Survival Period    88
Target Net Working Capital    14
Tax Authority    14
Tax Contest    74
Tax Returns    14
Taxes    14
Termination Date    95
Third Party Claim    90
Third Party Proprietary Information    36
Threshold    89

TOGC    76
Trademark Assignment Agreement    28
Transaction Documents    14
Transfer Consent    33
Transfer Taxes    75
Transferred Books and Records    22
Transferred Employee    78
Transferred Proprietary Information    15
Transition Services Agreement    28
Treasury Regulations    15
Trojan horse    49
VAT    75
WARN Act    80

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES
Section 2.01    Purchase and Sale of the Purchased Assets.
(a)    Purchased Assets. Subject to the terms and conditions set forth in this Agreement, and subject to the exclusions set forth in Section 2.01(b) and the requirements of Section 2.05(g)(i), the Parties agree that, at the Closing and effective on the Closing Date, among other things, Parent shall sell, convey, assign, transfer and deliver, and shall cause the other applicable Sellers to sell, assign, transfer, convey and deliver, to Buyer, free and clear of all Liens other than Permitted Liens, and Buyer shall purchase, acquire and accept from the applicable Sellers, all of such Sellers’ right, title and interest in, to and under all of the assets, properties, claims, and rights primarily used or held for use by any Seller or any of their Affiliates in the Business of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located and in all applicable worldwide jurisdictions, whether or not reflected on the books and records of the Sellers, including but not limited to all of the assets, properties, claims and rights of the types set forth below, as the same shall exist immediately prior to the Closing Date (the “Purchased Assets”). Without prejudice to the generality of the foregoing, the Purchased Assets include, but are not limited to:
(i)    the leasehold, subleasehold, license or other occupancy interests of any of the Sellers under the leases, subleases, licenses or other occupancy agreements (including all modifications, amendments, extensions, renewals, guaranties and other agreements with respect thereto) listed on Schedule 2.01(a)(i) (the “Real Property Leases”), including any security deposits or other deposits delivered in connection with any of the Real Property Leases;
(ii)    all Intellectual Property owned by Sellers that is used or held for use primarily in connection with the Business, including the Intellectual Property embodied in the Transferred Proprietary Information (including the Business Proprietary

Software) or listed on Schedule 2.01(a)(ii) (collectively, the “Business Intellectual Property”), together with (A) all rights of Sellers to sue at law or in equity for any past, present or future Infringement thereof, including the right to receive all proceeds, royalties and damages therefrom, all rights of priority, and all rights to obtain registrations, renewals, continuations, divisions or other extensions of legal protections pertaining thereto, and (B) all goodwill connected therewith and symbolized thereby;
(iii)    other than Intellectual Property and rights and interests therein (which shall constitute Purchased Assets only to the extent set forth in Section 2.01(a)(ii)), all tangible personal property, including machinery, furniture, fixtures, office equipment, supplies, computers, laptops, printers, tablets, telephones, mobile phones and other communications equipment, in each case that is owned or leased by Sellers and used or held for use in the Business, whether located at as of the Closing Date at any of the Leased Real Property, at a Transferred Employee’s home office or otherwise;
(iv)    all rights and claims of Sellers (or of any of its Affiliates) in, to and under the following (together with the Real Property Leases, collectively, the “Assigned Contracts”): (A) Contracts for products and services of the Business with customers of the Business and all outstanding purchase orders relating to such Contracts (exclusive of the Shared Contracts), including those Contracts listed on Schedule 2.01(a)(iv)(A); (B) supply or vendor Contracts for products, materials and/or services primarily used in the Business, including those listed and identified on Schedule 2.01(a)(iv)(B); (C) leases with vendors for equipment used primarily in the Business; (D) all distributor, agent, partner, representative and other similar Contracts used primarily in the Business, including those listed on Schedule 2.01(a)(iv)(D) and all outstanding purchase orders relating thereto; and (E) all other Contracts primarily related to the Business and to which at least one of the Sellers is a party, including those identified on Schedule 2.01(a)(iv)(E), but, for the avoidance of doubt, in all cases excluding such rights under (x) this Agreement and any other Transaction Documents entered into by the Sellers with Buyer in connection with the Contemplated Transactions, and (y) Contracts between Sellers and any Affiliate of Sellers;
(v)    certain rights and obligations under certain Contracts as described on Schedule 2.01(a)(v) hereto (the “Shared Contracts”) to the extent related to the Business; provided that such Contracts shall be only partially assigned and transferred to Buyer (the portion of each Shared Contract to be transferred to Buyer in accordance with Schedule 2.01(a)(v), (the “Buyer Portion”);
(vi)     (A) all trade accounts receivable and other rights to payment from customers of the Business (to the extent such trade accounts receivable and other rights to payment arise from products or services of the Business) and the full benefit of all security for such accounts or rights to payment, (B) all other accounts or notes receivable of the Business and the full benefit of all security for such accounts or notes and (C) any claim, remedy or other right related to any of the foregoing (but, for the avoidance of doubt, excluding any Tax receivables for which a Tax Authority is the obligor) (the “Purchased Accounts Receivable”);
(vii)    all expenses, including lease and rental payments, that have been prepaid (excluding any Taxes which have been prepaid to a Tax Authority), to the extent relating primarily to the operation of the Business, prior to the Closing Date;
(viii)    all databases, servers and related equipment primarily used in the Business;
(ix)    all Transferred Proprietary Information;
(x)    to the extent legally assignable under Applicable Law, all Permits (including applications for issuance or renewal thereof and application materials in process) owned by or granted to, or held or used by, Sellers and primarily related to the Business;
(xi)    all inventories of raw materials, work-in-process, finished goods and packaging materials (whether in the Sellers’ possession, held by third parties on consignment or as bailee or in transit as of the Closing Date) primarily related to or used in the Business (collectively, “Inventory”);
(xii)    any and all rights and claims, causes of action, defense and rights of offset or counterclaims relating to the Purchased Assets or the Business, including but not limited to all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Sellers (or any of their Affiliates) in relation to any of the Purchased Assets or otherwise for the benefit of the Business;
(xiii)    all goodwill associated, or arising in connection, with the Business or any of the Purchased Assets;
(xiv)    to the extent not prohibited under Applicable Law, all books, records, files and papers, whether in hard copy or computer format, used primarily in the Business, including books of account, invoices, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, policies used in connection with the Business, documentation developed or used for accounting, marketing, or any other purpose, in each case, relating primarily to the conduct of the Business (the “Transferred Books and Records”); provided, that, for the avoidance of doubt, (1) Sellers will be entitled to retain copies of any materials that any Seller deems reasonably necessary for its human resources, accounting, tax, legal or other reasonable business purposes (which business purposes, for the avoidance of doubt, shall not include use in connection with any Restricted Business), (2) the Purchased Assets set forth in this Section 2.01(a)(xiv) shall not include any personnel and employment records of the Transferred Employees and (3) to the extent any such books, records, files and papers are maintained in systems used by

Seller pursuant to agreements that are for the benefit of Sellers’ business generally, this Section 2.01(a)(xiv) shall not create any obligation of any Seller to provide Buyer with access to such systems; provided, that Sellers shall still be obligated to provide Buyer with copies of such books, records, files and papers but may, in their sole discretion, redact from such copies any information related to the Excluded Businesses, Excluded Liabilities or Excluded Assets;
(xv)    any assets relating to any Employee Plans, to the extent attributable to Liabilities thereunder that must be assumed by Buyer or its Affiliates pursuant to Applicable Laws; and
(xvi)    any assets, properties, claims, and rights that are set forth on Schedule 2.01(a)(xv).
(b)    Excluded Assets. Notwithstanding anything to the contrary herein, the Purchased Assets shall not include Sellers’ (or their Affiliates’) right, title and interest in, to and under all of the assets, properties, claims and rights primarily used or held for use by the Sellers (or their Affiliates) in the Excluded Businesses, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located and in all applicable worldwide jurisdictions, whether or not reflected on the books and records of Sellers, including but not limited to all of the assets, properties, claims and rights of the types set forth below, but in each case only to the extent not expressly Purchased Assets pursuant to Section 2.01(a) (the “Excluded Assets”), which shall be excluded from the Purchased Assets and retained by Sellers and their Affiliates:
(i)    all Cash of Sellers and their Affiliates (other than Cash collected by a Seller after the Closing Date due to the collection of Purchased Accounts Receivable or other current assets validly transferred to Buyer pursuant to this Agreement);
(ii)    all Contracts to which any Sellers are a Party that are not Assigned Contracts;
(iii)    copies of all original books and records that Sellers or any of their Affiliates are required to retain pursuant to any Applicable Law, or that contain information relating to any business or activity of Sellers or any of their Affiliates not forming a part of the Business, or any employee of Sellers or any of their Affiliates who is not a Transferred Employee, including, for the avoidance of doubt, the electronic or record management files and systems used by Sellers to maintain such books and records, except, in each case, for those items described in Section 2.01(a)(xiv);
(iv)    all rights to Tax refunds, credits and similar benefits (arising from or attributable to Pre-Closing Periods) and all prepaid Taxes arising from or with respect to the Purchased Assets prior to or on the Closing Date or arising from or with respect to the operations of the Business for any Pre-Closing Period;
(v)    all Tax Returns of Sellers or any of their Affiliates;

(vi)    all rights, title and interests of Sellers and their Affiliates in all real property, except the rights, title and interests of any of the Sellers in, to and under any of the Real Property Leases, including any security deposits or other deposits delivered in connection with any of the Real Property Leases;
(vii)    all rights and claims of Sellers and their Affiliates under any of the Transaction Documents and the agreements and instruments delivered to Sellers and their Affiliates by Buyer pursuant to any of the Transaction Documents;
(viii)    all capital stock or any other securities of Sellers and their Affiliates or any other Person;
(ix)    all Intellectual Property (other than the Business Intellectual Property and Transferred Proprietary Information), including all Commercial Software, and all rights to sue at law or in equity for any past, present or future Infringement thereof, including the right to receive all proceeds, royalties and damages therefrom, all rights of priority, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;
(x)    the assets relating to Employee Plans, except to the extent otherwise provided in Section 2.01(b)(x);
(xi)    the Excluded Businesses and all assets and properties owned, licensed or otherwise used in connection with the Excluded Businesses, in each case only to the extent not expressly included as a Purchased Asset pursuant to Section 2.01(a);
(xii)    Sellers’ and their Affiliates’ rights, title and interests in, to and under (A) the Shared Contracts, other than, subject to Section 2.05(g)(i), the Buyer Portion, and (B) any Contracts between any Seller, on the one hand, and any other Seller or Seller Related Party, on the other hand;
(xiii)     (A) all records and reports prepared or received by Sellers or any of their Affiliates in connection with the sale of the Business or the transactions contemplated hereby, including all analyses relating to the Business or Buyer so prepared or received, (B) all confidentiality agreements with prospective purchasers of the Business or any portion thereof and (C) all privileged communications and all privileged materials, documents and records (other than all or portions of such communications and privileged materials, documents and records relating primarily to the Business);
(xiv)    all insurance policies of Sellers and all rights of any nature with respect thereto and all rights to applicable claims and proceeds thereunder;
(xv)    all nontransferable Permits;
(xvi)    the Credit Facility;

(xvii)    the Seller Names and Seller Marks, together with any Contracts to the extent granting rights to use the same; and
(xviii)    all Seller Proprietary Information.
(c)    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, and subject to the exclusions set forth in Section 2.01(d) and the requirements set forth in Section 2.05(g)(i), Buyer shall, effective as of the Closing Date, assume and thereafter timely pay, discharge and perform, or cause to be paid, in accordance with their terms, the Assumed Liabilities. The “Assumed Liabilities” are the following Liabilities, to the extent arising following the Closing Date and in each case to the extent such Liabilities do not arise out of events, circumstances or actions occurring or existing prior to the Closing (it being understood that obligations to perform under any Assigned Contract after the Closing Date shall be Assumed Liabilities notwithstanding whether such Assigned Contract was entered into or partially performed prior to the Closing Date) or included as a current liability in the determination of Net Working Capital in accordance with Schedule 1.01(a)(NWC):
(i)    all Liabilities arising under or related to the Assigned Contracts, but only to the extent such Liabilities thereunder are required to be performed or are incurred after the Closing Date (and excluding any Liabilities relating to or arising out of such Purchased Contracts as a result of: (A) any breach of such Assigned Contracts occurring prior to and including the Closing Date; (B) any violation of Applicable Law, breach of warranty, tort or Infringement occurring on or prior to the Closing Date; or (C) any related Proceedings arising or relating to matters before and including the Closing Date);
(ii)    all Liabilities arising out of or relating to services provided or products sold, serviced or repaired in connection with the Business;
(iii)    all Liabilities arising out of Indebtedness related to the Real Property Leases, to the extent falling within clause (f) of the definition of Indebtedness and due and owing following the Closing Date, and all other Liabilities arising post-Closing from the Real Property Leases;
(iv)    all Liabilities arising out of the employment of the Transferred Employees after the Closing Date, including any Liabilities that arise or accrue under the WARN Act following the Closing; and
(v)    all Liabilities incurred, accrued or arising in connection with the conduct or operation of the Business or the use, ownership, exploitation or discharge (or failure to discharge) of the Purchased Assets or Assumed Liabilities.
(d)    Excluded Liabilities. Neither the Buyer nor any of its Affiliates shall assume or become responsible to pay, perform or discharge any Liabilities of the Sellers or any of their respective Affiliates (or any predecessor of the foregoing or any prior owner of all or part of the Business or the Purchased Assets) of any kind or nature, other than the Assumed

Liabilities (the “Excluded Liabilities”). Without prejudice to the generality of the foregoing, the Excluded Liabilities include:
(i)    all Liabilities and obligations to the extent related to or arising out of the Excluded Assets;
(ii)    all Liabilities (other than obligations to perform) arising out of or relating to any Purchased Assets, in each case to the extent arising prior to the Closing Date or primarily relating to events, circumstances or actions occurring prior to the Closing Date, except as otherwise expressly stated in this Agreement or any other Transaction Document;
(iii)    all Liabilities in respect of any threatened or pending Action in respect of the operation of the Business or the Purchased Assets, in each case, to the extent arising prior to the Closing Date or relating to events, circumstances or actions occurring, or existing solely, prior to the Closing Date;
(iv)    all Liabilities for which Sellers are responsible pursuant to the terms of this Agreement or the Transaction Documents;
(v)    all Liabilities of Sellers or their Affiliates for any Indebtedness of Sellers (other than Permitted Liens and the types of Indebtedness set forth under clauses (f) and (h) of such definition, in each case, to the extent Assumed Liabilities hereunder); provided, however, if such Indebtedness arises out of the Purchased Assets, then only to the extent it is due and owing prior to the Closing Date;
(vi)    all Liabilities for income Taxes of Sellers;
(vii)    all Liabilities for Asset Taxes of Sellers for a Pre-Closing Period pursuant to Section 7.04(a);
(viii)    all Liabilities, whether arising prior to, on or following the Closing, in any way attributable to the employment by Seller or its Affiliates of any employees who do not become Transferred Employees;
(ix)    all Liabilities in any way attributable to the employment of the Transferred Employees as of or prior to the Closing unless included as a current liability in the determination of Net Working Capital in accordance with Schedule 1.01(a)(NWC);
(x)    except as expressly provided in Section 7.07 or as may be required by Applicable Law, all Liabilities in respect of any Employee Plan;
(xi)    all Liabilities in respect of any threatened or pending Action in respect of the operation of the Business or the Purchased Assets, in each case, to the extent arising prior to the Closing Date or relating to events, circumstances or actions occurring, or existing solely, prior to the Closing Date;

(xii)    all Liabilities of any Seller or any of their respective Affiliates to pay rents and other sums due relating to any such Person’s ownership or occupation of the Leased Real Property prior to the Closing Date;
(xiii)    any Liabilities relating to, arising out of and in connection with the Brazil Matter;
(xiv)    any Liabilities relating to Change of Control Bonuses; and
(xv)    all Liabilities and obligations, whether presently in existence or arising after the Agreement Date, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, agent, attorney or other intermediary or advisor, to the extent such Person is employed or engaged by Seller in connection with the Contemplated Transactions.
Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 390 Madison Avenue, New York, NY 10017 (or remotely via the exchange of documents in electronic or PDF format or by facsimile) at 9:00 a.m., Eastern Time, on the date that is the fifth (5th) Business Day following the satisfaction or waiver (by the Party entitled to waive each such condition) of the conditions set forth in Article VIII hereof (other than those conditions that by their terms or nature are to be performed or satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions) or at such other time and place as the Parties may agree (the “Closing Date”). Notwithstanding anything herein to the contrary, at the election of either Buyer or Parent, Buyer and Parent shall cause the Closing to occur on the first Business Day of the month immediately following the date on which Closing would otherwise be required to occur pursuant to the first sentence of this Section 2.02. The Closing shall be deemed effective as between the Parties as of the opening of business in the relevant jurisdiction where Purchased Assets and Assumed Liabilities are located on the Closing Date.
Section 2.03    Purchase Price; Estimated Adjustment at Closing.
(a)    Subject to the terms and conditions of this Agreement, at the Closing Date, Buyer shall pay and deliver (or cause to be paid and delivered) to Parent, solely in the form of cash, an amount, in the aggregate, equal to the Closing Purchase Price (the “Closing Purchase Price”) as determined in accordance with Section 2.03(c). The Closing Purchase Price plus (x) the Excess Amount, if any, and minus (y) the Shortfall Amount, if any, shall be the “Purchase Price.” For the avoidance of doubt, any purchase price amount stated in any Local Transfer Agreement is included in the Purchase Price and is not payable in addition to the Purchase Price.
(b)    No earlier than ten (10) and no later than five (5) Business Days prior to the Closing Date, Parent will deliver to Buyer (i) an estimated unaudited balance sheet of the Business as of the Calculation Time (the “Estimated Balance Sheet”) and (ii) its reasonably detailed calculation (the “Estimated NWC Calculation” and, together with the Estimated Balance Sheet, the “Estimated Closing Statement”) of estimated Net Working Capital of the Business as of the Calculation Time (the “Estimated Net Working Capital”), and the resulting Estimated

Purchase Price Adjustment, if any, in accordance with Section 2.03(c) below. The Estimated Net Working Capital shall be determined and prepared in a format consistent with the example set forth on Schedule 1.01(a)(NWC) and with the Accounting Principles, without giving effect to the consummation of the Contemplated Transactions or any event or action contemplated to occur at or after the Closing. Following delivery of the Estimated Closing Statement, the Parties shall reasonably and promptly cooperate in good faith (including providing reasonable access to applicable information, personnel and representatives) to resolve any disputes with respect to any items set forth on the Estimated Closing Statement; provided, however, that if any such dispute with respect to any such item cannot be resolved prior to the Closing Date, the amounts set forth for such item in the Estimated Closing Statement shall apply with respect to the payment in Section 2.03(a) (without prejudice to any rights of Parent and Buyer under this Agreement).
(c)    In the event that the amount of the Estimated Net Working Capital exceeds the Target Net Working Capital (the amount of such excess, the “Estimated Excess Amount”), then the “Closing Purchase Price” shall be deemed to be an amount equal to such Estimated Excess Amount, if any, plus the Base Price. In the event that the Estimated Net Working Capital is less than the Target Net Working Capital (the amount of such shortfall, the “Estimated Shortfall Amount”), then the “Closing Purchase Price” shall be deemed to be an amount equal to the Base Price minus such Estimated Shortfall Amount. In the event that the Estimated Net Working Capital is neither greater than the Target Net Working Capital nor less than the Target Net Working Capital, then the Closing Purchase Price shall be deemed to be an amount equal to the Base Price. The amount of such increase or decrease, if any, pursuant to this Section 2.03(c) will be referred to as the “Estimated Purchase Price Adjustment”.
Section 2.04    Closing Deliverables and Closing Actions.
(a)    At or prior to the Closing Date, Parent shall deliver, or cause to be delivered, to Buyer the following:
(i)    the Escrow Agreement, substantially in the form attached hereto as Attachment I (the “Escrow Agreement”), duly executed by Parent;
(ii)    the Transition Services Agreement, as mutually agreed between Buyer and Parent and substantially in the form attached hereto as Attachment II, which includes the schedule of transition services to be agreed upon in accordance with Section 7.15 (the “Transition Services Agreement”), duly executed by Parent;
(iii)    the Bill of Sale, Assignment and Assumption Agreement relating to the Purchased Assets, substantially in the form attached hereto as Attachment III (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by applicable Sellers;
(iv)    the Trademark Assignment Agreement, substantially in the form attached hereto as Attachment IV (the “Trademark Assignment Agreement”), duly executed by Parent;

(v)    the Intellectual Property Assignment Agreement, substantially in the form attached hereto as Attachment V (the “Intellectual Property Assignment Agreement”), duly executed by Parent;
(vi)    provided any applicable Transfer Consent is obtained, an instrument of assignment and assumption of the Amherst Sublease, substantially in the form attached hereto as Attachment VI or such other form as the Amherst Landlord requires that is reasonably acceptable to Parent and Buyer (the “Amherst Sublease Assignment Agreement”), duly executed by Seller;
(vii)    provided any applicable Transfer Consent is obtained, an instrument of assignment and assumption of the Danish Lease, substantially in the form attached hereto as Attachment VI or such other form as the Danish Landlord requires that is reasonably acceptable to the Danish Subsidiary and Buyer (the “Danish Lease Assignment Agreement”), duly executed by the Danish Subsidiary;
(viii)    a Local Transfer Agreement for each of Argentina, Canada, Colombia, Denmark, South Africa and the United Kingdom, duly executed by the applicable Foreign Seller that is party thereto;
(ix)    the Employer Substitution Agreement, duly executed by the Colombian Subsidiary;
(x)    the Transferred Proprietary Information (including complete and correct copies of all versions of the Business Proprietary Software that are currently in use by or on behalf of any Business customer and supported by a Seller or its Affiliates under the terms of a customer agreement (in object and source code form), or that have been developed or modified in the past twelve (12) months, and all user and technical documentation related thereto, in each case that are in Sellers’ or their Affiliates’ possession or control as of such delivery date);
(xi)    a certificate of good standing for Parent;
(xii)    the Seller Closing Certificate; and
(xiii)    a certificate from each Seller in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that such Seller is not a “foreign person” within the meaning of said regulations.
(b)    At or prior to the Closing Date, Buyer shall deliver, or cause to be delivered to Parent (but in the case of Section 2.04(b)(ii) only, the Escrow Agent) the following:
(i)    the Closing Purchase Price, minus an amount equal to the Indemnity Escrow Amount, by wire transfer of immediately available funds, to an account or accounts designated by Parent by written notice to Buyer, which notice shall be delivered at least ten (10) Business Days prior to the Closing Date;

(ii)    the Indemnity Escrow Amount, for deposit into an escrow account (the “Indemnity Escrow Account”) established pursuant to the Escrow Agreement, by wire transfer of immediately available funds, to an account or accounts designated by the Escrow Agent by written notice to Buyer, which notice shall be delivered at least ten (10) Business Days prior to the Closing Date;
(iii)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(iv)    the Trademark Assignment Agreement, duly executed by Buyer;
(v)    the Intellectual Property Assignment Agreement, duly executed by Buyer;
(vi)    the Transition Services Agreement, duly executed by Buyer;
(vii)    the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;
(viii)    provided any applicable Transfer Consent is obtained, the Amherst Sublease Assignment Agreement, duly executed by Buyer or a Buyer Designee;
(ix)    provided any applicable Transfer Consent is obtained, the Danish Lease Assignment Agreement, duly executed by the Buyer or a Buyer Designee;
(x)    a Local Transfer Agreement for each of Argentina, Canada, Colombia, Denmark, South Africa and the United Kingdom, duly executed by Buyer or a Buyer Designee;
(xi)    the Employer Substitution Agreement, duly executed by
Buyer; and
(xii)    the Buyer Closing Certificate.
Section 2.05    Post-Closing Purchase Price Adjustments.
(a)    Promptly following the Closing Date, but in no event later than ninety (90) days following the Closing Date, Buyer shall, at its expense, prepare and deliver, or cause to be prepared and delivered, to Parent, an unaudited statement (the “Proposed Closing Statement”) setting forth, in reasonable detail, Buyer’s calculation of the Net Working Capital of the Business as of the Calculation Time (the “Proposed Closing Net Working Capital”) and its estimate of the resulting Purchase Price. The Proposed Closing Statement shall be prepared, and the Proposed Closing Net Working Capital shall be calculated, in accordance the sample calculation of Net Working Capital set forth on Schedule 1.01(a)(NWC) and with the Accounting Principles, subject to any exceptions stated in Schedule 1.01(a)(NWC), without giving effect to the consummation of the Contemplated Transactions, any financing transactions in connection therewith, or any event or action which occurs at or after the Closing, and subject to any adjustments contemplated therein and shall be accompanied by reasonably detailed supporting documents for Buyer’s calculation of Proposed Closing Net Working Capital. To the extent that any Purchased Assets or Assumed Liabilities remain with any Seller following the Closing in accordance with the terms of Section 2.05(g)(i), such Purchased Assets or Assumed Liabilities shall be treated as having transferred to Buyer at Closing for purposes of this Section 2.05 and shall be accordingly reflected in the Proposed Closing Statement delivered by Buyer hereunder.
(b)    Buyer shall provide Parent and its Representatives and, if applicable, the Independent Firm, access to personnel and accountants and any books, records, documents and work papers reasonably requested, during normal business hours and upon reasonable notice, by Parent and its Representatives to the extent reasonably necessary in connection with Parent’s review of the Proposed Closing Statement, the Proposed Closing Net Working Capital or any resolution of any dispute with respect thereto; provided, however, that Buyer shall not be required to provide any such access or materials that would be reasonably expected to be subject to the attorney-client privilege and/or the attorney-work-product doctrine.
(c)    The Proposed Closing Statement and calculation of the Proposed Closing Net Working Capital and Buyer’s estimate of the Purchase Price (as set forth in the Proposed Closing Statement), shall be deemed final, conclusive and binding on the Parties in all respects on the earlier of (i) the date Parent notifies Buyer in writing of its acceptance of the Proposed Closing Statement and calculation of the Proposed Closing Net Working Capital and the Purchase Price (as set forth in the Proposed Closing Statement); or (ii) the 60th day following Parent’s receipt of the Proposed Closing Statement, unless Parent provides a Notice of Disagreement prior to such date in accordance with this Section 2.05(c). If Parent disputes the accuracy of the Proposed Closing Statement, setting forth the calculations of the Proposed Closing Net Working Capital and Buyer’s estimate of the Purchase Price, then Parent shall, within sixty (60) days of its receipt of the Proposed Closing Statement, provide written notice to Buyer of its disagreement (such notice, a “Notice of Disagreement”), specifying in reasonable detail the nature of any such disagreement, the line items and amounts of the Proposed Closing Net Working Capital that Parent disputes (the “Disputed Items”) and Parent’s own determination of the Proposed Closing Net Working Capital and estimated Purchase Price; provided, however, that if Parent reasonably and in good faith requests in writing additional materials or documents from Buyer within such sixty (60) day period that Parent describes as reasonably necessary to specify the detail required in a Notice of Disagreement, then Buyer shall promptly provide to Parent any such materials or documents and such sixty (60) day period shall be tolled until Parent receives responsive materials or documents. If a Notice of Disagreement is received by Buyer within sixty (60) days after Parent’s receipt of the Proposed Closing Statement, then (A) the Proposed Closing Net Working Capital amount and the Purchase Price (as described in clause (B) below) shall become final, conclusive and binding only upon the earlier of (1) the date that Parent and Buyer resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement; or (2) the date on which any disputed matters specified in the Notice of Disagreement (to the extent not previously resolved by Parent and Buyer in writing) are finally resolved through accounting arbitration in accordance with Section 2.05(d); and (B) the Final Closing Net Working Capital and the Purchase Price shall be deemed to be the amounts agreed to by Parent and Buyer in writing, or as resolved through accounting arbitration in accordance with Section 2.05(d), as the case may be.
(d)    If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 2.05(c), Parent and Buyer shall, during the thirty (30)-day period following such delivery, negotiate in good faith to resolve the Disputed Items. If, at the conclusion of such thirty (30)-day period, Parent and Buyer have not resolved all Disputed Items, then all Disputed Items remaining in dispute shall be submitted by Parent and Buyer for definitive resolution to BDO USA, LLP (the “Independent Firm”). The Independent Firm shall be engaged by Parent and Buyer no later than ten (10) Business Days following the conclusion of such thirty (30)-day period. Each of Parent and Buyer agrees to promptly execute, if requested by the Independent Firm, a reasonable engagement letter for the services to be provided by the Independent Firm and with respect to the determination to be made by the Independent Firm regarding such dispute in accordance with this Section 2.05(d). Promptly after joint engagement of the Independent Firm, the Parties shall provide the Independent Firm with a copy of this Agreement (including all Schedules hereto), the Accounting Principles, Buyer’s Proposed Closing Statement, and Parent’s Notice of Disagreement. Within fifteen (15) days of the engagement of such Independent Firm, each of Parent and Buyer shall deliver to the Independent Firm and to the other Party simultaneously a written submission of its final position with respect to each of the Disputed Items (which position may be different than the position set forth in the Proposed Closing Statement and the Notice of Disagreement, as the case may be, but may not be outside of the range of the positions set forth in Buyer’s Proposed Closing Statement and Seller’s Notice of Disagreement). Each Party shall thereafter be entitled to submit a written rebuttal to the other’s submission, which rebuttal shall be delivered to the Independent Firm and to the other Party simultaneously within thirty (30) days of the delivering Party’s initial submissions to the Independent Firm and to the other Party. The Independent Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either Party, but absent such a request neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Independent Firm or otherwise communicate with the Independent Firm. Without limiting the foregoing, in no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Firm without providing the other Party advance written notice and a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Independent Firm unless a copy of such submission is simultaneously provided to the other Party. The Independent Firm’s determination shall be limited to only those issues specified in the Notice of Disagreement duly and timely delivered pursuant to Section 2.05(c) and still in dispute at the end of the 30-day period following the delivery thereof and shall be based upon and consistent with the terms and conditions of this Agreement and with the undisputed portions of the Proposed Closing Statement. The determination by the Independent Firm shall be based on the written submissions (and any subsequent oral presentations) by Parent and Buyer with respect to the Disputed Items (to the extent consistent with the terms and conditions of this Agreement and the undisputed portions of the Proposed Closing Statement) and not on the Independent Firm’s independent review. In deciding any matter, the Independent Firm (i) shall make a determination consistent with the terms and conditions of this Agreement, including the definition of Net Working Capital and the

Accounting Principles, subject to any exceptions stated in Schedule 1.01(a)(NWC), and (ii) shall choose a value with respect to each such Disputed Item that is no less than the lesser of the values proposed for such Disputed Item by Parent and Buyer in their respective submissions to the Independent Firm, and no greater than the greater of the values proposed for such Disputed Item by Parent and Buyer in their respective submissions to the Independent Firm. All negotiations pursuant to this Section 2.05 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence. The Parties acknowledge and agree that the Independent Firm shall be functioning solely as an expert and not as an arbitrator. Parent and Buyer shall use commercially reasonable efforts to cause the Independent Firm to render its determination within thirty (30) days after submission of the Parties’ rebuttals, or as soon thereafter as possible, which determination shall be set forth in a written statement accompanied by reasonable supporting documentation delivered to Parent and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, absent manifest error by the Independent Firm. The determination of the Independent Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute. The fees and expenses of the Independent Firm shall be paid one-half by Seller and one-half by Buyer.
(e)    Until the Net Working Capital amount becomes final, conclusive and binding, each Party shall make available to the Independent Firm and the other Party its (and shall use reasonable best efforts to cause to be made available to the other Party its Representatives’) work papers, schedules and other supporting data (to the extent within the possession or control of such Party or its Representatives) as may reasonably be requested by the Independent Firm or such Party to enable such Person to verify the calculations set forth in the Proposed Closing Statement or the Notice of Disagreement, as the case may be, subject, to the extent any work papers, schedules or other supporting data of any independent accountants are so requested, to the execution by the requesting Person of any customary confidentiality or other agreements in favor of such accountants as may be required by such accountants; provided, however, that no Party shall be required to provide any materials pursuant to this Section 2.05(e) that would be reasonably expected to be subject to the attorney-client privilege or the attorney-work-product doctrine.
(f)    The final Net Working Capital of the Business as of the Calculation Time, as finally determined pursuant to this Section 2.05 (whether by agreement of Buyer and Parent or determination by the Independent Firm), is referred to herein as the “Final Closing Net Working Capital.”
(g)    Following the procedures set forth in this Section 2.05:
(i)    if the Final Closing Net Working Capital exceeds the Estimated Net Working Capital (the amount of such excess, the “Excess Amount”), then within ten (10) Business Days after the determination of the Final Closing Net Working Capital and designation in writing by Parent to Buyer of its account or accounts for payment, Buyer shall pay or cause to be paid to Parent an amount in Dollars equal to the Excess Amount; and

(ii)    if the Final Closing Net Working Capital is less than the Estimated Net Working Capital (the amount of such shortfall, the “Shortfall Amount”), then within ten (10) Business Days after the determination of the Final Closing Net Working Capital and designation in writing by Buyer to Parent of its account or accounts for payment, Parent shall pay to Buyer an amount in Dollars equal to the Shortfall Amount.
Section 2.06    Assignment of Certain Purchased Assets.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense, sublease or transfer or deliver to, or to have assumed by, Buyer, any Assigned Contract (including those of the Principal Customers or that also constitute Material Contracts), Permit or any of the other Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense, sublease, transfer or delivery, or assumption thereof, or entering into any such agreement or arrangement, without the consent of a third party (including any Governmental Authority) (any such consent, a “Transfer Consent”), would constitute a breach or other contravention thereof or a violation of Applicable Law, be ineffective with respect to any party thereto, or in any way materially and adversely affect the rights of a Seller or of Buyer thereto or thereunder (such Purchased Assets, “Non-Assignable Assets”). With respect to any such Non-Assignable Asset (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, Parent shall, and shall cause its Affiliates to (at its sole expense, including reasonable payment by Parent or any Affiliate of Parent to any third party), and Buyer shall reasonably cooperate with Parent and/or its Affiliates upon written request from Parent, to obtain any and all Transfer Consents in respect thereof, or written confirmation from the relevant third party (including any Governmental Authority) in form and substance reasonably satisfactory to Buyer and Parent confirming that such Transfer Consent is not required in connection with the Contemplated Transactions. If a Transfer Consent is not obtained prior to the Closing Date with respect to any such Non-Assignable Asset, Parent and/or its applicable Affiliates and Buyer shall cooperate to enter into, as of the Closing Date, (a) a mutually agreeable arrangement under which: (i) Buyer would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, and subject to Applicable Law and the terms of any Contract relating to any such Purchased Asset, the claims, rights and benefits (including contractual rights and claims) of the Parent or any of its Affiliates associated with such Purchased Asset in accordance with this Agreement, (ii) Buyer would assume and agree to discharge the obligations and bear the economic burdens, including, to the extent that the Intended Treatment (as defined below) applies, Taxes and Tax liabilities, associated with such Purchased Asset and indemnify Parent and/or its Affiliates in connection with Buyer’s obligations under this clause (ii), and (iii) the applicable Seller would enforce, at Buyer’s written request and for the sole benefit of Buyer, any and all claims, rights and benefits of such Seller against any third party (including a Governmental Authority) thereto arising from any such Purchased Asset. To the extent permitted pursuant to Applicable Law, the Parties shall treat Buyer as the owner for applicable Tax purposes of any Purchased Asset subject to such an arrangement as described in this Section 2.06(a) (such treatment, the “Intended Treatment”). If it is not possible to establish such an arrangement (including as a result of any failure to obtain a

Transfer Consent), the applicable Purchased Assets and any related Liabilities will no longer be deemed Purchased Assets and/or Assumed Liabilities and shall instead be deemed Excluded Assets and/or Excluded Liabilities for all purposes of this Agreement.
(b)    Parent shall promptly pay, or cause its Affiliates to Pay, to Buyer, when received, all monies (net of any Taxes payable by Parent or its Affiliates) received by any Seller under any Purchased Asset to the extent constituting a Non-Assignable Asset (provided it does not constitute an Excluded Asset) or any claim, right or benefit arising thereunder not transferred to Buyer at the Closing as a result of the provisions of Section 2.06(a). Buyer shall promptly reimburse Parent for (or pay at the request of Parent) any Assumed Liabilities not assumed by Buyer at the Closing as a result of the provisions of Section 2.06(a) as well as any reasonable documented costs of any Seller incurred in the course of administering any Purchased Asset on Buyer’s behalf in accordance with this Section 2.06.
(c)    Without limiting the generality of the foregoing, with respect to Assigned Contracts that are Non-Assignable Assets, the Parties agree that until the earlier of (i) a Transfer Consent for the relevant Assigned Contract has been obtained; or (ii) the Parties agree in writing that they will no longer seek a Transfer Consent, in which case the last sentence of Section 2.06(a) shall apply and such Assigned Contract shall be deemed an Excluded Asset, the following provisions shall apply in respect of each such Assigned Contract (each, a “Pending Contract”):
(i)    Parent shall not, and shall cause its Affiliates to not, take any action to terminate prior to its expiration any Pending Contract, or take any action or fail to take any action that pursuant to the terms of such Pending Contract would give rise to a right for the other party to any such Pending Contract to terminate prior to its expiration such Pending Contract (including failure to renew the term of any Pending Contracts that would automatically terminate in the absence of such renewal).
(ii)    Parent shall, and shall cause its Affiliates to (i) following the Closing Date, provide access to Buyer to all relevant books, records and other documents and information in relation to the Pending Contract as the Buyer may reasonably require; and (ii) provide Buyer with a monthly report on the status of, and, upon the Buyer’s request, details regarding, the applicable Transfer Consent(s).
(iii)    Each Party shall promptly forward to the other Party a copy of all correspondence, notice or any other document or items received, or sent, with respect to the Pending Contract and provide reasonable information about any other communication relating to the Pending Contract; provided, that, prior to the Closing Date, Buyer and its Affiliates may not contact any counterparty to a Pending Contract or any of such counterparty’s Affiliates without the prior written consent of Parent (not to be unreasonably withheld, but including review of any documentation or information proposed to be sent to such counterparty).
(iv)    Upon any Assigned Contract no longer being considered a Pending Contract, any contractual arrangements between the Parties in accordance with

Section 2.06(a) shall automatically terminate or be discontinued, as the case may be and (A) Parent and its Affiliates shall owe no further obligations to Buyer or its Affiliates with respect thereto and (B) Buyer and its Affiliates shall owe no further obligations to Parent or its Affiliates with respect thereto.
(d)    With respect to the Shared Contracts, prior to the Closing Date, Parent shall, and shall cause its applicable Affiliates (at its sole expense, including reasonable payment by Parent or any Affiliate of Parent to any third party), and Buyer shall reasonably cooperate with Parent and/or its Affiliates upon the written request of Parent, to agree in writing with the counterparty to each such Shared Contract to terminate the Buyer Portion of such Shared Contract and to enter into a new Contract with the Buyer in respect of such Buyer Portion, such new Contract (a “Replacement Contract”) being effective as of the Closing Date and limited to the Business but otherwise on substantially similar (but in no case less favorable than market) terms to those that exist under the applicable Shared Contract. To the extent a Replacement Contract has not been concluded for a Shared Contract prior to the Closing Date, Parent shall, and shall cause its applicable Affiliates to, (i) at its sole expense, continue to seek with the counterparty to each such Shared Contract to terminate the portion of such Shared Contract applicable to the Business and to enter into a Replacement Contract, including making reasonable payments required by counterparties of the Shared Contracts and (ii) enter into a subcontracting, sublicensing or subleasing arrangement with respect to such Buyer Portion in accordance with Section 2.06(a). For the avoidance of doubt, (i) Parent shall remain fully responsible for, and shall hold the Buyer harmless for, any Liabilities that arise from the termination or partial termination of any Shared Contract and (ii) Buyer shall be solely responsible for, and shall hold Parent and its Affiliates harmless for, any Liabilities that arise from a Replacement Contract; provided, that, to the extent any arrangement of the type set forth in clause (i) or (ii) of this Section 2.06(d) is prohibited by the terms of the applicable Shared Contract, the applicable Buyer Portion shall not be sold, conveyed, assigned, transferred or delivered to Buyer and such Buyer Portion shall no longer be deemed to be a Purchased Asset and/or Assumed Liability and shall be deemed to be an Excluded Asset and/or Excluded Liability for all purposes of this Agreement. Without limiting the generality of the foregoing, the Parties agree that until the earlier of (i) a Replacement Contract being obtained; or (ii) the Parties agreeing in writing that they will not or no longer seek a Replacement Contract with respect thereto (in which case the preceding sentence shall apply), the following provisions shall apply in respect to each corresponding Shared Contract:
(i)    Parent shall not, and shall cause its Affiliates to not, take any action to terminate prior to its expiration any Shared Contract, or take any action or fail to take any action that would permit the other party to any such Shared Contract to terminate prior to its expiration such Shared Contract (including failure to renew the term of any Shared Contracts that would automatically terminate in the absence of such renewal).
(ii)    Parent shall, and shall cause its Affiliates to (A) following the Closing Date, provide access to Buyer to all relevant books, records and other documents and information in relation to the Buyer Portion of the Shared Contract as the Buyer may

reasonably require; and (B) provide Buyer with a monthly report on the status of, and, upon the Buyer’s request, details regarding, the applicable negotiations regarding a Replacement Contract.
(iii)    To the extent related to the Business, each Party shall promptly forward to the other Party a copy of all correspondence, notice or any other document or items received, or sent, with respect to the Shared Contract and provide reasonable information about any other communication relating to the Shared Contract; provided, that, prior to the Closing Date, Buyer and its Affiliates may not contact any counterparty to a Shared Contract or any of such counterparty’s Affiliates without the prior written consent of Parent (including review of any documentation or information proposed to be sent to such counterparty.
(iv)    Upon the entry into a Replacement Contract for any Shared Contract, any contractual arrangements between the Parties in accordance with Section 2.06(a) due to the fact that a Replacement Contract for such Shared Contract had not been obtained at the Closing Date, if any, shall automatically terminate or be discontinued, as the case may be and (A) Parent and its Affiliates shall owe no further obligations to Buyer or its Affiliates with respect thereto and (B) Buyer and its Affiliates shall owe no further obligations to Parent or its Affiliates with respect thereto.
(e)    Without limiting the foregoing provisions of this Section 2.06, anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to convey, transfer or deliver any confidential or proprietary information or data of any Person (“Third Party Proprietary Information”) to Buyer, and shall not constitute an authorization to use such Third Party Proprietary Information, if such attempted conveyance, transfer or delivery, or such use, without the consent of a third party, would constitute a breach of, or other contravention under, any confidentiality or similar agreement or other Contract to which a Seller is a party. With respect to any Third Party Proprietary Information constituting an Assigned Contract, Section 2.06(a) shall apply. Without limiting the foregoing, and as it applies to the Assigned Contract Buyer shall, upon the reasonable request of Parent, enter into a confidentiality, non-disclosure or similar agreement with any third party requiring Buyer under such Assigned Contract to treat and hold as confidential such Third Party Proprietary Information on terms and conditions that are no less restrictive than the terms and conditions of any confidentiality or similar agreement between a Seller with respect to the Business and any such third parties, if such entering into a confidentiality agreement is required for a Non-Assignable Asset to become a Purchased Asset. To the extent any such consent is not obtained or Buyer does not enter into such a confidentiality, non-disclosure or similar agreement as of the Closing, Buyer shall, upon request of any such third party, return to the applicable third party, or destroy, any such Third Party Proprietary Information in Buyer’s possession or control (if any).
Section 2.07    Allocation of Purchase Price and Assumed Liabilities. Within one hundred and twenty (120) days following the Closing Date, Parent shall prepare and deliver to Buyer an allocation schedule (the “Allocation Schedule”) allocating the Closing Purchase Price plus the amount of any Assumed Liabilities (as determined for United States federal income tax purposes as of the Closing) among the Purchased Assets. The Allocation Schedule shall be prepared in accordance with the rules under Section 1060 of the Code and as set forth in Exhibit A. Within thirty (30) days of its receipt of such Allocation Schedule, Buyer shall notify Parent in writing whether it has any objection to such Allocation Schedule and, if it has any objection, it shall specify the nature and grounds for such objection with particularity; provided, however, no objection shall be raised or considered that is contrary to the parties’ agreement set forth on Exhibit A. Parent and Buyer shall, during the thirty (30)-day period following such delivery, negotiate in good faith to resolve the dispute. If, at the conclusion of such thirty (30)-day period, Parent and Buyer have not resolved the dispute, then the Allocation Schedule shall not be binding on either party, and each party shall be entitled to take whatever position such party deems reasonable and proper for all Tax purposes. Parent and Buyer each agree to provide the other promptly with any other information required to complete IRS Form 8594 (to the extent applicable). If the Parties are able to reach agreement on some or all of the items for purposes of the allocation, then such agreement on the agreed items shall be binding on the Parties for all Tax purposes (the “Agreed Final Allocation Schedule”). If the Closing Purchase Price is adjusted pursuant to the terms of this Agreement, including without limitation, Section 2.05 or Section  9.04(f), Parent shall adjust the Agreed Final Allocation Schedule to reflect such adjustment in Closing Purchase Price in accordance with the rules under Section 1060 of the Code and the provisions of this Section 2.07 and provide Buyer with a copy thereof.
Section 2.08    Escrow Arrangements Generally. At the Closing, Buyer, on behalf of Parent, shall deliver or cause to be delivered cash in an amount equal to the Indemnity Escrow Amount to the Escrow Agent, pursuant to the provisions of the Escrow Agreement. The Escrow Agreement shall be executed and entered into at the Closing Date, by and among Buyer, Parent, and the Escrow Agent, and shall provide Buyer with recourse against the Indemnity Escrow Funds with respect to the Parent’s obligations under Article IX during the period commencing on the Closing Date and ending on the fifteen (15) month anniversary of the Closing Date (the “Escrow Period”) (provided that if a Claim Notice has been received by Parent and the Escrow Agent prior to the end of the Escrow Period, an amount in respect of the claims set forth in such Claim Notice shall be retained by the Escrow Agent until final resolution of such claims), subject to the terms and conditions set forth in the Escrow Agreement. The Indemnity Escrow Account (or any portion thereof) shall be distributed to Parent and to Buyer at the times, and upon the terms and conditions, set forth in the Escrow Agreement. The Indemnity Escrow Funds shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
Section 2.09    Buyer Designees.
(a)    The Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.09, to one or more Affiliates (i) the right to purchase the Purchased Assets (including the Assigned Contracts), (ii) the obligation to assume the Assumed Liabilities, (iii) as the entity to employ the Transferred Employees and/or (iv) as the party to enter into one or more of the Transaction Documents (other than this Agreement) (any Affiliate of the Buyer that shall be properly designated by the Buyer in accordance with this clause, a “Buyer Designee”). The Buyer shall, by way of a written notice to be delivered to Parent no later than five (5) Business Days prior to the Closing Date, designate its Buyer Designees. For purposes of this Agreement and for the avoidance of doubt, unless the context clearly requires otherwise, references to the Buyer shall include any Buyer Designees that act on behalf of Buyer in place thereof.
(b)    Buyer shall cause the timely performance of each and every agreement and obligation of the Buyer Designees under the provisions of any applicable Transaction Document and shall remain primarily liable for all obligations of its Buyer Designees under this Agreement or any other Transaction Document. Buyer hereby waives, for the benefit of Parent, (i) any right to require Parent as a condition of payment or performance of the Buyer to proceed against the Buyer Designees and (ii) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Buyer Designees.
Section 2.10    Foreign Sellers. Parent shall cause the Foreign Sellers and its other Affiliates to comply with the terms set forth in this Agreement contemplated to be taken by the Foreign Sellers and its other Affiliates. Parent irrevocably guarantees the timely performance of each and every agreement and obligation of the Foreign Sellers and its Affiliates under the provisions of any applicable Transaction Documents. Parent hereby waives, for the benefit of Buyer, (a) any right to require Buyer as a condition of payment or performance of Parent to proceed against the applicable Foreign Sellers or other Affiliates of Parent or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Applicable Law, any defenses or benefits that may be derived from or afforded by Applicable Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to any Seller or Affiliate of Parent. Parent understands that Buyer is relying on this guarantee in entering into the Transaction Documents.
Section 2.11    Withholding. The Parties shall be entitled to deduct and withhold from any amounts payable hereunder (including the Purchase Price) to any Person such amounts as it is required to deduct and withhold under any provision of any Applicable Law; provided, however, that the Parties shall take reasonable steps to the extent not inconsistent with Applicable Law to (i) provide advance notice of any such withholding or deduction to the other Party, and (ii) reduce or eliminate any such withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
Except as set forth in the correspondingly numbered section of the Seller Disclosure Schedules (subject to Section 11.05), Parent hereby represents and warrants to Buyer the following, as of the date hereof and as of the Closing Date:

Section 3.01    Existence and Power of Sellers. Each of the Sellers is a corporation, limited liability company or other legal entity, duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of formation. Each Seller (a) has all requisite corporate, limited liability company or other appropriate power and authority necessary to own, operate and/or lease its respective Purchased Assets and to conduct the Business as now conducted by such Seller, and (b) is duly qualified, licensed or otherwise authorized to do business and, to the extent legally applicable, in good standing, in each jurisdiction in which the ownership, operation and/or leasing of its properties (including the Purchased Assets) and the conduct of the Business as now conducted by such Seller requires it to be so qualified, licensed or otherwise authorized, except where the failure to be so qualified, licensed or otherwise authorized has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.02    Authority and Enforceability. Each Seller has all requisite corporate, limited liability company or other applicable power and authority to duly and validly execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the Contemplated Transactions to which it is a party. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by each Seller of the Contemplated Transactions to which it is a party, have been duly authorized by all necessary corporate, limited liability company or other applicable action on the part of each Seller. This Agreement has been, and the other Transaction Documents to which a Seller is a party will be as of the Closing Date, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and the Transaction Documents to be executed at the Closing Date will constitute at the Closing Date, a legal, valid and binding obligation of such Seller party thereto, enforceable against such Seller in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, or by the availability of equitable remedies.
Section 3.03    Governmental Authorization. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions, require no action by or in respect of, consent or approval of, notice to or authorization from, or registration, qualification, filing or application with, any Governmental Authority, other than (a) compliance with any applicable requirements and filings under the Antitrust Laws, and (b) the actions, consents, approvals, Permits or filings set forth on Section 3.03 of the Seller Disclosure Schedules and (c) the CFIUS Clearance required under the terms of this Agreement.
Section 3.04    Non-Contravention. Except as set forth on Section 3.04 of the Seller Disclosure Schedules, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the performance by each Seller hereunder and thereunder, do not and will not, with or without the passage of time, the giving of due notice, or both: (a) violate, contravene or conflict with, result in any violation or breach of or require any consent, waiver or approval under any provision of the certificate of incorporation, bylaws or other applicable governing or organizational documents (“Organizational Documents”) of such Seller, (b) result in any violation or breach of or require any consent, waiver or approval under any provision of Applicable Law binding upon or applicable to such Seller or to which the Business is subject or by which the Business or Purchased Assets are bound or subject, (c) violate, conflict with, result in a breach or constitute a default of, or give rise to a (or any right of), termination, modification, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or any waiver from any Person pursuant to, any of the terms, conditions or provisions of any Contract or Permit (to the extent related to the Business) to which such Seller is a party or the Business or any of the Purchased Assets is bound or subject or (d) result in the creation of a Lien (other than Permitted Liens) upon any of the Purchased Assets or the Business; except, in the cases of clauses (c) and (d) as each would not be or would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Assets. Section 3.04 of the Seller Disclosure Schedules sets forth all necessary notices, consents, waivers and approvals of parties to any Assigned Contracts that are required thereunder in connection with the Contemplated Transactions.
Section 3.05    Financial Statements; No Undisclosed Liabilities.
(a)    Parent has delivered or made available to Buyer the Financial Statements, which are set forth on Section 3.05(a) of the Seller Disclosure Schedules. Except as set forth in Section 3.05(a) of the Seller Disclosure Schedules, the Financial Statements (i) are true and correct; (ii) were prepared in accordance with the Accounting Principles (subject to any exceptions set forth on Schedule 1.01(a)(NWC)); (iii) were derived from the financial statements of Parent (which were prepared in accordance with the Accounting Principles (subject to any exceptions set forth on Schedule 1.01(a)(NWC)) and are consistent with the accounting policies, procedures and the books and records of the Sellers; (iv) are accurate in all material respects and present fairly the financial position of the Business as of the respective dates thereof and the results of operations for the periods set forth therein; and (v) accounts, notes and other receivables and inventory therein are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(b)    The Purchased Accounts Receivable arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges, and have been collected (or in the case of the Purchased Accounts Receivable set forth in the Interim Financial Statement, are collectible) in the book amounts thereof within ninety (90) days following the due date set forth in the applicable invoice (and, in the case of the Purchased Accounts Receivable that will be reflected in the Proposed Closing Statement, will be collectible within ninety (90) days following the due date set forth in the applicable invoices) less an amount not in excess of the allowance for doubtful accounts provided for in the Interim Financial Statement, or in the Proposed Closing Statement, as the case may be. To the Knowledge of Sellers, allowances for doubtful accounts set forth in the Interim Financial Statement have been booked in the ordinary course of business and consistent with past practices of Sellers to cover losses that may be sustained on realization of the applicable Purchased Accounts Receivable. The Purchased Accounts Receivable arising after the Interim Financial Statement Date and before the Closing Date (i) arose or shall arise in the ordinary course of business and (ii) represented or shall represent bona fide claims against debtors for sales and other charges. To the Knowledge of the Sellers, none of the Purchased Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim not otherwise accounted for in the allowance for doubtful accounts reserved with respect thereto, and, to the Knowledge of Sellers, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No Person has any Lien (other than Permitted Liens) on any Purchased Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Purchased Accounts Receivable.
(c)    The Business has no Liabilities of any nature whatsoever except for: (i) those Liabilities which are reflected, or reserved against, in the Financial Statements; (ii) Liabilities incurred in the ordinary course of business since the Interim Financial Statement Date that are of individually or in the aggregate, not material in nature or amount and do not result from any breach of Contract, warranty, tort or violation of Applicable Law; (iii) Liabilities incurred in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions; and (iv) as set forth on Section 3.05(c) of the Seller Disclosure Schedules.
Section 3.06    Absence of Certain Changes. Since the Interim Financial Statement Date, (a) the Sellers have, in all material respects, conducted the Business in the ordinary course, consistent with past practice, (b) there has not been any effect, change, fact, event, occurrence or circumstance that, individually or in the aggregate, has had or reasonably would be expected to result in a Material Adverse Effect and (c) no Seller has undertaken any action that, if undertaken after the Agreement Date but prior to the Closing Date, would constitute a violation of Section 5.01.
Section 3.07    Material Contracts.
(a)    Section 3.07(a) of the Seller Disclosure Schedules sets forth each Contract as of the date hereof that relates primarily to the Business or to which the Purchased Assets are bound that falls within one or more categories listed below in this Section 3.07(a) (such Contracts, “Material Contracts”):
(i)    any Contract that (A) provides for payment to a Seller for the provision of goods or the performance of services in an amount in excess of $100,000 annually or (B) as of the date hereof has a backlog that is reasonably expected to involve receipt by a Seller of total consideration in excess of $100,000;
(ii)    any Contract for the provision of goods or the performance of services with over $100,000 of remaining performance obligations;
(iii)    any Contract that would be reasonably expected to require payments by a Seller in excess of $50,000 annually;

(iv)    any Contract for capital expenditure obligations in excess of $50,000;
(v)    any Contract with a Principal Customer or Principal Vendor;
(vi)    any Contract that contains any preferential pricing provisions, such as “most favored customer” or “most favored nation” provisions, or otherwise restricts the right of a Seller to freely set prices for its products, services and technologies;
(vii)    any Contract pursuant to which any other party is granted exclusive rights or “most favored party,” “preferred party” rights, rights of first refusal, rights or first negotiation or any similar rights;
(viii)    any distribution, dealer representative or sales agency Contract that is exclusively related to the Business or exclusively used by a Seller in the Business;
(ix)    any partnership, joint development, joint venture or other similar Contract in respect of the Business;
(x)    any Shared Contract;
(xi)    any Contract providing for a settlement or resolution of any pending or threatened Proceeding with any Person;
(xii)    any Contract relating to Indebtedness (including guarantees, bonds and letters of credit) that is an Assumed Liability, other than any Contract establishing Permitted Liens, including any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP or that otherwise imposes any Lien on the Purchased Assets (other than Permitted Liens);
(xiii)    any Contract (A) containing a non-competition or exclusivity provision that limits or restricts the ability of a Seller to operate or compete in any geographic area or line of business, (B) that limits a Seller’s freedom to solicit or hire potential employees, consultants, contractors or other suppliers or customers or (C) containing any “take or pay,” minimum commitments or similar provisions;
(xiv)    any CBA;
(xv)    any Contract pursuant to which any of the Sellers receive a license to Intellectual Property from another Person that is (A) included or embodied in any Transferred Product (other than licenses for Open Source Materials, including those set forth on Schedule 3.13(e)) or (B) primarily related to the Business (other than licenses for Commercial Software or Open Source Materials);

(xvi)    any Contract pursuant to which any Business Intellectual Property is licensed to another Person (other than (A) incidental, non-exclusive trademark licenses, (B) non-exclusive licenses granted to employees, contractors or consultants performing services for or on behalf of the Business and (C) the customer agreements that constitute Assigned Contracts that are listed on Schedule 2.01(a)(iv)(A), in each case, entered into in the ordinary course of business);
(xvii)    any Contract for the purchase or sale of real property by the Sellers relating to the Business;
(xviii)     (A) the Real Property Leases, and (B) any other Contract relating to any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $100,000 per annum;
(xix)    any Contract with a Governmental Authority;
(xx)    any Contract between or among any Seller on the one hand and any Seller Related Party on the other hand;
(xxi)    any Contract relating to the disposition or acquisition, (whether by merger or sale or purchase of stock, assets or otherwise) of any assets of, or any equity interest in, the Business or any business enterprise that relates to the Business, in each case outside the ordinary course of business consistent with past practice; and
(xxii)    any other Contract, or amendment, exhibit, schedule, addendum or modification thereto, that is otherwise material to the Business.
(b)    Except as set forth on Section 3.07(b) of the Seller Disclosure Schedules, (i) each Material Contract listed on Section 3.07(a) of the Seller Disclosure Schedules is in full force and effect and is a legal, valid and binding obligation of a Seller, enforceable against such Seller in accordance with its terms, except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally, or by general equitable principles, (ii) no Seller nor, to the Knowledge of Sellers, any other Person that is party thereto is in default under or in breach of any Material Contract, and, to the Knowledge of Sellers, there does not exist any event, occurrence, condition or omission that would constitute or give rise to such a breach or default, whether by lapse of time or due notice or both, and (iii) no Seller has received or given any written notice of, and to the Knowledge of Sellers there is no threatened, termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract. As of the Agreement Date Sellers have made available to Buyer true, correct and complete copies (including amendments, exhibits, schedules and modifications) of all Material Contracts disclosed on Section 3.07(a) of the Seller Disclosure Schedules.
Section 3.08    Property.

(a)    None of the Sellers own fee simple title to any real property used in connection with the conduct of the Business. The Leased Real Property constitutes all of the real property leased, subleased, licensed or otherwise used or occupied by any of the Sellers in connection with the conduct of the Business. Sellers have made available to Buyer true, correct and complete copies of all Real Property Leases (including all modifications, amendments, extensions, renewals, guaranties and other agreements with respect thereto). No Person (other than a Seller) subleases, uses or otherwise occupies (or has any right or option to sublease, use or otherwise occupy) any of the Leased Real Property.
(b)     (i) To the Knowledge of Sellers, each of the Sellers is in compliance with all Applicable Laws with respect to any of the Leased Real Property, (ii) none of the Sellers have received any written notice from any Governmental Authority asserting any violation of Applicable Laws with respect to any of the Leased Real Property that remains uncured and (iii) to the Knowledge of Sellers, each of the Sellers is in material compliance with all Liens affecting any of the Leased Real Property.
(c)    To the Knowledge of Sellers, (i) there are no pending or threatened claims or other Proceedings regarding condemnation or eminent domain with respect to all or any portion of the Leased Real Property, and (ii) there is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or other Proceedings pending or threatened relating to the lease, sublease, use, occupancy or operation by any Seller of all or any portion of the Leased Real Property.
(d)    Except as provided by the Real Property Leases, there are no outstanding Contracts, commitments, options, rights of first refusal (i) to which a Seller is a party or (ii) to the Knowledge of Sellers, to which any party other than a Seller is a party, in each case, granted to third parties to purchase or lease, sublease, license or otherwise occupy all or any portion of the applicable Leased Real Property.
(e)    To the Knowledge of Sellers, the Leased Real Property is not subject to any use restriction, exception, reservation or limitation which in any material respect interferes with or impairs the present and continued use thereof in the same manner in all respects as the Business has been conducted prior to the date hereof.
Section 3.09    Litigation. Except as set forth on Section 3.09 of the Seller Disclosure Schedules, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against any Seller (a) before any Governmental Authority or that challenges or seeks to prevent, enjoin, hinder, alter or delay the Contemplated Transactions or, if adversely determined, would reasonably be expected to impair the ability of any Seller to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement, or (b) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, except in each case as would not, individually or in the aggregate, be material to the Business, the Purchased Assets or the Assumed Liabilities. No Seller, or to the Knowledge of Sellers, any officer, director, agent or employee of any Seller, is subject to any Order relating to the Business or the Purchased Assets.
Section 3.10    Licenses and Permits.

(a)    Except, in each case, as would not reasonably be expected to be material to the Business, (i) Sellers have all Permits that are required for the operation of the Business (the “Business Permits”); (ii) Sellers are not in default or violation of any Business Permit; (iii) the Business Permits are valid and in full force and effect, and, to the Knowledge of Sellers, no condition exists that with notice or lapse of time or both would constitute a default of any Business Permit to which any Seller is a party; and (iv) no Proceeding is recorded, pending, or to the Knowledge of Sellers, threatened against any Seller, seeking the suspension, modification, limitation or revocation of any such Business Permit. The consummation of the Contemplated Transactions and compliance with the provisions of this Agreement will not result in any loss, revocation or termination of any material Business Permit.
(b)    Section 3.10 of the Seller Disclosure Schedules sets forth all Business Permits that are material to the operation of the Business.
Section 3.11    Compliance with Laws.
(a)    Each Seller and each of its respective Affiliates, directors, managers, executive, officers, employees, and to the Knowledge of Sellers, other Representatives (when acting in such capacity or otherwise on behalf of Sellers) is (and during the period since January 1, 2016 has been) in all material respects in compliance with all Applicable Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets. Since January 1, 2016, no written notices have been received by a Seller that are related to or affect the Business or the Purchased Assets alleging material violation of or failure to comply with any Applicable Laws, and, to the Knowledge of Sellers, no such allegation of material violation or failure to comply is threatened. No Seller is subject to any material fine or penalty relating to the Business or the Purchased Assets as a result of a failure to comply with any requirement of Applicable Law, injunction or decree.
(b)    In each case with respect to the Business and the ownership and use of the Purchased Assets, each Seller and each of its respective Affiliates, directors, managers, executive, officers, employees, and to the Knowledge of Sellers, other Representatives (when acting in such capacity or otherwise on behalf of Sellers) have (and during the period from January 1, 2016 have been) (i) in compliance in all material respects with applicable Sanctions, Customs & Trade Laws, and Money Laundering Laws applicable to the Sellers; and (ii) not had any transactions, business or financial dealings that benefited or, directly or indirectly, involved a Sanctioned Jurisdiction, a Sanctioned Person or a Restricted Person.
(c)    None of the Sellers or their respective Affiliates, directors, managers, executives, officers, employees, and to the Knowledge of Sellers, other Representatives (when acting in such capacity or otherwise on behalf of a Seller or any of their respective predecessors) is a Sanctioned Person or Restricted Person.
(d)    With respect to the Business, Sellers have and since January 1, 2016 have had in place controls and systems reasonably designed to ensure compliance with, and to detect and prevent violations of, applicable Sanctions, Customs & Trade Laws, and Money Laundering Laws applicable to the Business.

(e)    With respect to the Business, to the Knowledge of Sellers, there are and since January 1, 2016, have been, no pending or, to the Knowledge of Sellers, threatened claims or any legal action against, or investigation by any Governmental Authority of, Sellers or any of their Affiliates or Representatives, nor is there or has there been any judgment imposed (or threatened to be imposed) upon Sellers or any of their Affiliates or Representatives by or before any Governmental Authority, in each case, in connection with any actual or alleged violation of applicable Sanctions, Customs & Trade Laws, and Money Laundering Laws applicable to the Business.
(f)    Since January 1, 2016, with respect to the Business, (i) each Seller and their respective current or former Affiliates, directors, managers, executives, officers, employees, and to the Knowledge of Sellers, other Representatives (when acting in such capacity or otherwise on behalf of a Seller or any of their respective predecessors) have been in compliance with all applicable Specified Business Conduct Laws, (ii) none of the foregoing persons: (A) is using or has used, any funds of a Seller or its Affiliates for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or for reimbursement, in whole or in part, of any such expenditure; (B) is using or has used, any funds of any business of a Seller or its Affiliates for any direct or indirect unlawful payments to any person, including any foreign or domestic government officials or employees; (C) is violating or has violated, any provision of any Specified Business Conduct Law; (D) is maintaining or has established or maintained, any unlawful or unrecorded fund of any Seller’s or any Seller’s Affiliate’s monies or other properties; (E) has made any false or fictitious entries on the books and records of a Seller or any of its Affiliates; or (F) has made or attempted to make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or otherwise engaged in any pay-for-play practices, using corporate funds or otherwise on behalf of a Seller or any of its Affiliates, (iii) no security clearances are necessary for the conduct of the Business, (iv) no Seller or any Affiliate of a Seller has, (A) received any written or, to the Knowledge of Sellers, oral, notice, request, allegation or citation from or made a voluntary, mandatory or directed disclosure to any Governmental Authority, similar agency or any other source relating to any alleged actual or potential violation, by act or omission, of any Specified Business Conduct Law, (B) been a party to or the subject of any pending or, to the Knowledge of Sellers, threatened Proceedings or, to the Knowledge of Sellers, investigation by or before any Governmental Authority related to any alleged violation of any Specified Business Conduct Law or (C) received, reviewed, or investigated an allegation of a potential violation of any Specified Business Conduct Law, by act or omission, and (f) the Sellers and their Affiliates have instituted, maintain and comply with policies, procedures and a system of internal controls designed to ensure compliance with, and to detect and prevent violations of, Specified Business Conduct Laws, including the proper maintenance of books and records.
Section 3.12    Environmental Matters.
(a)    Except as set forth on Section 3.12 of the Seller Disclosure Schedules:
(i)    except as would not reasonably be expected to result in material Liability, with respect to the Business, there are no Proceedings pending or, to the

Knowledge of Sellers, threatened in writing, against any of the Sellers alleging that any of the Sellers is violating or has violated Environmental Laws, alleging or asserting Liability of any of the Sellers pursuant to Environmental Laws, or seeking to revoke, modify, suspend or terminate any Environmental Permit of the Business maintained by any of the Sellers;
(ii)    with respect to the Business, each of the Sellers is in material compliance with and since January 1, 2016, has complied in all material respects with all applicable Environmental Laws, including the obligation to obtain, maintain and comply with all Environmental Permits issued to or necessary to operate the Business;
(iii)    each of the Sellers has acted in a timely manner to renew any Environmental Permits issued to or necessary to operate the Business;
(iv)    none of the Sellers have caused, and to the Knowledge of Sellers, there have been no Releases of Hazardous Substances at any real property currently or formerly owned, leased or operated by or in connection with the Business that would reasonably be expected to cause the Business to incur any material Liability or obligation pursuant to Environmental Law;
(v)    none of the Sellers have received any information requests from Governmental Authorities pursuant to Environmental Laws relating to any matter that would reasonably be expected to result in material Liability pursuant to Environmental Law, excluding any such matters that have been fully resolved with no further obligations on the part of the Business; and
(vi)    to the Knowledge of Sellers, there are no facts, circumstances, conditions or occurrences with respect to the Business that would reasonably be expected to cause the Buyer to incur any material Liabilities pursuant to Environmental Law or with respect to Hazardous Substances.
(b)    Sellers have made available to Buyer copies of all material assessments, reports, audits and other material documents in its possession or under its control that relate to the Business and either Sellers’ compliance with Environmental Laws, the environmental condition of the Real Property Leases, or Sellers’ Liabilities pursuant to Environmental Law.
(c)    Notwithstanding anything in this Agreement to the contrary, except for Sections 3.05 (Financial Statements; No Undisclosed Liabilities) and 3.23 (Insurance), the representations and warranties made by Seller in this Section 3.12 are the sole and exclusive representations and warranties made regarding environmental matters, Environmental Laws, Environmental Permits or Hazardous Substances.
Section 3.13    Intellectual Property and Information.
(a)    Section 2.01(a)(ii) of the Seller Disclosure Schedules sets forth a correct and complete list of all (i) issued patents and patent applications, (ii) registrations and applications for Marks, (iii) Internet domain names and (iv) registrations and applications for copyrights, in each case which are owned by any Sellers in any jurisdiction in the world and used or held for use primarily by the Business. The Intellectual Property set forth (or required to be set forth) on Section 2.01(a)(ii) of the Seller Disclosure Schedules for which a registration has been issued by a governmental intellectual property office as of the Agreement Date (the “Business Registered IP”) is subsisting, valid and, to the Knowledge of Sellers, enforceable. Except as set forth on Section 3.13(a) of the Seller Disclosure Schedules, a Seller is the sole and exclusive owner, free and clear of all Liens, other than Permitted Liens, of all right, title and interest in and to the Business Registered IP and, to the Knowledge of Sellers, Sellers are the sole and exclusive owners, free and clear of all Liens, other than Permitted Liens, of all right, title and interest in and to the Business Intellectual Property that is not comprised of the Business Registered IP. None of the Business Intellectual Property is subject to any judgment, injunction, stipulation or other order or ruling of any Governmental Authority adversely affecting any of the Sellers’ rights to such Business Intellectual Property. The patents and copyrights set forth on Section 2.01(a)(ii) of the Seller Disclosure Schedules constitute all of the patent assets and copyright registrations that have been applied for by Sellers or their Affiliates that cover, are embodied by or otherwise relate to the Business Proprietary Software. The Business Proprietary Software does not utilize the trademark rights of any Person other than the Sellers and their Affiliates.
(b)    The conduct of the Business as currently conducted does not Infringe, and, to the Knowledge of Sellers, has not in the past five (5) years Infringed, upon the Intellectual Property of any other Person.
(c)    Except as set forth on Section 3.13(c) of the Seller Disclosure Schedules, no Seller has received any written claim or notice from any Person during the five (5)-year period prior to the Agreement Date alleging that the conduct of the Business Infringes any Intellectual Property of any other Persons.
(d)    (i) to the Knowledge of Seller, no Person is currently engaging in any activity that Infringes any Business Intellectual Property, and (ii) during the five (5)-year period prior to the Agreement Date, no Seller has delivered written notice of a claim for any such Infringement to any Person.
(e)    Section 3.13(e) of the Seller Disclosure Schedules sets forth a complete and correct list of any Open Source Materials that have been incorporated into, integrated with, combined with or linked to any material Business Proprietary Software that (A) has been Distributed by a Seller to any Third Party (other than to any service provider providing services on behalf of or for the benefit of any Seller or any of its Affiliates in the ordinary course of business) or (B) is subject to the terms of the GNU Affero General Public License, European Union Public License or other open source license terms that require the disclosure of source code to users who interact with such code remotely via a computer network. For purposes of the foregoing sentence, the term “Distributed” means that such Seller has provided a copy of the relevant Business Proprietary Software to a Third Party (other than to any service provider providing services on behalf of or for the benefit of such Seller or any of its Affiliates in the ordinary course of business), whether in source or executable code form. No Seller has incorporated any Open Source Materials into, or combined any Open Source Materials with, any Business Intellectual Property or Transferred Proprietary Information in any manner that would (i) require any Seller to license or make available any Business Intellectual Property or Transferred Proprietary Information to any other Person in source code form; (ii) require the licensing of such Transferred Proprietary Information or Business Intellectual Property for the purpose of making derivative works thereof; or (iii) impose any material restriction on the consideration to be charged for the distribution of such Transferred Proprietary Information or Business Intellectual Property. Except as set forth on Section 3.13(e) of the Seller Disclosure Schedules, the Sellers and each of their Affiliates are, and have in the past five (5) years been, in material compliance with the applicable licenses for any applicable Open Source Materials used in connection with the development or commercialization of the Business Proprietary Software.
(f)    No material source code included in the Business Proprietary Software has been provided to any escrow agent or other Person or is subject to any current or contingent obligation to be provided to any escrow agent or other Person, in each case, other than service providers using such source code to perform services for the Business in the ordinary course of business. The source code for all material Business Proprietary Software is, and has at all times in the last five (5) years been subject to commercially reasonable access restrictions.
(g)    No Affiliates of any of the Sellers own or have the right to sublicense to Buyer any Intellectual Property primarily related to the Business. No Seller has transferred, or agreed to assign or transfer, ownership of (whether a whole or partial interest) any Intellectual Property that, but for such transfer or assignment, would have constituted an item of Business Intellectual Property or Transferred Proprietary Information.
(h)    Except as set forth on Section 3.13(h) of the Seller Disclosure Schedules, all Persons (including current and former employees and independent contractors) who have created or contributed to any Business Intellectual Property or Transferred Proprietary Information have executed written agreements that validly and irrevocably assign to a Seller, or a Seller otherwise owns as a matter of Applicable Law, all of their rights in and to such Business Intellectual Property or Transferred Proprietary Information. To the Knowledge of Sellers, none of such Persons are in breach of any term of such written agreements, including with respect to confidentiality, non-competition or any other restrictive covenant relating to the Business Intellectual Property or Transferred Proprietary Information, or the development or exploitation thereof. The Sellers have no outstanding obligation to compensate any Person for the development, use, sale or exploitation of the Business Intellectual Property or Transferred Proprietary Information.
(i)    Except as set forth on Section 3.13(i) of the Seller Disclosure Schedules, neither the execution, delivery or performance of this Agreement or any other Transaction Documents, nor the consummation of any of the Transaction Documents, will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, excluding any effect arising from a Contract or other Applicable Law to which Sellers or any of its Affiliates is bound: (i) a loss (including any incremental loss) of, or Lien on, any Business

Intellectual Property or Transferred Proprietary Information (other than any Permitted Liens); (ii) a loss or impairment of the right to use any Intellectual Property used in or held for use by the Business as of the Agreement Date; (iii) the release, disclosure or delivery of any Business Intellectual Property or Transferred Proprietary Information by or to any escrow agent or other Person (other than to Buyer or an Affiliate of Buyer designated by Buyer); or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business Intellectual Property or Transferred Proprietary Information (other than the Back-License). Furthermore, except as set forth on Section 3.13(i)(iv) of the Seller Disclosure Schedules, all Third Party Proprietary Information may be conveyed, transferred and delivered to Buyer, without the consent of a third party and without constituting a breach of, or other contravention under, any Contract to which any Seller is a party.
(j)    Except as set forth on Section 3.13(j) of the Seller Disclosure Schedules, to the Knowledge of Sellers, none of the Transferred Proprietary Information contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(k)    To the Knowledge of Sellers, no derivative works, modifications, improvements, add-ons or other enhancements to any of the Business Proprietary Software exist, other than as included in the Business Proprietary Software.
(l)    The Business Proprietary Software has not been forfeited to the public domain.
(m)    To the Knowledge of Sellers, none of the products or services developed, offered or distributed by the Business (i) contains any bug, defect, or error that adversely affects the use, functionality, or performance of such products or services; or (ii) fails to comply with any applicable specification, documentation, marketing collateral, warranty or other contractual commitment or written (including digital) materials relating to the use, functionality, or performance of such products or services, in each of cases (i) and (ii), in any material respect.
(n)    There are no Proceedings against any of the Sellers or any of their Affiliates relating to the Business pending or threatened in writing, arising under or relating to Information and Privacy Security Laws. No Seller (and none its respective Affiliates) has received any written notices from the Department of Justice, Federal Trade Commission, or the Attorney General of any state, or any other Governmental Authority in any jurisdiction, or any other Person, relating to violations of Information Privacy and Security Laws or the Business’s own written policies relating to Personal Information by the Business.
(o)    The collection, use and disclosure of Personal Information used or otherwise processed by the Business does comply, and in the past four (4) years has complied, in all material respects with all Information Privacy and Security Laws through the implementation and ongoing monitoring by Sellers of written policies and procedures designed to safeguard transfers of Personal Information out of the European Economic Area or the United Kingdom by way of a valid data transfer mechanism under Information Privacy and Security Laws. All of Sellers’ and their Affiliates’ service providers or other Persons, whose relationship with the Sellers involves the collection, use or other processing of Personal Information on behalf of the Business, are subject to written obligations that require such Persons to protect the confidentiality of such Personal Information as required by applicable Information Privacy and Security Laws and consistent with the Business’s own written policies and procedures relating to Personal Information, in each case, in all material respects.
(p)    Sellers have, and have had for the past four (4) years, commercially reasonable security measures in place designed to protect the security of any Personal Information used or otherwise processed by or for the Business, and the computers, storage media, databases, applications, websites, software, servers, workstations, routers, hubs, switches, circuits, networks and computer network equipment or systems (“IT Systems”) used by or for the Business, against any unauthorized control, use, access or modification, and, to the Knowledge of Sellers, no such unauthorized control, use, access or modification has occurred in the past four (4) years to any of the Personal Information or IT Systems included in the Purchased Assets.
(q)    Neither the execution, delivery or performance of this Agreement or any other Transaction Documents, nor the consummation of any of the Transaction Documents, will result at Closing in any violation of any Information Privacy and Security Laws or the Business’s own written policies and procedures relating to Personal Information used, held for use or processed by the Business.
(r)    Except as set forth on Section 3.13(r) of the Seller Disclosure Schedules, none of the Seller Names and Seller Marks is primarily used or held for use in the Business.
Section 3.14    Taxes.
(a)    Except as set forth on Section 3.14 of the Seller Disclosure Schedules:
(i)    all income and other material Tax Returns required to be filed with respect to the Purchased Assets or the Business have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete in all material respects;
(ii)    there are no Liens for Taxes on the Purchased Assets except for Permitted Liens;
(iii)    Parent is not involved in any dispute with any Tax Authority concerning any Taxes of the Business or relating to any of the Purchased Assets and no such dispute has been threatened in writing;

(iv)    all income and other material Taxes due and payable in respect of the Purchased Assets or the Business have been timely paid in full, after giving effect to any applicable extensions;
(v)    no extension of any statute of limitations on the assessment of Taxes, or time within which to file any Tax Return, with respect to the Business or the Purchased Assets, other than extensions of time to file Tax Returns obtained in the ordinary course of business or automatic extensions granted by operation of law, is currently in effect, and none has been requested by any Tax Authority; and
(vi)    there are no jurisdictions in which a Tax Return is required to be filed on account of or with respect to the Business or the Purchased Assets other than the jurisdictions in which Tax Returns have been filed. No claim has been made by any Tax Authority in any jurisdiction in which a Tax Return has not been filed on account of or with respect to the Business or the Purchased Assets that such a Tax Return must be filed in such jurisdiction.
Section 3.15    Labor Matters.
(a)    Section 3.15(a) of the Seller Disclosure Schedules sets forth an accurate and complete list of each Business Employee (the “Business Employee List”) as of the date hereof, stating such Business Employee’s (i) name or identification number, (ii) job title or position, (iii) employing entity, (iv) hire or retention date, (v) salary, bonus and target incentive compensation, if applicable, or other rate of pay, (vi) full-time or part-time status, (vii) status as exempt or non-exempt from the Fair Labor Standards Act and any similar wage and hour law, and (viii) active or leave status (and, if on leave, the nature of the leave and the expected return date, if known). Parent shall provide Buyer with updates to the Business Employee List periodically to reflect changes to the list, and shall provide Buyer with a final Business Employee List in an encrypted manner (and in compliance with applicable Laws, including any related privacy laws) immediately prior to the Agreement Date.
(b)    No Business Employee is a foreign national working in non-immigrant visa status under Applicable Law, and Buyer shall not be required to petition for a visa or work authorization, or otherwise, except as otherwise provided for in this Agreement, assume any immigration-related responsibilities or obligations with respect to, or on behalf of, any Business Employee.
(c)    None of the Sellers is party to, or bound by, any collective bargaining agreement, works council agreement or other labor-related Contract or arrangement applicable to the Business Employees, including at the national, industry and sector levels (collectively, “CBAs”). No Business Employees are covered by a CBA or are represented by any labor or trade union, works council, employee representative body, employee association, or other labor organization (collectively, “Labor Organization”) with respect to their employment with any of the Sellers. No Labor Organization certification, recognition or other labor organizing activity is pending or, to the Knowledge of Sellers, threatened with respect to the Business Employees, and no such certification, recognition or other labor organizing activity has occurred within the past three (3) years. No strikes, slowdowns, work stoppages or other material labor disputes are pending or, to the Knowledge of Sellers, threatened with respect to the Business Employees, and, to the Knowledge of Sellers, no such strike, slowdown, work stoppage or other material labor dispute has occurred within the past three (3) years. In the past three (3) years, there have not been any unfair labor practice charges against any of the Sellers with respect to the Business Employees. Sellers have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any Labor Organization which is representing any Business Employee, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.
(d)    With respect to the Business Employees, Sellers are in compliance and, for the past three (3) years, have been in material compliance with all Applicable Laws respecting employment, employment practices and termination of employment, including, without limitation, all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, worker classification, child labor, immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, government contracting, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(e)    In the past three (3) years, Sellers have not been subject to or named as a party in any Proceeding with respect to any Business Employees, any current or former independent contractors or job applicants of the Business, or any former employees of any of the Sellers who primarily supported or were primarily dedicated to the Business, and no such Proceedings are pending or, to the Knowledge of Sellers, threatened.
(f)    To the Knowledge of Sellers, no Business Employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, non-competition agreement, or restrictive covenant agreement: (i) to any of the Sellers or (ii) to a former employer of any such Business Employee relating (A) to the right of any such Business Employee to be employed by any of the Sellers or (B) to the knowledge or use of trade secrets or proprietary information.
(g)    None of the Sellers is party to a settlement agreement with a current or former officer, employee or independent contractor of any Seller that involves allegations relating to discrimination, sexual harassment or sexual misconduct by either (i) an officer of any of the Sellers or (ii) a Business Employee. To the Knowledge of Sellers, in the last five (5) years, no allegations of discrimination, sexual harassment or sexual misconduct have been made against (i) any officer of any of any of the Sellers or (ii) any Business Employee.
Section 3.16    Employee Benefit Matters.
(a)    Section 3.16(a) of the Seller Disclosure Schedules lists all material Business Employee Plans. Parent has made available to Buyer an accurate summary of each material Business Employee Plan or a written description of any material unwritten Business Employee Plan. Parent has made available to Buyer in the case of any Business Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent opinion or determination letter issued by the IRS.
(b)    To the Knowledge of Sellers, Sellers are not subject to any pending investigation of any Governmental Authority in respect of any Business Employee Plan.
(c)    Each Business Employee Plan, if intended to be qualified under Section 401(a) of the Code, has received a favorable opinion or determination letter from the IRS as to its tax-qualified status and, to the Knowledge of Sellers, no event has occurred since the date of any such determination which could reasonably be expected to give the IRS grounds to revoke such determination. All filings required by the Code or ERISA have been timely made in all material respects with respect to each Business Employee Plan. Each Business Employee Plan has been established, administered, operated and maintained in all material respects in accordance with its terms and any related documents or agreements and in compliance with Applicable Law including, without limitation, ERISA and the Code.
(d)    Except as could not reasonably be expected to result in liability to Buyer, no Seller or any ERISA Affiliate maintains or is required to contribute to, either currently or at any time in the past, any Employee Plan that (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, (ii) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210(a) of ERISA, (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) is subject to the funding requirements of Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. With respect to each Employee Plan this is or includes a group health plan subject to Section 4980B of the Code, Sellers and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(e)    No Business Employee Plan provides for payments or benefits, including, without limitation, medical, life insurance or other welfare type benefits, beyond termination of service or retirement other than as required by COBRA or under any similar state or international law that are Assumed Liabilities hereunder.
(f)    Except as set forth on Section 3.16(f) of the Seller Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (whether alone or in conjunction with another event, including a termination of employment) (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former Business Employee or (ii) result in the payment of any amount that would, alone or in combination with another payment, not be deductible by reason of Section 280G of the Code.
(g)    Each Business Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Business Employee Plan is, or to the Knowledge of Sellers will be, subject to the penalties of Section 409A(a)(1) of the Code.
(h)    No Transferred Employee as of Closing will have earned or accrued in whole or part any compensation from a Seller or its Affiliates, including incentive compensation, retention benefits, transaction or change in control bonuses or similar payments, that will not have been satisfied in full, unless by terms of the plans or agreements governing such payments or such Seller’s ordinary course of practice, such payments will not be due until some date after the Closing; provided that no such payments shall be deemed to be Assumed Liabilities hereunder.
(i)    All Business Employee Plans that are maintained primarily for the benefit of employees outside of the United States (i) comply in all material respects with Applicable Law, (ii) all such plans that are intended to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iii) each such plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.
Section 3.17    Brokers Fees. Except as set forth on Section 3.17 of the Seller Disclosure Schedules, there is no investment banker, broker, finder or other intermediary or agent that has been retained by or is authorized to act on behalf of any of the Sellers or any of their Affiliates that might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the Contemplated Transactions. The Sellers and any of their Affiliates, as the case may be, shall pay all such fees and commissions of any Person set forth on Section 3.17 of the Seller Disclosure Schedules.
Section 3.18    Title; Sufficiency of Assets.
(a)    Except as set forth in Section 3.18(a) of the Seller Disclosure Schedules, the Sellers have (i) good and valid title to, are the sole and exclusive owners of, and have the legal right to transfer (or cause to be transferred) all of the owned tangible Purchased Assets purported to be transferred hereby, and (ii) valid leasehold interests to, and the legal right to transfer (or cause to be transferred), all the leased and subleased tangible Purchased Assets, in each case free and clear of any Liens other than Permitted Liens (other than, with respect to Assigned Contracts, any Transfer Consents required in connection with the Contemplated Transactions and set forth on Section 3.18(a) of the Seller Disclosure Schedules). All of the material tangible Purchased Assets (whether owned or leased) are in good working order, operating condition and state of repair (ordinary wear and tear excepted). Except as set forth in Section 3.18(a) of the Seller Disclosure Schedules, as of immediately following the Closing, Buyer will own and have good and valid title to, or a valid leasehold interest in (as applicable), the Purchased Assets, free and clear of all Liens, except for Permitted Liens.
(b)    As of the Closing Date, (i) the Purchased Assets, (ii) Commercial Software and other software set forth on Section 3.18(b) of the Seller Disclosure Schedules (which, for the avoidance of doubt, are Excluded Assets) and (iii) the assets, services, products and real property to be provided, acquired, leased or licensed under the Transaction Documents constitute all of the assets (other than Employee Plans and policies of insurance) necessary to conduct the Business in substantially the same manner, in all material respects, as conducted by Sellers during the twelve (12)-month period prior to the Closing.
(c)    As of the Closing Date, (i) the Business Intellectual Property, together with (ii) the Intellectual Property licensed under the Contracts set forth on Section 3.07(a)(xv) of the Seller Disclosure Schedules, (iii) the licenses granted to Buyer pursuant to the Transition Services Agreement, (iv) the Commercial Software, and (v) any Open Source Materials, constitute all of the Intellectual Property that is used in or necessary to conduct the Business, immediately following the Closing Date, in substantially the same manner as conducted by Sellers during the twelve (12)-month period prior to the Closing.
Section 3.19    Inventory. Following the Closing Date, Buyer will own the Inventory free and clear of all Liens, other than Permitted Liens. All Inventory consists of a quality and quantity usable and salable in the ordinary and usual course of business in all material respects, except for items of obsolete materials and materials of below-standard quality arising in the ordinary course of business and for which Sellers have made adequate reserves in the Financial Statements or written down their values to fair market value. All Inventory not written off has been priced at the lower of cost or market. All work in process and finished goods Inventory is free of any defect or other deficiency and it is not obsolete, slow-moving, or damaged, except as would not, individually or in the aggregate, be material to the Business or Purchased Assets.
Section 3.20    Principal Customers and Vendors.
(a)    Section 3.20(a) of the Seller Disclosure Schedules sets forth the top fifteen (15) customers of the Business (the “Principal Customers”) based on approximate annual sales by the Business to each such customer during the twelve (12) month period ended on December 31, 2020. As of the Agreement Date, no Seller has received written, or, to the Knowledge of Sellers, oral, notice that any Principal Customer (i) has, or intends to substantially reduce or will substantially reduce the purchase, order and other use of the products of the Business or (ii) has otherwise cancelled, materially modified, terminated or has requested that any Seller, or indicated or threatened that such Principal Customer will, cancel, materially modify or terminate its relationship or Contract with or related to the Business; provided, that, for the avoidance of doubt, the foregoing shall not include fluctuations in Contract amounts or services provided by Parent and/or its Affiliates that are contemplated directly under the terms of the Contract that do not arise from any further negotiations with the applicable counterparty to materially modify such Contract.
(b)    Section 3.20(b) of the Seller Disclosure Schedules sets forth the top ten (10) suppliers and vendors of the Business as measured by cost incurred by the Business relating to each such supplier or vendor during the twelve (12) month period ended on December 31, 2020 (the “Principal Vendors”). As of the Agreement Date, no Seller has received written, or, to the Knowledge of Sellers, oral, notice that any Principal Supplier (i) will not sell or supply to any Seller on terms and conditions substantially similar to those used in its sales to the Business as of the Agreement Date or (ii) has otherwise cancelled, materially modified, terminated or has requested that any Seller, or indicated or threatened that such Principal Supplier will, cancel, materially modify or terminate its relationship or Contract with or related to the Business.
Section 3.21    Products and Services of the Business.
(a)    No Seller has incurred any material uninsured or insured product Liability outside of the ordinary course of business, or received a written claim based upon a material alleged product Liability. To the Knowledge of Sellers, no Seller has any material Liability outside of the ordinary course of business with respect to: (y) any product liability claim relative to the products and services of the Business asserted by any Person as of the date hereof; or (z) product recalls related to the products and services of the Business as designed, manufactured, distributed or sold at or prior to the Agreement Date.
(b)    The Sellers have made available to the Buyer complete and correct copies of any written warranties and guaranties, given by any Seller currently in effect with respect to the products and services of the Business. No warranties have been given with respect to the products and services of the Business other than those for which complete and correct copies have been made available to the Buyer. There has been no material deviation from or modification to such warranties and guaranties, in each case, for which complete and correct copies have not been made available to the Buyer.
(c)    Except for warranty claims received and processed in the ordinary course of business, to the Knowledge of Sellers, since January 1, 2018, each of the products and services of the Business that has been sold, offered or provided, as the case may be, by any Seller or any of its Affiliates to any Person conformed to the terms of the applicable warranty, in all material respects, with respect to the applicable product or service of the Business. Since January 1, 2018, no Seller or any of its Affiliates has received any written notice of a claim against any Seller alleging a material design or manufacturing defect in any of the products and services of the Business, excluding any and all requests for product returns or repairs in the ordinary course of business consistent with the past experience of such Seller or Affiliate of Seller which have not had and are not reasonably expected to result in, individually or in the aggregate, any material Liability to the Business. Since January 1, 2018, none of the products and services of the Business that has been sold, offered or provided, as the case may be, by any Seller has been the subject of any recall or other similar action.
Section 3.22    Transactions with Related Parties. Except as set forth in Section 3.22 of the Seller Disclosure Schedules, no Seller Related Party (i) is party to any Material Contract or transaction relating to the Business, including any Assigned Contract for any loans or advances to, employment of, furnishing of services by or rental of its assets from or to, or otherwise requiring payment to or from, any such Seller Related Party or (ii) owns, directly or indirectly, any Purchased Asset or, to the Knowledge of Sellers, owns any material interest in any Person that is engaged in business as a lessor, lessee, customer, supplier or vendor of the Business.
Section 3.23    Insurance. Section 3.23 of the Seller Disclosure Schedules contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held for the benefit of the Business as of the Agreement Date, which such insurance policies are of customary type and amount. No Seller has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder, and there are no material claims pending under such insurance policies with respect to the Business or Purchased Assets.
Section 3.24    No Other Representations or Warranties. Except as expressly set forth in this Article III (as modified by the Seller Disclosure Schedules), any Transaction Document or any certificate delivered in connection herewith or therewith, Parent makes no, and has not authorized any other Person to make any, representation or warranty, express or implied, at law or in equity, with respect to Parent, its Affiliates or their respective businesses, financial condition, assets, Liabilities or operations, or their past, current or future profitability or performance or any other matter, and any such other representations or warranties are hereby disclaimed, except in the case of fraud. Except for the representations and warranties set forth in this Article III (as modified by the Seller Disclosure Schedules), any Transaction Document or any certificate delivered in connection herewith or therewith, Parent hereby disclaims all Liability and responsibility for any representation, warranty, opinion, projection, forecast, statement, memorandum, presentation, advice or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates (including any opinion, projection, forecast, statement, memorandum, presentation, advice or information that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or Representative of Parent or any of its Affiliates, including any information made available in any electronic data room hosted by Seller in connection with the Contemplated Transactions), in each case, except in the case of fraud. Parent makes no representations or warranties to Buyer regarding the probable success or profitability of the Business. For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall the foregoing acknowledgments and disclaimers by the Buyer or any other provision hereunder be deemed to exclude Liability for fraud by any party hereto.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Parent that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date:
Section 4.01    Existence and Power of Buyer. Buyer is duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization. Buyer (a) has all requisite corporate or other appropriate power and authority required to carry on its business as now conducted and to own, operate and/or lease its assets, and (b) is duly qualified, licensed or otherwise authorized to do business and, to the extent legally applicable, in good standing, in each jurisdiction in which the ownership, operation or leasing of properties and the conduct of its business as now conducted requires it to be so qualified or otherwise authorized, except where the failure to be so qualified or otherwise authorized has not had, and would not reasonably be expected to have, a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents.
Section 4.02    Authority and Enforceability. Buyer has all requisite corporate or other applicable power and authority to duly and validly execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by Buyer of the Contemplated Transactions, are within its corporate or other appropriate powers and have been duly authorized by all necessary corporate or other appropriate action on its part. This Agreement has been, and the other Transaction Documents to which Buyer is a party will be as of Closing, duly and validly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes, and the Transaction Documents to be executed at the Closing by Parent and the other Sellers (as applicable) will constitute at the Closing, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally, or by general equitable principles.
Section 4.03    Governmental Authorization. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, require no action by or in respect of, consent or approval of, notice to or authorization from, or registration, qualification, filing or application with, any Governmental Authority, other than (a) compliance with any applicable requirements and filings under the Antitrust Laws, (b) the actions, consents, approvals, permits or filings set forth on Section 3.03 of the Seller Disclosure Schedules or otherwise expressly referred to in this Agreement and (c) the CFIUS Clearance required under the terms of this Agreement.
Section 4.04    Non-Contravention. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the performance by Buyer hereunder and thereunder, do not and will not, with or without the passage of time, the giving of due notice, or both: (a) violate, contravene or conflict with, result in any violation or breach of or require any consent, waiver or approval under any provision of the Organizational Documents of Buyer, or (b) result in any violation or breach of or require any consent, waiver or approval under any provision of Applicable Law binding upon or applicable to Buyer, except for any such violation or breach that would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents.
Section 4.05    Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against or affecting Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, hinder, alter or delay the Contemplated Transactions or, if adversely determined, would reasonably be expected to impair the ability of Buyer to consummate the Contemplated Transactions on the terms and conditions set forth in the Transaction Documents.

Section 4.06    Brokers Fees. There is no investment banker, broker, finder or other intermediary or agent that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates that might claim to be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the Contemplated Transactions.
Section 4.07    Financial Capability. Buyer has, and will have as of the Closing Date, (a)  cash on hand or undrawn amounts immediately available under existing credit facilities sufficient to pay the Closing Purchase Price and all related fees and expenses in connection with the Contemplated Transactions and (b) has not incurred, and as of the Closing will not have incurred, any obligation, commitment, restriction or Liability of any kind that would impair or adversely affect such resources and capabilities.
Section 4.08    Solvency. Immediately following the Closing Date and after giving effect to the consummation of the Contemplated Transactions, assuming the accuracy of the representations and warranties of the Sellers in this Agreement and compliance by Parent and its Subsidiaries with their covenants and obligations under this Agreement: (a) the fair value of Buyer’s assets will be greater than the total amount of its Liabilities, including contingent Liabilities; (b) the present fair saleable value of Buyer’s assets will be greater than the amount that will be required to pay the probable Liability of Buyer on its debts as they become absolute and matured; (c) Buyer will be solvent and able to pay its debts and obligations in the ordinary course of business as they mature; and (d) Buyer will have adequate capital and liquidity to operate the businesses in which it is engaged, including the Business, in each case as conducted as of the Agreement Date. Buyer has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred by Buyer in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Affiliates.
Section 4.09    Investigation.
(a)    Buyer has conducted its own independent investigation, review, analysis and evaluation of the Business, the Purchased Assets and the Assumed Liabilities. Buyer has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiations of this Agreement and the Transaction Documents, and the consummation of the Contemplated Transactions.
(b)    Buyer acknowledges that except as otherwise expressly stated hereunder, Parent makes no representation or warranty as to the prospects, financial or otherwise, related to the Business and that any projections, estimates or forecasts of future results or events provided by or on behalf of Parent are subject to uncertainty and to the assumptions used in their preparation. Buyer acknowledges that it is acquiring the Business, the Purchased Assets and the Assumed Liabilities, based on Buyer’s inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Parent or its Affiliates or any of their respective Representatives as to the accuracy or completeness of any of the information (including projections, estimates or forecasts of future results or events) provided or made available to Buyer or its Representatives, except as expressly set forth in the Transaction Documents. Buyer acknowledges and agrees that none of Parent or its Affiliates or any of their respective Representatives has or shall have any Liability or responsibility whatsoever to Buyer or any of its Representatives on any basis (including in contract or tort, under Applicable Law or otherwise) based upon any information (including projections, estimates or forecasts of future results or events) provided or made available, or statements made, to Buyer or its Representatives prior to the Agreement Date. The foregoing notwithstanding, nothing in this Section 4.09 shall be deemed to waive or otherwise acknowledge a waiver of fraud.
Section 4.10    No Vote/Approval Required. No vote or approval of any holders of any equity interest of Buyer is necessary to approve the Transaction Documents or the Contemplated Transactions. The vote or approval of the board of directors or other applicable governing body of Buyer is the only vote or approval necessary to approve the Transaction Documents to which it is a party and the Contemplated Transactions. The board of directors or other applicable governing body of Buyer provided the consent necessary under Applicable Law and its Organizational Documents of this Agreement and the Contemplated Transactions on or prior to the Agreement Date.
Section 4.11    No Other Representations or Warranties. Except as expressly set forth in this Article IV, Buyer makes no representation or warranty, express or implied, at law or in equity, with respect to Buyer, its Affiliates, or their respective businesses or financial condition or any of its assets, Liabilities or operations or any other matter, and any such other representations or warranties are hereby disclaimed.
ARTICLE V

COVENANTS AND AGREEMENTS OF PARENT
Section 5.01    Conduct of Business. Except (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as otherwise required by Applicable Law or as expressly contemplated or required by the Transaction Documents, and (z) for the matters set forth on Schedule 5.01, from the Agreement Date until the Closing Date, Parent shall, and shall cause its Affiliates to: (1) conduct the Business in the ordinary course of business consistent with past practice and in compliance in all material respects with Applicable Laws; (2) use commercially reasonable efforts to preserve intact the Business and the Purchased Assets (including the reputation and goodwill associated therewith) and keep available and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors, agents, contractors, Business Employees and others with whom it deals; (3) maintain accurate books and records of the Purchased Assets consistent with past practice; (4) make all filings related to Permits, applications and other documents required to be filed in connection with the operation of the Business; and (5) not take any of the following actions without the prior written consent of Buyer:
(a)    amend or otherwise change its certificate of incorporation or bylaws or equivalent Organizational Documents to the extent such amendment or change would prevent, materially delay or materially impede the consummation of the Contemplated Transactions;

(b)    directly or indirectly sell or transfer, or offer to sell or transfer (by merger, exchange, consolidation, sale of stock, shares or assets or otherwise) the Business to any Person in any transaction (or series of transactions) (but excluding any transaction (or series of transactions) involving a change of control of Parent or acquisition of shares of Parent);
(c)    except for the sale of goods and services in the ordinary course of business consistent with past practice, directly or indirectly sell, offer to sell, transfer, assign, divest, license, lease, sublease, sub-sublease, license to any third party, mortgage, pledge, abandon or otherwise dispose of or subject to any Liens (other than Permitted Liens), any assets (excluding Intellectual Property) constituting Purchased Assets;
(d)    sell, transfer, assign, license (other than pursuant to Contracts with customers entered into in the ordinary course of business, consistent with past practice), abandon or otherwise encumber or subject to any Lien (other than Permitted Liens) any Business Intellectual Property;
(e)    acquire (by merger, exchange, consolidation or acquisition of stock or assets or otherwise), any other Person or all or substantially all of the assets of any other Person, in each case, if such Person or such assets, as applicable, as of the Closing would constitute Purchased Assets;
(f)    acquire any material asset that would be a Purchased Asset except in the ordinary course of business consistent with past practice;
(g)    incur or assume any Indebtedness (other than within the meaning of clauses (f) through (h) of such definition and other than Permitted Liens) in relation to the Business in excess of $100,000, except to the extent any such indebtedness, loans or advances will be discharged at or prior to Closing;
(h)    except in the ordinary course of business, (i) enter into any Contract which would constitute a Material Contract had it been entered into as of the date hereof, or (ii) amend or modify in any material respect or voluntarily terminate (or provide notice of termination of) any Assigned Contract (but excluding any termination or expiration by its own terms) or waive, release or assign any material right or claim thereunder;
(i)    sell Inventory (other than in the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels);
(j)    modify in any material respect practices with respect to the collection of Purchased Accounts Receivable or the payment of accounts payable or the maintenance of Inventory;
(k)    commence, settle, resolve or compromise any Proceeding with respect to the Business, any of the Purchased Assets or Assumed Liabilities (other than, if applicable, any Proceedings relating to the Brazil Matter);

(l)    commence any litigation or other Proceeding exclusively relating to the Business or the Purchased Assets other than for (i) routine collection of amounts owed or other matters arising in the ordinary course of business or (ii in such cases where the failure to commence litigation could have an adverse and material impact on the Business or the Purchased Assets, provided that for this clause (ii), Parent consults with the Buyer prior to filing such litigation;
(m)    except as may be required by Applicable Law or under any Contract or Business Employee Plan in effect as of the date hereof, (i) grant any equity or equity-based awards or increase in wages, salary, severance, bonus/incentive opportunity, or other compensation or benefits to any Business Employee other than base salary increases in the ordinary course of business consistent with past practice, (ii) grant or provide any change in control, severance, termination, retention or similar payments or benefits to any Business Employee (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Business Employee, or (iv) establish, adopt, enter into, terminate or amend any Business Employee Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Business Employee Plan if it were in existence as of the date hereof, other than in connection with actions that apply proportionately to employees of Sellers who are not Business Employees;
(n)    hire any Person to be a Business Employee with an annual salary of $125,000 or more;
(o)     (i) terminate (other than for cause or demonstrated and documented serial performance issues) the employment of any Business Employee, or (ii) transfer the employment of any (A) Business Employee outside the Business other than where such Business Employee voluntarily chose to apply (without any encouragement from any Seller) for a position with one of the Sellers that is outside of the Business and was selected for such position in a competitive process not targeted at Business Employees in contravention of the provisions of this Agreement, or (B) any individual into the Business that would not otherwise qualify as a Business Employee;
(p)    unless required by Applicable Law, (i) modify, extend, renew or enter into any CBA with respect to Business Employees or (ii) recognize or certify any Labor Organization or group of employees of any Seller as the bargaining representative for any Business Employees;
(q)    waive the restrictive covenant obligations of any Business Employee;
(r)    enter into any Contract with any Affiliate of a Seller or Seller Related Parties with respect to the conduct of the Business or the ownership of the Purchased Assets;
(s)    make any changes to its accounting policies, principles or practices to the extent applicable to the Business, other than as may be required by GAAP or Applicable Law;

(t)    other than with respect to Inventory, provide any material promotions, coupons, discounts or price increases exclusively related to the Business with respect to the suppliers, customers or distributors of the Business, except for any such actions taken in the ordinary course of business consistent with past practice;
(u)    make or change any income or other material Tax election in respect of the Purchased Assets or the Business impacting a Post-Closing Period; or
(v)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
Section 5.02    Access to Information; Confidentiality.
(a)    Subject to the provisions of this Section 5.02, during the period from the Agreement Date until the Closing Date, Parent shall, and shall cause its Affiliates to, to the extent permitted by Applicable Law: (i) grant Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the employees (including Business Employees), offices, properties, facilities, agreements, permits, records, books and affairs of Parent and its Affiliates, solely to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, as Buyer and its Representatives may from time to time reasonably request; and (ii) furnish to Buyer and its Representatives such additional financial, technical and operating data and other non-public information concerning the Business (including with respect to the Brazil Matter, solely to the extent then known by Parent (with no obligation of due inquiry or otherwise)) as Buyer and its Representatives may from time to time reasonably request, in each case for purposes of Buyer’s review of the Business, the Purchased Assets or the Assumed Liabilities, or consummating the Contemplated Transactions.
(b)    Subject to the provisions of this Section 5.02, for six (6) years from the Closing Date, Parent shall, and shall cause its Affiliates to, to the extent permitted by Applicable Law, afford Buyer and its Representatives reasonable access to the books and records of Parent and its Affiliates relating to the Purchased Assets, the Assumed Liabilities and the Business for pre-Closing periods during normal business hours, upon reasonable notice, in connection with (i) the preparation of financial statements, (ii) the preparation of any documents or materials as reasonably required for the Buyer to comply with any Applicable Laws or (iii) the defense or assertion of claims against or brought by third parties (other than Parent and its Affiliates).
(c)    Notwithstanding anything in this Agreement to the contrary:
(i)    nothing herein shall require Parent to furnish to Buyer or its Representatives or provide Buyer or its Representatives access to information (A) in instances when counsel for Parent reasonably concludes that such access or disclosure would jeopardize the attorney/client or attorney work-product privilege of Parent or any of its Affiliates (provided, that Parent acknowledges and agrees that any privileged materials and information relating to the Brazil Matter are covered by the common-interest doctrine and may be shared with Buyer and its Representatives pursuant to such doctrine), (B) that conflicts with any written confidentiality agreements to which Parent or any of its Affiliates is bound (provided, that Parent shall use its best efforts to facilitate disclosure in compliance with the terms of such written confidentiality agreements, including, without limitation, seeking consents or waivers from the counterparties thereto) or (C) that counsel for Parent reasonably concludes may contravene Applicable Laws or violate a protective Order;
(ii)    neither Buyer nor any of its Representatives shall have access to (A) personnel records of Parent or its Affiliates relating to individual performance or evaluation records, medical histories or records or other information in Parent’s good faith opinion, in accordance with advice from counsel, is sensitive or the disclosure of which could subject Parent or its Affiliates to risk of material Liability, or (B) any consolidated, combined, affiliated or unitary Tax Return of Parent or any of its Affiliates, or any workpapers, supporting documents, or other information or data with respect thereto or any Tax Return not related to the Business;
(iii)    the investigation contemplated by Section 5.02(a) and Section 5.02(b) shall not unreasonably interfere with the businesses, personnel or operations of Parent or its Affiliates or, before the Closing, the Business;
(iv)    the auditors and accountants of Parent shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;
(v)    before the Closing, Buyer shall not conduct, or permit its Affiliates or their respective Representatives to conduct, without the prior written consent of Parent, which consent Parent may withhold for any reason, any intrusive or subsurface environmental sampling, testing or investigation at any property affiliated with Parent, including any sampling or testing of air, surface water, groundwater, soil, building materials or anything else at or in connection with any property;
(vi)    before the Closing, without the prior written consent of Parent (not to be unreasonably withheld), neither Buyer nor any of its Affiliates or their respective Representatives shall contact any landlords of, employees of, suppliers to, distributors to, or customers of the Business or Parent or any of its Affiliates in connection with or with respect to this Agreement, any other Transaction Document or any Contemplated Transactions or otherwise discuss the operations of the Business; provided, however, that Parent shall, and shall cause its Affiliates to, reasonably cooperate with Buyer and its Representatives to facilitate contact with certain landlords, employees, suppliers, distributors and customers of the Business regarding this Agreement or the Contemplated Transactions to the extent reasonably requested in advance by Buyer; provided, further, notwithstanding anything to the contrary herein, this provision shall not in any way be deemed to impede, prohibit, or otherwise interfere with Buyer’s and/or its applicable Affiliates’ performance, rights and obligations under any Contract with any Seller or other arrangement relating to the Business that is in effect as of the Agreement Date or comes into effect between the Agreement Date and the Closing Date; and
(vii)    Parent shall not be required, before the Closing, to disclose, or cause or seek to cause the disclosure of, to Buyer or its Affiliates or their respective Representatives (or provide access to any properties, books or records of Seller or any of its Affiliates that would reasonably be expected to result in the disclosure to such Persons or others of) any competitively sensitive information or any confidential or proprietary information relating to trade secrets, proprietary know-how, processes, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall Parent be required to permit or cause or seek to cause others to permit Buyer or its Affiliates or their respective Representatives to have access to or to copy or remove from the properties of Parent or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential or proprietary information.
(d)    If so requested by Parent, Buyer shall enter into a customary joint defense agreement or common interest agreement with Parent with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 5.02 or otherwise.
(e)    For clarity, Parent shall have the right to retain copies of the Transferred Proprietary Information after the Closing Date as reasonably anticipated by Parent (in its sole discretion) to be necessary to (i) perform any of its and its Affiliates’ obligations under this Agreement or the Transition Services Agreement, (ii) comply with Applicable Law, (iii) respond to or defend against ongoing Proceedings before any Governmental Authority or any other Person, (iv) satisfy and discharge the Excluded Liabilities and (v) make all required Tax filings and responses to Tax inquiries. From and after the Closing Date, Parent shall, and shall cause its Affiliates to, treat and hold as confidential all non-public or confidential information relating to the Business (including copies of Transferred Proprietary Information held in accordance with this Section 5.02), Buyer or its Affiliates and any other proprietary or confidential information disclosed to Parent or any of its Affiliates in connection with this Agreement and the Contemplated Transactions (collectively, the “Buyer Confidential Information”), in confidence and not disclose to any other Person or use any such information for any reason or purpose. In the event Parent or any of its Affiliates are requested or are required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Buyer Confidential Information, then Parent shall, to the extent legally permitted, notify Buyer promptly of the request or requirement so that Buyer, at its expense, may object to disclosure or seek an appropriate protective Order or waive compliance with this Section 5.02(e) (and Parent shall cooperate, and shall cause its Affiliates to cooperate, with Buyer in seeking such protection, at Buyer’s sole expense). If, in the absence of a protective Order or receipt of a waiver hereunder, Parent or one of its Affiliates is, on the written advice of counsel, compelled to disclose such Confidential Information, Parent or its applicable Affiliate, as the case may be, may disclose such Confidential Information; provided that Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to narrow such disclosure to only such

Confidential Information legally required to be disclosed and to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information. Notwithstanding the foregoing, the provisions of this Section 5.02(e) shall not apply to information that (A) is or becomes publicly available other than as a result of a disclosure by Parent or any of its Affiliates in violation of this Agreement, (B) is or becomes available to Parent on a non-confidential basis from a source that, to the Knowledge of Sellers, is not prohibited from disclosing such information by a legal, contractual, professional or fiduciary obligation or (C) is or has been independently developed by Parent (other than in relation to the Business).
Section 5.03    Notification of Certain Matters. From the Agreement Date until the earlier of the Closing Date or the termination of the Agreement in accordance with its terms, Parent shall, and shall cause its Affiliates to, disclose in writing to Buyer, promptly upon becoming aware thereof: (a) any breach of or inaccuracy in any representation, warranty or covenant, or the occurrence or non-occurrence of any development, fact or event that will, or is reasonably likely to result in the prevention, delay or failure of the satisfaction of any condition set forth in Article VIII; or (b) any written notice or other written communication received by Parent or any of its Affiliates from any Governmental Authority in connection with the Contemplated Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions. No notice or disclosure delivered pursuant this subsection shall be deemed to, unless expressly stated otherwise and agreed to by Buyer in writing, (x) modify, amend or supplement any representation, warranty or covenant set forth herein, or in any certificate or the Seller Disclosure Schedules, (y) be deemed to limit or impact the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof or (z) prevent or cure any misrepresentations, failure to be true or breach or in any way affect or limit any rights or remedies of any Party under this Agreement.
Section 5.04    Litigation Support. From and after the Closing Date, in the event that, and for so long as Buyer is actively pursuing, contesting or defending in respect of any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving or otherwise relating to the Business, Parent shall, and shall cause its Affiliates to, reasonably cooperate with Buyer (at Buyer’s sole cost and expense) and its counsel in the pursuit, contest or defense, make reasonably available its personnel and provide such testimony and access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of Buyer (unless Buyer is entitled to indemnification therefor as finally determined in accordance with Article IX, in which case such cost and expense will be borne by Parent to the extent set forth in Article IX). Notwithstanding the foregoing, this Section 5.04 shall not apply to Proceedings by one Party or its Affiliates against the other Party or its Affiliates.
Section 5.05    Non-Solicitation. Parent shall not, and shall cause its Affiliates to not, from the Closing Date to and including the second (2nd) anniversary of the Closing Date (except with respect to the Danish Subsidiary, in which case such period shall be from the Closing Date until the longer of the six (6)-month anniversary thereof or the maximum period permitted by

Applicable Law), without the prior written consent of Buyer, directly or indirectly through another Person, solicit or induce, attempt to solicit or induce (or assist or encourage any other Person to solicit or induce) or offer to hire any Transferred Employee to become employed by Parent or any of its Affiliates, or retain any Transferred Employee for employment, or retain or employ or otherwise seek to retain or employ any Transferred Employees; provided, however, that nothing in this Section 5.05 shall prohibit Parent and its Affiliates from (i) engaging in general solicitation, mass advertisement, or broad-based publicly disseminated solicitation not directed specifically toward the Transferred Employees, (ii) soliciting any person who has ceased to be employed by Buyer or its applicable Affiliates for at least three (3) months prior to and independent of any communication with Parent or any of its Affiliates regarding employment, (iii) engaging any recruiting firm or similar organization to identify and solicit persons for employment on Parent’s or any of its Affiliate’s behalf, so long as such recruiting firm or organization does not target, and Parent has not instructed or otherwise directed such recruiting firm or organization to target, any of the Transferred Employees or (iv) for the avoidance of doubt, employing any Transferred Employee as a result of clause (i), (ii) or (iii).
Section 5.06    Non-Competition. Parent shall not, from the Closing Date to and including the fifth (5th) anniversary of the Closing Date (except with respect to the Danish Subsidiary, in which case such period shall be from the Closing Date until the longer of the two (2)-year anniversary thereof or the maximum period permitted by Applicable Law), directly or indirectly through its Affiliates or otherwise, establish, engage in, own, control, manage, operate, participate in, engage in or invest in any Person that engages in the Business, or any business that directly competes with the Business, anywhere in the world (the “Restricted Business”). The obligations of Parent set forth in the preceding sentence to refrain from engaging in the Business include, without limitation, the obligation to refrain from participating as a partner or as a holder of any beneficial interest in any entity or activity engaged in the Business; provided, that, nothing in the foregoing shall prevent Parent or its Subsidiaries from:
(a)    Except for in connection with a Restricted Business, engaging in any activity or business (other than the Business) conducted by Parent or its Subsidiaries as of the Closing Date, including with respect to customers and suppliers of any businesses of Sellers that are also customers or suppliers of the Business;
(b)    owning, directly or indirectly, solely as a passive investment, securities of any Person if Parent is not a controlling Person of such Person and does not, directly or indirectly, own five percent (5%) or more of such Person;
(c)    acquiring all or any portion of the equity interests, business or assets of any Person (by asset purchase, equity interest purchase, merger, consolidation or otherwise) engaged in a Restricted Business and engaging in such Restricted Business and/or having an interest in such Person after such acquisition, so long as (i) the Restricted Business does not account for more than five percent (5%) of the revenues of such Person (based on the last fiscal year of such Person before the date of such acquisition) or (ii) if such acquisition occurs prior to the third (3rd) anniversary of the Closing Date, Parent divests or causes the divestment of the portion of such Person’s Restricted Business to an unaffiliated third party as soon as reasonably practicable, and in any event within six (6) months following the acquisition or such ownership or interest.
Notwithstanding anything contained herein to the contrary, this Section 5.06 shall not apply to the businesses, operations or activities of a Person who becomes an Affiliate of Parent by virtue of an acquisition of Parent, and who engaged in the Restricted Business prior to such acquisition; provided, however, that Parent shall continue to be subject to the restrictions set forth herein.
ARTICLE VI

COVENANTS AND AGREEMENTS OF BUYER
Section 6.01    Confidentiality.
(a)    Buyer agrees that all information provided or otherwise made available to Buyer or any of its Representatives prior to the Closing Date under this Agreement (including pursuant to Section 5.02 or in connection with the Contemplated Transactions shall be governed by the provisions of, and treated as if provided or otherwise made available under, the Confidentiality Agreement. Effective upon, and only upon, the Closing, Buyer’s confidentiality obligations under the Confidentiality Agreement will terminate only with respect to confidential information relating solely to the Business. The Buyer acknowledges that any and all other information provided or made available to it by Parent or its Affiliates (or their respective Representatives) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing. Nothing in this Section 6.01(a), however, shall limit or otherwise restrict the applicability of any other confidentiality or similar provisions included in any of the Transaction Documents or any other agreement between the Parties.
(b)    From and after the Closing Date, Buyer shall, and shall cause its Affiliates to, treat and hold as confidential all Seller Proprietary Information in confidence and not disclose to any other Person or use any such information for any reason or purpose. Buyer agrees that it shall be primarily liable for breach of this Section 6.01(b) by any of its or its Affiliates’ employees. In the event Buyer or any of its Affiliates are requested or are required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Seller Proprietary Information, then Buyer shall, to the extent legally permitted, notify Parent promptly of the request or requirement so that Parent, at its expense, may object to disclosure or seek an appropriate protective Order or waive compliance with this Section 6.01(b) (and Buyer shall cooperate with Parent in seeking such protection, at Parent’s sole expense). If, in the absence of a protective Order or receipt of a waiver hereunder, Buyer is, on the written advice of counsel, compelled to disclose such Confidential Information, Buyer or its applicable Affiliate, as the case may be, may disclose such Seller Proprietary Information; provided that Buyer shall use commercially reasonable efforts to narrow such disclosure to only such Confidential Information legally required to be disclosed and to obtain reliable assurance that confidential treatment will be accorded to such disclosed Seller Proprietary Information. Notwithstanding the foregoing, the provisions of this Section 6.01(b) shall not apply to information that (A) is or becomes publicly available other than as a result of a disclosure by Buyer or any of its Affiliates in violation of this Agreement, (B) is or becomes available to Buyer on a non-confidential basis from a source that, to the knowledge of Buyer and its Affiliates, is not prohibited from disclosing such information by a legal, contractual, professional or fiduciary obligation or (C) is or has been independently developed by Buyer without reference to or use of the Seller Proprietary Information.
Section 6.02    Preservation of Records; Access to Certain Information; Cooperation.
(a)    From and after the Closing Date, Buyer shall hold, and cause its Affiliates to hold, the Transferred Books and Records delivered to Buyer as a part of the Purchased Assets on the Closing Date and not change, destroy or dispose of any thereof until the earlier of (i) the date that is seven (7) years following the Closing Date or (ii) the end of any applicable retention period mandated by Applicable Laws.
(b)    Subject to the provisions of this Section 6.02, until the earlier of (i) the date that is seven (7) years from the Closing Date, or (ii) the end of any applicable retention period mandated by Applicable Laws, Buyer shall, and shall cause its Affiliates to, to the extent permitted by Applicable Law, afford Parent and its Affiliates and their Representatives reasonable access to the Transferred Books and Records and any other documents or materials transferred to Buyer as part of the Purchased Assets and Assumed Liabilities and still held by Buyer, during normal business hours, upon reasonable notice, in connection with (i) the preparation of financial statements, (ii) the preparation of any documents or materials as reasonably required for Parent to comply with any Applicable Laws (including Tax Returns or audits), or (iii) the defense or assertion of claims or Proceedings against third parties (other than Buyer and its Affiliates). Delivery of any such information made available to Parent, its Affiliates’ or Representatives by Buyer pursuant to this Section 6.02 may be conditioned upon such parties entering into customary confidentiality agreements in form and substance reasonably satisfactory to Buyer.
(c)    Notwithstanding anything in this Agreement to the contrary:
(i)    nothing herein shall require Buyer to furnish to Parent or its Representatives or provide Parent or its Representatives access to information (A) in instances when counsel for Buyer reasonably concludes that such access or disclosure would jeopardize the attorney/client or attorney work-product privilege of Buyer or any of its Affiliates, (B) that conflicts with any written confidentiality agreements to which Buyer or any of its Affiliates is bound (provided, that Buyer shall use commercially reasonable efforts to facilitate disclosure in compliance with the terms of such written confidentiality agreements, including, without limitation, seeking consents or waivers from the counterparties thereto) or (C) that counsel for Buyer reasonably concludes may contravene Applicable Laws or violate a protective Order;
(ii)    neither Parent nor any of its Representatives shall have access to any consolidated, combined, affiliated or unitary Tax Return of Buyer or any of its Affiliates, or any workpapers, supporting documents, or other information or data with respect thereto or any Tax Return not related to the Business;

(iii)    the investigation contemplated by Section 6.02(b) shall not unreasonably interfere with the businesses, personnel or operations of Buyer or its Affiliates or the Business; and
(iv)    the auditors and accountants of Buyer shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.
Section 6.03    Litigation Support. From and after the Closing Date, in the event that, and for so long as Parent is actively pursuing, contesting or defending in respect of any Proceeding in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving or otherwise relating to the period prior to the Closing and relating to the Business, Buyer will, and will cause its Affiliates to, reasonably cooperate (at Parent’s sole cost and expense) with Parent and its counsel in the pursuit, contest or defense, make reasonably available its personnel and provide such testimony and access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of Parent. Notwithstanding the foregoing, this Section 6.03 shall not apply to Proceedings by one Party or its Affiliates against the other Party or its Affiliates.
Section 6.04    Notification of Certain Matters. From the Agreement Date until the earlier of the Closing Date or the termination of the Agreement in accordance with its terms, Buyer shall, and shall cause its Affiliates to, disclose in writing to Parent, promptly upon becoming aware thereof: (a) any breach of or inaccuracy in any representation, warranty or covenant, or the occurrence or non-occurrence of any development, fact or event that will, or is reasonably likely to result in the prevention, delay or failure of the satisfaction of any condition set forth in Article VIII; or (b) any written notice or other written communication received by Buyer from any Governmental Authority in connection with the Contemplated Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions. No notice or disclosure delivered pursuant this subsection shall be deemed to (x) modify, amend or supplement any representation, warranty or covenant set forth herein, or in any certificate delivered by Buyer, (y) be deemed to limit or impact the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement in accordance with the terms and conditions hereof or (z) prevent or cure any misrepresentations, failure to be true or breach or in any way affect or limit any rights or remedies of any Party under this Agreement.
Section 6.05    Use of Seller Names and Seller Marks. Following the Closing Date and without limiting the provisions of the Transaction Documents, Buyer shall (a) ensure that, from and following the Closing Date, no goods, products, or services are manufactured or produced by or on behalf of the Buyer or any of its Affiliates showing, having marked thereon, or using any Seller Names and Seller Marks; and (b) use commercially reasonable efforts to as soon as reasonably practicable following the Closing Date, but in any event within twelve (12) months following the Closing Date, remove all Seller Names and Seller Marks that appear on any Purchased Asset including websites, email addresses, signs, billboards, promotional or advertising materials, vehicles, labels, stationery, supplies, office forms, and packaging materials. Except as expressly contemplated under clause (b) of this Section 6.05 or otherwise contemplated by the Transaction Documents, following the Closing, Buyer and its Affiliates may not use the Seller Names and Seller Marks, except that Buyer and its Affiliates may at all times after the Closing Date (i) retain, solely for its internal business purposes, records and other historical or archived documents containing or referencing the Seller Names and Seller Marks, and (ii) use the Seller Names and Seller Marks in any manner that constitutes nominative fair use.
Section 6.06    Insurance.
(a)    From and after the Closing Date, Sellers shall not have any obligation of any kind to maintain any form of insurance covering all or any part of the operations, assets or liabilities in respect of the Business (including the Purchased Assets and Assumed Liabilities), and neither Buyer nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the operations, assets or liabilities in respect of the Business (including the Purchased Assets and Assumed Liabilities). Prior to, on or after the Closing, Seller or its Affiliates may amend any insurance policies in the manner it deems appropriate to give effect to this Section 6.06.
(b)    From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for the operations and assets and liabilities in respect of the Business (including the Purchased Assets and Assumed Liabilities). Buyer further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, under or in respect of any past or current insurance policy of Sellers under which any of the Sellers is a named insured.
ARTICLE VII

COVENANTS AND AGREEMENTS OF THE PARTIES
Section 7.01    Further Assurances; Consents.
(a)    Subject to the terms and conditions of this Agreement, including in all instances the rights and obligations of the Parties set forth in Section 2.05(g)(i), each Party shall cooperate with each other and, unless otherwise required by this Agreement, use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, advisable or desirable on their part under this Agreement, the other Transaction Documents and under Applicable Law, to consummate or implement the Contemplated Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Permits necessary to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing shall not be deemed to require either Party to waive compliance by the other Party of its covenants or obligations under this Agreement or to waive any conditions to the Closing (including all such conditions set forth in Article VIII) required to be satisfied by the other Party. Parent and Buyer shall, and shall cause their respective Affiliates to, execute and deliver such other documents, certificates, agreements and writings and to take such other actions as may be necessary, proper, advisable or desirable to consummate or implement the Contemplated Transactions.
(b)    Subject, in all instances, to Section 2.05(g)(i) of this Agreement and the rights and obligations of the Parties set forth therein, and unless otherwise waived by Buyer, Parent shall use commercially reasonable efforts to obtain, within the applicable time periods required, all waivers, Permits, consents and approvals required for the consummation of the Contemplated Transactions. Buyer shall provide reasonable cooperation, upon Parent’s written request (which, may, for such purpose, include an email message), in obtaining any consents related to the Assigned Contracts.
Section 7.02    Public Announcements. Parent and Buyer shall not, and shall cause their respective Affiliates not to, issue any public report, statement or press release or otherwise make any public statement with respect to this Agreement or the Contemplated Transactions, without prior consultation with and approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned), except as may be required by Applicable Law or any national or international stock exchange regulations applicable to Buyer or Parent (in which event such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the advice of such other Party with respect thereto); provided that (a) either Party or its Affiliates may make press releases or public announcements concerning this Agreement or the Contemplated Transactions that consist of information previously disclosed in previous press releases or public announcements made by either Party in compliance with this Section 7.02, and (b) either Party may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such Party makes good faith reasonable efforts to remain consistent with information previously disclosed in previous press releases or public announcements made by either Party in compliance with this Section 7.02.
Section 7.03    Governmental Filings; CFIUS.
(a)    Parent and Buyer shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Contemplated Transactions. Subject to the terms and conditions of this Agreement, and subject in all instances to Section 2.05(g)(i) and the rights and obligations of the Parties set forth therein, Parent and Buyer shall cooperate with one another and use reasonable best efforts to take or cause to be taken all action and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the Contemplated Transactions, including reasonable best efforts to obtain any consents and approvals of all Governmental Authorities necessary to consummate the Closing.

Notwithstanding the foregoing and for the avoidance of doubt, this Section 7.03(a) shall not apply to consents or approvals of Governmental Authorities required in connection with the assignment of any Assigned Contract, in which one of the contracting parties is a Governmental Authority or Affiliate thereof, where obtaining such consents or approvals shall be the responsibility of Parent pursuant to Section 2.05(g)(i).
(b)    To the fullest extent permitted by Applicable Law and the instructions of any Governmental Authority, each of Buyer and Parent shall, in connection with the matters contemplated by this Section 7.03, use its commercially reasonable efforts to (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, submissions, and/or proposals made or submitted by or on behalf of any Party in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) seek the other Party’s review and comments on strategy and submissions in a timely manner; (iii) consider in good faith the views of the other Party and keep the other Party promptly informed of the status of matters related to the Contemplated Transactions, including furnishing the other with any written notices or other communications received by such party from a Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the Contemplated Transactions and (iv) permit the other Party to review in draft any communication to be submitted by it to, give reasonable consideration to the other Party’s comments thereon, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Authority or, in connection with any Proceeding by a private party, and to the extent permitted by such other applicable Governmental Authority, give the other Party or its Representatives the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Laws; provided, further, that nothing in this Agreement shall prevent a Party from responding to or complying with a subpoena or other legal process required by Applicable Law or submitting documents or factual information in response to a request therefor.
(c)    Notwithstanding anything to the contrary herein, pursuant to the DPA, the Parties shall (or shall cause their respective Affiliates to) file with CFIUS (1) a draft joint voluntary notice of the Contemplated Transactions as promptly as practicable, and in no event later than fifteen (15) Business Days after the Agreement Date, and (2) a formal joint voluntary notice, as promptly as practicable after receipt of CFIUS comments on such draft joint voluntary notice or confirmation by CFIUS that it has no comments. Each Party shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith, the views of the other Party in connection with, any proposed written communication to CFIUS pertaining to the substance of the CFIUS notice or substantive matters related to the CFIUS process, and any Party engaging in telephonic discussions with CFIUS shall promptly inform the other party of such discussion; provided, that, this Section 7.03(c) shall not apply to the extent such communications (i) involve confidential business information, in which event such confidential business information shall be redacted from such disclosure with the remaining part of such discussion to be disclosed to the other Party, or (ii) relate purely to administrative matters such as the scheduling of calls, submission logistics, and non-substantive procedural steps. No Party shall independently participate in any in-person or on-line meeting with any Governmental

Authority in respect of any such filings, investigation or other inquiry without giving the other Party sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. The Buyer and Parent shall each be responsible for 50% of the filing fee required in connection with the filing of the CFIUS notice pursuant to the DPA. Subject to the terms and conditions provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to obtain CFIUS Clearance.
(d)    Except as otherwise set forth in this Agreement, including Section 2.05(g)(i), each Party shall bear its respective costs and expenses incurred in connection with obtaining any consents and approvals of Governmental Authorities, except for Assigned Contracts as described in Section 7.03(a) above that are the responsibility of Parent pursuant to Section 2.05(g)(i).
Section 7.04    Agreements Regarding Tax Matters.
(a)    Parent shall be allocated and bear all Asset Taxes attributable to Pre-Closing Periods. Buyer shall be allocated and bear all Asset Taxes attributable to Post-Closing Periods.
(b)    All ad valorem, real property, personal property and similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be apportioned on a pro rata basis between Parent and Buyer and the amount of such Taxes for a Straddle Period that relate to the Pre-Closing Period shall be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period (with the remaining amount of such Taxes for such Straddle Period allocable to the Post-Closing Period). Notwithstanding anything to the contrary herein, all Asset Taxes for a Straddle Period that are imposed on a transactional basis (e.g., sales tax) shall be apportioned based on the date of the occurrence of said transaction and allocated to the applicable portion of the Straddle Period in which the transaction occurred and allocated between the parties on a hypothetical “closing of the books” basis for purposes of this Agreement.
(c)    The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records), documents and powers of attorney relating to the Purchased Assets and the Business as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, or the prosecution, defense, or conduct of any prosecution, defense, or conduct of any pending or threatened audit, claim, demand, adjustment or Proceeding involving a Tax Authority (a “Tax Contest”). Notwithstanding anything to the contrary in this Section 7.04(e) or in this Agreement, Buyer shall have no right to access or receive any Tax information of Parent that does not relate exclusively to the Purchased Assets or Business; provided, however, upon Buyer’s reasonable request, Parent shall provide redacted or pro forma copies of Tax information reflecting relevant portions of any such Tax information with respect to the Purchased Assets or the Business.

(d)    Buyer shall be responsible for payment to the applicable Tax Authorities of all Asset Taxes that become due and payable after the Closing Date, and Buyer shall indemnify and hold Parent harmless for any failure to make such payments.
(e)    With respect to any Pre-Closing Period, Parent will be solely responsible for, and shall indemnify and hold harmless Buyer Indemnified Parties against, any of the following Losses (including Taxes) actually incurred or suffered by Buyer: (i) all Taxes imposed upon the Business or Purchased Assets or for which Sellers are liable; (ii) all Taxes imposed on Sellers as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing Date; (iii) Transfer Taxes for which the Sellers are liable pursuant to Section 7.05 and (iv) Liabilities resulting from any breach of any representation or warranty made by Sellers in Section 3.14. This Section 7.04(e), including all representation and warranties made by the Company in Section 3.14, will remain operative and in full force and effect until sixty (60) days following the expiration of the applicable statute of limitations (and of any extensions thereof).
(f)    Any amount refunded or credited to Buyer for Taxes actually paid (or with respect to such amounts included as an increase to Net Working Capital) by Seller or their Affiliates imposed upon the Purchased Assets or the Business with respect to a Pre-Closing Period, will be the property of the Parent, and Buyer shall promptly deliver such amounts (including any interest paid thereon by a Tax Authority) to Parent.
(g)    If notice of any Tax Contest with respect to a Tax period ending on or prior to Closing (a “Pre-Closing Period Tax Contest”) or Straddle Period (“Straddle Period Tax Contest”) shall be received by either Party, the notified Party shall notify such other Party in writing of such Pre-Closing Period Tax Contest promptly and Parent shall have the right, but not the obligation, to control any Pre-Closing Period Tax Contest and Buyer shall control subject to this Section 7.04(g) any Straddle Period Tax Contest. Buyer shall have the right to participate in any Pre-Closing Tax Period Contest and employ counsel of its choosing and at its own expense if Parent elects to control. Parent shall not settle such Pre-Closing Period Tax Contest without the advance written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If Parent elects not to control any such Pre-Closing Period Tax Contest, Buyer shall control and Parent shall have the right to participate and employ counsel of its choosing and at Parent’s expense. Parent shall have the right to participate in any Straddle Period Tax Contest and employ counsel of its choosing and at Parent’s expense. Buyer shall not settle any Pre-Closing Period Tax Contest or Straddle Period Tax Contest without the advance written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, this Section 7.04(g) shall control with respect to any Pre-Closing Period Tax Contest or Straddle Period Tax Contest and not Section 9.03.
(h)    In the event of any conflict or overlap between the provisions of Section 7.04 and Article IX, Section 7.04 shall control.
(i)    Without Parent’s advance, written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not file any amended Tax Return for a Pre-Closing Period in respect of the Business or the Purchased Assets.

Section 7.05    Transfer Taxes.
(a)    All sales, use, gross receipts, intangible, real property, other transfer or stamp Taxes and any documentary, conveyance, recording, registration or similar Taxes, fees or duties, (but excluding sales Taxes or goods and services Taxes (“GST”) (to the extent of a type that is recoupable, refundable or recoverable from a Tax authority) or any value added or similar Taxes) together with any related interest, fines, penalties and additions (together, “Transfer Taxes”) incurred in connection with the sale of the Purchased Assets and Business to Buyer under this Agreement shall be borne equally by Buyer and Parent. The Party (or its applicable Affiliates) required by Applicable Law to file any Tax Returns and other documentation with respect to any such Transfer Taxes shall prepare and file such Tax Returns and pay the Taxes shown as due thereon and Parent and Buyer shall each, and shall each cause their Affiliates to, cooperate in the timely preparation and filing of, and join in the execution of, any such Tax Returns and other documentation. Each Party shall pay the other Party at least three (3) Business Days prior to the due date of any such Transfer Taxes the amount of Transfer Taxes due and so payable by Buyer or Parent if either Party or its Affiliates is required by Applicable Law to file any return for Transfer Taxes.
(b)    The consideration for all supplies for value added tax (or any similar sales Taxes or GST) (“VAT”) purposes made pursuant to this Agreement shall be exclusive of VAT. Where the entity making a supply pursuant to this Agreement is required to account for VAT to the relevant Tax authority on that supply, the entity receiving the supply in question shall pay to the entity making that supply (in addition to and at the same time as the consideration) all VAT for which the entity making the supply is required to account to the relevant Tax authority, but subject to the entity making the supply issuing to the party receiving the supply such valid VAT invoices as are required by applicable Law. The Parties intend and take the view that, to the extent allowable under Applicable Law, any transfer pursuant to this Agreement will be considered a Transfer of Going Concern (“TOGC”) or otherwise subject to an exemption from, and therefore not subject to, VAT, and the Parties shall use their reasonable best efforts to procure that such transfer is treated as such, including providing confirmation to the other Party (or, as applicable the relevant Affiliate or Subsidiary thereof) responsible under applicable Law for determining whether TOGC treatment applies to any factual matters to the extent reasonably necessary in order to make such determination. The Parties shall use reasonable best efforts to cooperate to allow Parent to determine, at least ten (10) Business Days prior to Closing (the “VAT Determination Date”), whether any transfer pursuant to this Agreement will be treated as a TOGC or otherwise qualifies for an exemption from VAT. The Parties will cooperate with each other in connection with the preparation and filing of any claim for exemption from any VAT and the preparation of any invoices related to VAT. If TOGC or any other VAT exemption does not apply in any jurisdiction and if the Parent (or the applicable Subsidiary thereof) transferring Purchased Assets is required to account to the relevant Tax Authority for VAT with respect to such transfer, such VAT shall be (i) invoiced to Buyer (or the applicable Affiliate thereof) by the Parent (or the applicable Subsidiary thereof) and (ii) remitted to the relevant Tax Authority by the Parent (or the applicable Subsidiary thereof). If Parent has duly determined prior to Closing that VAT is applicable, Parent shall notify Buyer as soon as reasonably practicable and in any event no later than the VAT Determination Date and shall discuss such determination with

Buyer, and shall take into account all reasonable comments of Buyer in respect of such determination. Provided that Parent has complied with its obligations under this Section 7.05(b), such VAT shall be due at Closing, subject to receipt by Buyer (or the applicable Affiliate thereof) of such invoice, failing which such VAT shall be paid within twenty (20) Business Days of the receipt by Buyer (or the applicable Affiliate thereof) of such invoice. In any case where Parent has determined that VAT is not applicable but a Tax Authority subsequently determines in writing that VAT is applicable such VAT shall, within ten (10) Business Days of the receipt by Buyer (or the applicable Affiliate thereof) of such invoice together with a copy of the Tax Authority's written determination, be paid, together with any related interest or penalties imposed by a Tax Authority on Parent (or the applicable Subsidiary thereof) but only to the extent such interest or penalties are attributable to (i) a breach by Buyer (or the applicable Affiliate thereof) under this Agreement or (ii) any factually inaccurate confirmation provided by Buyer (or the applicable Affiliate thereof) pursuant to this Section 7.05(b).
Section 7.06    Legal Representation; Privilege.
(a)    Buyer agrees, on its own behalf and on behalf of its Affiliates and Representatives, that each of Hogan Lovells US LLP and Hogan Lovells International LLP (collectively, “Hogan Lovells”) has served as counsel to Parent and its Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, and that, following the Closing, Hogan Lovells may serve as counsel to Parent or any Affiliate or Representative of Parent in connection with any litigation, claim or obligation arising out of or relating to the Contemplated Transactions and the Transaction Documents notwithstanding such prior representation of Parent or any Affiliate or Representative of Seller with respect to the Business, and Buyer consents thereto and waives any conflict of interest arising therefrom, and Buyer shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.
(b)    Buyer hereby agrees that, in the event that a dispute arises between or among Buyer or any of its Affiliates, on the one hand, and Parent and/or any of its Affiliates, on the other hand, Hogan Lovells may represent Parent or any of Parent’s Affiliates in such dispute even though the interests of Parent or such Affiliate may be directly adverse to Buyer or any of its Affiliates at that time, and even though Hogan Lovells may have represented Parent or its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Parent or its Affiliates, and Buyer hereby waives, on behalf of itself and its Affiliates, any conflict of interest in connection with such representation. Buyer further agrees that, as to all communications between either Hogan Lovells and Parent or its Affiliates that directly and specifically relate to the transactions contemplated by this Agreement and the Transaction Documents, the attorney-client privilege, the expectation of client confidence, and all other rights to any evidentiary privilege belong solely to Seller, including in any dispute with Buyer or its Affiliates, and shall be solely controlled by Seller, including in any dispute with Buyer or its Affiliates. For the sake of clarity and the avoidance of doubt, the foregoing shall not limit Buyer’s access to privileged materials regarding the Brazil Matter that are shared pursuant to a common interest arrangement.

(c)    The files generated and maintained by Hogan Lovells as a result of its representation of Parent in connection with this Agreement or any of the Transaction Documents or any of the Contemplated Transactions hereby or thereby shall be and become the exclusive property of Parent. Buyer, on its own behalf and on behalf of its Affiliates and Representatives, hereby irrevocably acknowledges and agrees that all communications between Parent and its counsel, including Hogan Lovells, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any other Transaction Documents or the Contemplated Transactions, or any matter relating to any of the foregoing, are privileged communications between Parent and such counsel and from and after the Closing neither Buyer nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates or Representatives, will seek to obtain the same by any process. From and after the Closing, Buyer, on its own behalf and on behalf of its Affiliates and Representatives, waives and will not assert any attorney-client privilege with respect to any communication between Hogan Lovells and Parent or its Affiliates occurring prior to the Closing in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Contemplated Transactions or any matter relating to any of the foregoing. For the sake of clarity and the avoidance of doubt, the foregoing shall not limit Buyer’s access to privileged materials regarding the Brazil Matter that are shared pursuant to a common interest arrangement.
Section 7.07    Employee Matters.
(a)    Transferred Employees.
(i)    Parent shall provide written notice to Buyer prior to any termination of a Key Employee between the date hereof and Closing. No later than fifteen (15) Business Days prior to the Closing Date, Parent shall provide Buyer with an update to the Business Employee List and related information set forth in Schedule 3.15(a) of the Disclosure Schedules to reflect terminations or other personnel changes occurring between the date hereof and the Closing Date as those new hires, terminations or other personnel changes have been approved in writing in advance by Buyer and in a manner consistent with Section 5.01. Within fifteen (15) Business Days before the Closing Date, Buyer or one of its Affiliates shall offer employment to each Business Employee (each, an “Active Employee”), with such employment subject to any of Buyer’s or its Affiliate’s onboarding requirements and effective as of the Closing Date, in each case in accordance with Applicable Laws. In addition, with respect to each Business Employee who is not actively employed immediately prior to the Closing Date due to an approved leave of absence or due to short- or long-term disability, or who otherwise has any right immediately prior to the Closing Date under Applicable Law, plan, policy, contractual arrangement or otherwise to employment, reemployment, reinstatement or reactivation by Parent or its applicable Affiliate (each, an “Inactive Employee”), subject to any onboarding requirements of Buyer or any of its Affiliates, Buyer or one of its Affiliates shall offer employment to each such Inactive Employee on the date such Inactive Employee returns to work, provided that such Inactive Employee returns to work within six (6) months immediately following the Closing Date (after which date, Buyer shall not be require to hire such inactive employee except as required by Applicable Law). Each offer of employment made by Buyer pursuant to this Section 7.07(a)(i) shall (A) be for the same or similar position with the applicable Business Employee’s position as of immediately prior to the Closing Date, (B) be at a geographic work location that is the same as, or within thirty-five (35) miles of, the Business Employee’s work location immediately prior to the Closing, or as otherwise agreed to between the Business Employee and Buyer, (C) include terms and conditions consistent with Section 7.07(b) and (D) require that, to accept the offer of employment, such Business Employee must waive, to the extent permitted by Applicable Law, the right to receive any and all severance or similar payments from Parent or its Affiliates or otherwise payable to such Business Employee resulting from Parent’s consummation of the Contemplated Transactions, whether alone or together with any other event. Each Active Employee who accepts Buyer’s offer of employment and commences employment as of the Closing Date, and each Inactive Employee who returns to active employment and accepts Buyer’s offer of employment following the Closing Date, is referred to herein as a “Transferred Employee”.
(ii)    Buyer shall employ each Transferred Employee on the terms (and pursuant to offers of employment) consistent with the requirements of this Section 7.07.
(b)    Levels of Compensation and Benefits for Transferred Employees. In each case subject to the terms and conditions of any applicable employment agreement between Parent or any of its Affiliates entity and any respective Transferred Employee, for not less than twelve (12) months following the Closing Date, Buyer or one of its Affiliates shall provide, or shall cause to be provided, to each Transferred Employee: (i) base compensation and cash bonus opportunities and that, in each case (as applicable), are equal to such Transferred Employee’s base compensation and bonus opportunities immediately prior to the Closing Date; and (ii) any other compensation and benefits provided to similarly situated employees of Buyer or its Affiliates. In addition, for not less than twelve (12) months following the Closing Date, and in the event of termination of employment by Buyer (of any of the Transferred Employees, Buyer shall provide, or shall cause to be provided to, each terminated Transferred Employee severance benefits that are no less favorable than the severance benefits provided pursuant to the then current severance policies of Buyer as set forth in Section 7.07(b) of the Seller Disclosure Schedules) or the requirements of Applicable Law, giving effect to all service of a Transferred Employee with Parent and Buyer. No later than the Closing Date, Buyer shall establish or maintain or cause to be established or maintained, at its own expense, all employee benefit plans for Transferred Employees as are necessary to comply with its obligations pursuant to this Section 7.07, as applicable.
(c)    Service Credit and Welfare Plans. For purposes of vesting, eligibility to participate and, for purposes of severance and paid time off, level of benefits under the employee benefit plans of Buyer and its Affiliates providing benefits to any Transferred Employees after the Closing Date (the “New Plans”), Buyer shall cause each Transferred Employee to be credited with his or her years of service with Parent or its applicable Affiliates and their respective predecessors prior to the Closing Date, to the same extent as such Transferred Employee was entitled, prior to the Closing Date, to credit for such service under any corresponding Employee Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing Date. In addition, and without limiting the generality of the foregoing, following the Closing Date, (A) Buyer shall cause each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all corresponding New Plans to the extent coverage under any such New Plan is comparable to a Business Employee Plan in which such Transferred Employee participated immediately prior to the Closing, and (B) for purposes of each New Plan providing medical, dental, prescription drug and/or vision benefits to any Transferred Employee, Buyer shall cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Transferred Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in any such New Plan, was subject to such conditions under the corresponding Business Employee Plan, and (2) any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Business Employee Plan ending on the date such Transferred Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)    Earned Vacation. Following the Closing Date and subject to Applicable Law for each Transferred Employee, and in accordance with the policies of Buyer and its Affiliates, Buyer shall honor all unused vacation, personal days and sick days of each such Transferred Employee during the calendar year in which the Closing Date occurs, or for such longer period as required by Applicable Law, and thereafter, Buyer shall cause the Transferred Employees to be subject to, and commence to accrue benefits under, the vacation, sick leave and other personal time off policies of Buyer or its Affiliates applicable to the respective Transferred Employee (giving effect, for the avoidance of doubt, to the service credit provisions set forth above in Section 7.07(c)). To the extent it is required under Applicable Law, or Contract, in connection with the Contemplated Transactions, before the Closing Date, Parent or one of its Affiliates shall make a payment to a Transferred Employee in respect of his or her unused vacation, personal days or sick days, (and the employer-paid portion of payroll or employment taxes related thereto) and, Buyer shall not be required to honor such unused vacation, personal days or sick days to the extent they were covered by such payment.
(e)    WARN Act. Parent shall provide a list of the names and sites of employment of any and all employees of Sellers who have experienced, or will experience, an employment loss or layoff as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff (the “WARN Act”) within ninety (90) days prior to the Closing Date. Parent shall continually update this list up to and including the Closing Date. Buyer shall assume all Liabilities incurred by Parent and its Affiliates pursuant to the WARN Act in connection with any Transferred Employee, including the provision of notice or payment in lieu of notice and any applicable penalties, to the extent any such Liabilities accrue or arise solely as a result of actions of Buyer on or following the Closing and Buyer shall indemnify and hold harmless Parent and its Affiliates for any such Liabilities.
(f)    Immigration. With respect to each Transferred Employee who is a foreign national working in the United States in non-immigrant visa status (or a foreign national working in any other country where Sellers employ Business Employees in non-immigrant visa status), Buyer or one of its Affiliates shall employ such Transferred Employee under terms and conditions such that Buyer or one of its Affiliates qualify as a “successor employer” under applicable United States immigration laws (or other such Applicable Laws) effective as of the Closing Date for immigration-related purposes only, and Buyer and its Affiliates shall not be deemed to have otherwise assumed any Liabilities (other than with respect to the immigration related Liabilities and responsibilities associated with the applicable visa petitions) or to be a successor for any other purpose except to the extent otherwise set forth in this Agreement.
(g)    Defined Contribution Plans. No Transferred Employee shall accrue any benefit under any defined contribution plan of Parent or its Affiliates (each a “Seller DC Plan”) after the Closing Date. No assets or Liabilities of a Seller DC Plan shall be transferred to a retirement plan maintained by Buyer, other than in connection with a rollover of a Transferred Employee’s account balance under a Seller DC Plan. Following the Closing Date, Buyer shall cause any defined contribution plan sponsored by Buyer or its Affiliates that is qualified under Section 401(a) of the Code to accept a rollover of (i) the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) to a Transferred Employee from any Seller DC Plan and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from such Seller DC Plan to such Transferred Employee to the extent the loan is not then in default.
(h)    2020 Bonuses and Commissions. Neither Buyer nor its Affiliates shall be responsible or liable for the payment of any type of bonus plan obligations, commissions, retention or transaction bonuses or the like entered into with any of the Sellers prior to Closing unless otherwise agreed to in writing between the Buyer and any Transferred Employee after the Closing Date and in accordance with Buyer's policies. Any Change of Control Bonuses shall be paid by Parent. For the avoidance of doubt, any payments arising under the Retention Agreements, or any other Contracts entered into by a Transferred Employee with Buyer and/or its Affiliates shall, be borne entirely by Buyer.
(i)    No Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any Business Employee, Transferred Employee or any other Person any right to continued employment or any particular term or condition of employment or service for any period or continued receipt of any specific employee benefit, or any status as a third party beneficiary of this Agreement with the ability to enforce rights as if it were a party to this Agreement, or shall constitute an amendment to or any other modification of any Employee Plan or other employee benefit plan, agreement, policy or arrangement of the Parties or their respective Affiliates. Nothing in this Section 7.07 shall be deemed to limit the right of Buyer, Parent or any of their respective Affiliates to terminate the employment of any employee at any time.

(j)    No Employee Plan Assumption. For purposes of clarity, no Employee Plan maintained by Parent or any of its Affiliates (including any pension or similar plans) shall be transferred to or otherwise assumed by Buyer except as may be required by Applicable Law or the terms of any agreement between Parent (or one of its Affiliates) and a Transferred Employee, in each case if but only if identified on Section 3.16(a) and Section 3.16(i) of the Seller Disclosure Schedules.
(k)    Danish Employees. The Parties acknowledge and agree that each of the Business Employees of the Danish Subsidiary on the Closing Date shall transfer to the Buyer or a Buyer Designee by operation of law. Therefore, the Parties acknowledge that the duties and Liabilities that the Sellers have in respect of each of the Business Employees of the Danish Subsidiary, at Closing Date, shall be transferred by operation of law to the Buyer in accordance with Danish law. Further, any obligations and rights of the Sellers and the Buyer set out in this Section 7.07 with regards to Business Employees of the Danish Subsidiary will be construed in accordance with the Danish Act of Transfer of Undertakings.
(l)    Colombian Employees. The Parties acknowledge and agree that each of the Business Employees of the Colombian Subsidiary on the Closing Date shall transfer in accordance with the terms of that Employer Substitution Agreement, in substantially the form attached hereto as Attachment IX (the “Employer Substitution Agreement”).
(m)    South African Employees. The Parties acknowledge and agree that each of the Business Employees of the Parent’s South Africa branch on the Closing Date shall transfer to the Buyer or a Buyer Designee by operation of law. Therefore, the Parties acknowledge that the duties and Liabilities that the Sellers have in respect of each of the Business Employees of the Parent’s South Africa branch, at Closing Date, shall be transferred by operation of law to the Buyer in accordance with South African law. Further, any obligations and rights of the Sellers and the Buyer set out in this Section 7.07. with regards to Business Employees of the South African Subsidiary will be construed in accordance with section 197 of the Labour Relations Act, 1995.
(n)    UK Employees. The Parties acknowledge and agree that each of the Business Employees of the UK Subsidiary on the Closing Date shall transfer to the Buyer or a Buyer Designee by operation of law. Therefore, the Parties acknowledge that the duties and Liabilities that the Sellers have in respect of each of the Business Employees of the UK Subsidiary, at the Closing Date, shall be transferred by operation of law to the Buyer in accordance with English law. Further, any obligations and rights of the Sellers and the Buyer set out in this Section 7.07 with regards to Business Employees of the UK Subsidiary will be construed in accordance with the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended.
(o)    Compliance with Local Labor Laws. The Parties shall use reasonable best efforts to comply with any and all obligations and requirements under any applicable automatic transfer, employer substitution and similar laws and regulations, or any other Applicable Laws, in the jurisdictions of the Business Employees of the Foreign Sellers to (i) notify and/or consult with such Business Employees and/or applicable employee representative body (if any), in connection with the transactions contemplated by this Agreement and (ii) only if, when and to the extent required by Applicable Laws, to acquire or transfer to Buyer or a Buyer Designee the prior authorization and employment-related Permits from the relevant labor administration (if any); provided, that Buyer shall provide the information required and requested by Parent on behalf of any applicable Foreign Seller in sufficient time to enable such Foreign Seller to meet its notification, information and consultation requirements (if any), pursuant to Applicable Laws. For the avoidance of doubt, the breach by a Party of this Section 7.07(o) shall be subject to indemnification pursuant to Article IX hereto.
(p)    Precedence of Local Transfer Agreements and Employer Substitution Agreement with Regards to Employee Matters. Notwithstanding anything in this Section 7.07 to the contrary, in the event of any discrepancy between this Agreement and any Local Transfer Agreement or the Employer Substitution Agreement solely with regards to treatment of Business Employees of a Foreign Seller (to the extent addressed in such Local Transfer Agreement), the terms of such Local Transfer Agreement or Employer Substitution Agreement shall prevail.
Section 7.08    Post-Closing Assurances. From time to time following the Closing, and without limiting any provisions of this Agreement, including the rights and obligations of the Parties set forth in Section 2.05(g)(i), each of the Parties hereto shall, and shall cause their respective Affiliates and Representatives to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary (or as a Party may reasonably request) to fully and effectively transfer, assign and convey to Buyer and its respective successors or assigns, the Purchased Assets intended to be conveyed to Buyer under this Agreement and to fully and effectively transfer, assign and convey to Buyer and its respective successors and assigns, the Assumed Liabilities intended to be assumed by Buyer under this Agreement, and to otherwise carry out the provisions of this Agreement and the other Transaction Documents, and give effect to the Contemplated Transactions, and to confirm the Buyer’s right, title or interest in the Purchased Assets. In furtherance of the foregoing, Parent shall, and shall cause its Affiliates and Representatives to, following the Closing, (i) refer to Buyer all inquiries primarily related to the Purchased Assets and the Business; and (ii) promptly deliver to Buyer (A) any mail, packages and other communications addressed to Parent or any of its Affiliates primarily relating to the Business (provided that Parent may reasonably redact any communications to the extent related to any Excluded Businesses) and (B) any Cash or other property that Parent or any of its Affiliates receives and that properly belongs to the Buyer or the Business.
Section 7.09    Misallocated Assets and Liabilities. Subject, in all instances, to Section 2.06 of this Agreement and the rights and obligations of the Parties therein, if, during the eighteen (18) months following the Closing, any Party discovers that any right, property, asset or Liability that has been transferred by any Seller to the Buyer in connection with the Closing pursuant to this Agreement as a Purchased Asset or Assumed Liability but was actually an Excluded Asset or Excluded Liability as of the Closing Date, then any such right, property, asset or Liability shall be deemed to have been held in trust by Buyer following Closing for the applicable Seller, and Buyer shall promptly transfer, assign and convey such rights, property, assets or Liability to Parent (or any of its Affiliates as designated by Parent) without any consideration therefor, and such rights, property, assets or Liabilities shall be deemed to be Excluded Assets or Excluded Liabilities for purposes of this Agreement and any applicable Transaction Document. Subject, in all instances, to Section 2.06 of this Agreement and the rights and the obligations of the Parties therein, if, during the eighteen (18) months following the Closing, any Party discovers that any Purchased Asset or Assumed Liability was not transferred to Buyer as part of the consummation of the Contemplated Transactions, then any such Purchased Asset or Assumed Liability shall be deemed to have been held in trust by the applicable Seller following Closing for Buyer, and the applicable Seller shall promptly transfer, assign and convey such Purchased Asset or Assumed Liability, as applicable, to Buyer or any of its Affiliates as directed by Buyer without additional consideration therefor, and such Purchased Assets or Assumed Liabilities shall continue to be deemed to be Purchased Assets or Assumed Liabilities for purposes of this Agreement and any applicable Transaction Document. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Assets and Excluded Liabilities are not intended to, and shall not, be transferred to the Buyer and that the Sellers, as applicable, shall retain all such rights, properties, assets and Liabilities.
Section 7.10    Misdirected Payments.
(a)    Parent shall promptly pay or deliver to Buyer (or its designated Affiliate) any monies or checks that have been sent to Parent or any of its Affiliates after the Closing by customers, suppliers or other contracting parties of the Business to the extent that they are in respect of a Purchased Asset or Assumed Liability hereunder.
(b)    Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Parent any monies or checks that have been sent to Buyer or any of its Affiliates or the Business after the Closing to the extent that they are in respect of an Excluded Asset or Excluded Liability hereunder.
Section 7.11    Control of Operations. Nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing Date; provided that this Section 7.11 shall in no way affect Parent’s covenants and other obligations pursuant to this Agreement, including Section 5.01.
Section 7.12    Migration Services. During the period from the Agreement Date until the Closing Date, each of Buyer and Parent shall work in good faith with the other Party to establish a migration plan for the applications, systems, and data that relate to the Business (such data, the “Business Data”) to be migrated to Buyer or an Affiliate of Buyer to be designated by Buyer at Closing (the “Migration Plan”). Each Party agrees to make select personnel available for meetings to assist with integration planning and knowledge transfer to enable Buyer to set up its systems and processes. As part of such planning, the Parties agree to discuss in good faith the integration planning process, including how to facilitate the extraction and migration of data from Parent's or its Affiliates' systems to Buyer's or its Affiliate's systems in a mutually agreed file format. For the avoidance of doubt, Parent and its Affiliates will not be required to provide any of Parent’s or its Affiliates’ confidential materials, documentation, or other information

(including any data) to Buyer or any of its Affiliates as part of the Migration Plan or activities contemplated thereunder; provided, that where such confidential materials are integrated with the Business Data, Parent shall, at Parent’s cost, segregate such confidential materials from the Business Data to enable the delivery of the Business Data to Buyer or an Affiliate of Buyer in accordance with this Section 7.12 and the Migration Plan.
Section 7.13    Cross-Licenses.
(a)    Buyer, on behalf of itself and its Affiliates, hereby grants to Parent and its Affiliates, a worldwide, irrevocable, nonexclusive, fully paid-up, royalty-free, nontransferable, license, with the right to grant sublicenses (through multiple tiers), to access, use, and otherwise exploit the Licensed-Back Intellectual Property, solely for the performance of any obligations under, or the continued support or service of, any Retained Customer Agreement (such license, the “Back-License”). The Back-License shall remain in effect with respect to each Retained Customer Agreement until the earlier of (x) the time at which the Retained Customer Agreement is assigned to Buyer or (y) the time at which the Retained Customer Agreement expires or terminates in accordance with its terms. For the avoidance of doubt, to the extent that any Retained Customer Agreement provides Parent or its Affiliate the option to extend or renew the term thereof at any time following the Closing, Parent or its Affiliates shall not exercise such option. During the term of the Back-License, Buyer agrees to reasonably cooperate with Parent and its Affiliates as necessary to facilitate the uninterrupted performance under the Retained Customer Agreements in accordance with the terms thereof.
(b)    The Sellers, on behalf of themselves and their Affiliates, hereby grant to Buyer and its Affiliates a worldwide, irrevocable, nonexclusive, fully paid-up, transferrable, sublicensable (through multiple tiers) and royalty-free license under all Intellectual Property that (a) is Licensable by Sellers or their Affiliates and used in, or necessary for the operation of, the Business during the twelve (12)-month period prior to the Closing Date and (b) is not licensed or assigned to Buyer or any of its Affiliates pursuant to any other provision of this Agreement (including Section 6.05) or the terms of the Transition Services Agreement, the IP Assignment Agreement, or the Trademark Assignment Agreement (the “Seller Licensed IP”) to (i) use, develop, reproduce, make, publicly display, publicly perform, modify, improve, create derivative works of, sell, distribute, disclose and otherwise commercialize or exploit in any manner any product, service or technology of Buyer or its Affiliates and (ii) if applicable, practice any method, process or procedure claimed in any patents included in the Seller Licensed IP in connection with any product, service or technology of Buyer or its Affiliates, in each case of clauses (i) and (ii), solely in the Business Field, and, with respect to any Seller Licensed IP that is not wholly-owned by Sellers or any of their Affiliates, solely to the extent expressly permitted under the terms of any license agreement or other Contract under which a Seller or any of its Affiliates holds rights in or to such Seller Licensed IP. The license rights granted to Buyer pursuant to this Section 7.13(b) shall remain in effect with respect to each item of Seller Licensed IP solely for so long as such Seller Licensed IP subsists.
Section 7.14    Use of Trademarks. During the period from the Agreement Date until the earlier of the Closing Date and any termination of this Agreement, Parent hereby grants to Buyer a non-exclusive, non-transferable, royalty-free, sublicensable (solely to Affiliates and third parties acting on Buyer's behalf), worldwide, fully paid-up right and license to use the Marks set forth on Schedule 7.14 (the “Licensed Marks”), solely in connection with (a) the formation of a corporate entity incorporating the “EtaPRO” name, to be established by Buyer or its Affiliate for purposes of operating the Business post-Closing and (b) conducting the operations of such entity for such purposes using the “EtaPRO” name. Buyer (i) shall comply with any written trademark usage guidelines provided by Parent to Buyer with respect to the use of the Licensed Marks; (ii) shall use the Licensed Marks only in the form and manner consistent with which, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services in connection with which, Sellers used the Licensed Marks immediately prior to the Agreement Date; (iii) shall not use the Licensed Marks in any manner, or engage in any other activity, that tarnishes or impairs the value of the Licensed Marks or any Seller’s (or any Seller Affiliate’s) business or reputation, or that dilutes or otherwise harms the value, reputation or distinctiveness of the Licensed Marks or the goodwill associated therewith; and (iv) and shall comply with all applicable Laws and in connection with its use of the Licensed Marks pursuant to this Section 7.14.
Section 7.15    Transition Services Agreement. During the period from the Agreement Date until the Closing Date, each of Buyer and Parent shall cooperate and negotiate in good faith with the other Party to fully draft the schedule of transition services to be attached as Exhibit A to the Transition Services Agreement to meet each such Party’s respective requests with respect to the transition services to be provided under the Transition Services Agreement; provided, that, (a) no Party shall be required to agree to services or related terms not commercially reasonable to the respective industry or service at issue or typical for an agreement of this nature, (b) Parent shall not be required to provide transition services for services that (i) are not already offered by Parent to third parties, (ii) were not conducted by Parent in its conduct of the Business during the Baseline Period (as defined in the Transition Services Agreement), and (iii) Parent and/or its Affiliates could not reasonably be expected to provide with good faith efforts, (c) in no event shall Parent be required to provide any transition services that would otherwise violate the terms of Section 1.3, Section 1.4, or Section 1.7 of the Transition Services Agreement in the form attached to this Agreement as Attachment II if such Transition Services Agreement were executed and in effect on the date of this Agreement, and (d) Parent shall not be required to provide transition services (including access to software or technology) if such transition services, software or technology are generally commercially available from third parties in the business of providing such services at substantially the same or higher levels of quality and at rates competitive to those at which Parent or its Affiliates provided such services to the Business during the Baseline Period (as defined in the Transition Services Agreement).
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.01    Conditions to Obligations of Each Party. The respective obligations of each of Parent and Buyer to effect the Closing and consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the written waiver by each of Parent and Buyer, as the case may be, in their respective sole and absolute discretion) on or prior to the Closing Date of each of the following conditions:
(a)    Buyer and Parent shall have obtained CFIUS Clearance;
(b)    Parent shall have received a consent and release of Liens (including authorization of a filing of UCC-3 termination statement terminating any and all such security interests prior to or substantially concurrently with the Closing), in form and substance reasonably satisfactory to Buyer and Parent, with regards to the Purchased Assets under the Credit Facility and provided a copy thereof to Buyer; and
(c)     (i) there shall not be in effect an Order entered by a Governmental Authority, or Applicable Law enacted, promulgated entered or enforced, that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Contemplated Transactions and (ii) there shall be no open, pending or threatened in writing material Proceedings by any Governmental Authority of competent jurisdiction for the purpose or with the probable effect of restraining, enjoining or prohibiting the consummation of the Agreement or any of the Contemplated Transactions.
Section 8.02    Conditions to Obligation of Buyer. The obligation of Buyer to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction (or the written waiver by Buyer in its sole and absolute discretion) on or prior to the Closing Date of the following further conditions:
(a)    Parent shall have performed and complied with, in all material respects, all of its covenants and obligations under this Agreement that are required to be performed by Parent at or prior to the Closing;
(b)    (i) each of the Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), and (ii) all other representations and warranties of Parent contained in Article III shall be true and correct, disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” set forth therein, as of the date hereof and at and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” set forth therein, as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(c)    since the date of this Agreement, there shall not have occurred or be continuing a Material Adverse Effect;

(d)    Buyer shall have received a certificate signed by an officer or authorized Representative of Parent with respect to the matters set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c) above (the “Seller Closing Certificate”);
(e)     (i) the Assigned Contracts set forth on Schedule 8.02(e)(i) shall have been effectively transferred to Buyer (or Buyer’s Designee or as otherwise agreed by Parent and Buyer), effective as of the Closing Date, and any Transfer Consents required in connection therewith shall have been obtained and remain effective; and (ii) the Assigned Contracts that are assignable and shall be assigned as of the Closing Date (i.e., that are not Pending Contracts or Pending Replaceable Contracts) collectively, shall represent the Contracts projected to generate at least 80% of the Backlog of the Business as of the Interim Financial Statement Date that Parent expects would be recognized as revenue of the Business for fiscal year 2021 in accordance with the Accounting Principles (subject to any exceptions on Schedule 1.01(a)(NWC)), as such revenue expectations are set forth on Schedule 8.02(e)(ii) hereto; and
(f)    Parent shall have delivered to Buyer duly-executed counterparts to the Transaction Documents (other than this Agreement) to which it is a party and such other documents and deliveries set forth in Section 2.04(a).
Section 8.03    Conditions to Obligation of Parent. The obligation of Parent to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction (or the written waiver by Parent in its sole and absolute discretion) on or prior to the Closing Date of the following further conditions:
(a)    Buyer shall have performed and complied with, in all material respects, all of its covenants and obligations under this Agreement that are required to be performed by it at or prior to the Closing;
(b)    (i) each of the Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), and (ii) all other representations and warranties of Buyer contained in Article IV shall be true and correct, disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” set forth therein, as of the date hereof and at and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” set forth therein, as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions;

(c)    Parent shall have received a certificate signed by an officer of Buyer with respect to the matters set forth in Section 8.03(a) and Section 8.03(b)(i) above (the “Buyer Closing Certificate”);
(d)    Buyer shall have paid the Closing Purchase Price (less the Indemnity Escrow Amount) due in accordance with Section 2.04(b)(i); and
(e)    Buyer shall have delivered to Parent duly-executed counterparts to the Transaction Documents (other than this Agreement) to which it is a party and such other documents and deliveries set forth in Section 2.04(b).
Section 8.04    Frustration of Closing Conditions. Neither Buyer nor Parent may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 7.01 or Section 7.03.
ARTICLE IX

INDEMNIFICATION
Section 9.01    Survival. The representations and warranties of Parent and Buyer set forth in this Agreement or in any schedules or certificates hereto shall survive the Closing and continue in full force and effect until the fifteen (15)-month anniversary of the Closing Date (the “Expiration Date”); provided, that, the Fundamental Representations shall survive the Closing and continue in full force and effect for a period of five (5) years following the Closing Date; and provided, further that the survival of the representations and warranties set forth in Section 3.14 shall be governed by Section 7.04. The covenants and agreements of the Parties set forth in this Agreement that (i) by their nature are required or contemplated to be performed by or prior to the Closing shall not survive the Closing or require performance following the Closing, provided that claims may be brought in respect of a breach thereof for the period that is fifteen (15) months after the Closing Date, ending on the Expiration Date, and (ii) that by their nature are required or contemplated to be performed on or following the Closing Date shall survive, and thus a claim may be brought in respect of a breach thereof, for the period from the Closing Date and ending on the date that is thirty (30) days following the last date on which each such post-Closing covenant was required to be performed. With respect to the matters set forth in Section 9.02(a)(iv), Section 9.02(a)(v) or Section 9.02(a)(vi), a claim for indemnification hereunder may be brought in respect thereof for the period from the Closing Date and ending on the date that is thirty (30) days after the expiration of the applicable statute of limitations. Notwithstanding the foregoing, if a Claim Notice is given in good faith under this Article IX with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period therefor set forth in this Section 9.01 (each, a “Survival Period”), such claim(s) set forth in such Claim Notice with respect to such representation, warranty, covenant or agreement shall continue indefinitely until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on Parent and Buyer in accordance with this Article IX.

Section 9.02    Indemnification.
(a)    From and after the Closing Date and subject to the provisions of this Article IX, Parent shall indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, agents, attorneys, Representatives, successors and permitted assigns, as applicable (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred, suffered or sustained by any or all of such Buyer Indemnified Parties resulting or arising from (i) any inaccuracy in, breach of, or failure to be true and correct of any of the representations or warranties of Parent contained in this Agreement or any schedule or certificate hereto (other than a Parent Fundamental Representation), (ii) any breach of or failure to perform any covenant or agreement made by Parent in this Agreement, (iii) any inaccuracy in, breach of, or failure to be true and correct of any Parent Fundamental Representation, (iv) any Excluded Asset or Excluded Liability, (v) fraud, or (vi) the Brazil Matter. From and after the Closing Date and subject to the provisions of this Article IX, Buyer shall indemnify and hold harmless each Seller and each of its directors, officers, employees, Affiliates, agents, attorneys, Representatives, successors and permitted assigns, as applicable (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses incurred, suffered, or sustained by any or all of such Seller Indemnified Parties resulting or arising from (1) any inaccuracy in, breach of, or failure to be true and correct of any of the representations or warranties of Buyer contained in this Agreement or any schedule or certificate hereto, (2) any breach of or failure to perform any covenant or agreement made by Buyer in this Agreement or any schedule or certificate hereto, (3) any Purchased Asset or Assumed Liability or (4) fraud.
(b)    Certain Limitations on Buyer Recovery. Notwithstanding the provisions of this Article IX, after the Closing, (i) the Buyer Indemnified Parties shall not be entitled to recover under a claim for indemnification made pursuant to Section 9.02(a)(i) until the Losses incurred by them with respect to the matter giving rise to such claim exceed Four Thousand Dollars ($4,000) (the “Mini-Basket”), and then, in such case, the total amount of such Losses shall count towards the Deductible and be recoverable, (ii) the Buyer Indemnified Parties shall not be entitled to recover under a claim for indemnification made pursuant to Section 9.02(a)(i) until (excluding claims that are less than the Mini-Basket) the Losses incurred with respect thereto exceed, in the aggregate, Two Hundred Thousand Dollars ($200,000) (the “Deductible”), in which case the Buyer Indemnified Parties shall only be entitled to recover to the extent that the aggregate indemnified Losses exceed the Deductible, provided that Parent’s Liability in respect of claims for indemnification under Section 9.02(a)(i) shall not exceed the Indemnity Escrow Amount, and (iii) in no event shall the Buyer Indemnified Parties be entitled to recover any Losses pursuant to Section 9.02(a)(ii) or Section 9.02(a)(iii) in excess of the Purchase Price (the “General Cap”). Notwithstanding the foregoing, the Deductible and General Cap shall not apply to any claim for indemnification made by any Buyer Indemnified Party for Losses pursuant to Section 9.02(a)(iv), Section 9.02(a)(v) or Section 9.02(a)(vi). If the Contemplated Transactions are consummated, recovery from the Indemnity Escrow Funds shall be the sole and exclusive remedy of Buyer under this Agreement for the matters set forth in Section 9.02(a)(i), and no Buyer Indemnified Party may recover from Parent for any Losses in excess of the then remaining Indemnity Escrow Funds for the matters set forth in

Section 9.02(a)(i) except for claims of fraud. All claims for indemnification by a Buyer Indemnified Person for Losses pursuant to this Agreement (whether or not the subject matter of such claims are recoverable solely from the Indemnity Escrow Funds) shall be satisfied (i) first from the Indemnity Escrow Funds and (ii) second, after exhaustion of the Indemnity Escrow Funds, against Parent directly (but only with respect to the matters set forth in Section 9.02(a)(ii), Section 9.02(a)(iii), Section 9.02(a)(iv), Section 9.02(a)(v) or Section 9.02(a)(vi)).
(c)    Certain Limitations on Sellers’ Recovery. Notwithstanding the provisions of this Article IX, after the Closing, (i) the Seller Indemnified Parties shall not be entitled to recover under a claim for indemnification made pursuant to Section 9.02(a)(1) until the Losses incurred with respect thereto exceed the Deductible, in which case the Seller Indemnified Parties shall only be entitled to recover to the extent that the aggregate indemnified Losses exceed the Deductible and (ii) in no event shall the Seller Indemnified Parties be entitled to recover any Losses pursuant to Section 9.02(a)(1) or Section 9.02(a)(2) in excess of the General Cap. Notwithstanding the foregoing, the Deductible and General Cap shall not apply to any claim for indemnification made by any Seller Indemnified Party for Losses pursuant to Section 9.02(a)(3) or Section 9.02(a)(4).
Section 9.03    Indemnification Procedures.
(a)    In the event that (i) a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) becomes aware of the existence of any Indemnification Claim other than a Third Party Claim or (ii) any Proceedings shall be instituted, or any claim shall be asserted, by any Person not party to this Agreement in respect of any matter that gives rise to, or would reasonably be expected to give rise to, an Indemnification Claim (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the Party from whom indemnification is sought (the “Indemnifying Party”) and, if Parent is the Indemnifying Party, the Escrow Agent; provided, however, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.
(b)    Each Claim Notice shall, with respect to each Indemnification Claim set forth therein, be in writing and (A) shall specify in reasonable detail and in good faith the basis for the Indemnification Claim being made, (B) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party and (C) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred or imposed on, or reasonably expected to be incurred or imposed on, the Indemnified Party pursuant to such Indemnification Claim. Notwithstanding anything herein to the contrary, such Claim Notice (i) need only specify such information to the actual knowledge (following reasonable inquiry) of the Indemnified Party as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Party with respect to the underlying facts and circumstances set forth in such Claim Notice and (iii) may, until such time as Indemnification Claim underlying the Claim Notice is finally settled in accordance with the terms of this Agreement, be updated and amended from time to time by the Indemnified Party (solely to the extent new information becomes available to such Indemnified Party) by delivering any updated or amended Claim Notice, so long as the delivery of the original Claim Notice and such update or amendment are each made within the applicable Survival Period and such update or amendment relates to the underlying facts and circumstances set forth in such original Claim Notice. The Indemnified Party shall use commercially reasonable efforts to make available to the Indemnifying Party backup materials and other supporting documentation that are then in the Indemnified Party’s possession and that support the claims asserted in any Claim Notice; it being understood and agreed that the Indemnified Party shall have no obligation to provide any materials that are subject to attorney-client privilege or that constitute attorney work product or that are confidential supervisory information under Applicable Law; and provided, further, that all claims for Losses properly set forth in a Claim Notice or any update or amendment thereto shall remain outstanding until such claims have been finally resolved or satisfied in full, notwithstanding the expiration of any applicable Survival Period.
(c)    The Indemnifying Party shall have the right, at its sole option and expense, represented by counsel of its choice, to defend against, negotiate, settle or otherwise handle any Indemnification Claim that relates to a Third Party Claim for monetary damages, and if the Indemnifying Party so elects to defend against, negotiate, settle or otherwise handle any Indemnification Claim, it shall within thirty (30) days (the “Dispute Period”) notify the Indemnified Party in writing of its intent to do so; provided that the Indemnifying Party (i) agrees that, subject to the limitations set forth in this Article IX, the Indemnified Party shall be entitled to indemnification for any Losses incurred or suffered by it resulting from such Third Party Claim; and (ii) in instances in which Parent is the Indemnifying Party, may not assume the defense if the potential recourse for Losses would be limited to the Indemnity Escrow Funds pursuant to the terms of this Article IX. If the Indemnifying Party does not elect within the Dispute Period to defend against, negotiate, settle or otherwise handle any such Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise handle such Indemnification Claim. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any Indemnification Claim. The Indemnified Party and the Indemnifying Party agree to cooperate with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim, and the Party controlling such defense shall keep the other Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. Notwithstanding anything in this Section 9.03 to the contrary, in the event that the Indemnifying Party has elected to defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that the Indemnifying Party may effect a Settlement without such consent if, with respect to such Settlement (A) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim, (B) such Settlement does not impose any Liabilities or obligations on the Indemnified Party, or provide for relief other than monetary damages and (C) in instances in which the Indemnified Party is a Buyer Indemnified Party and the recourse for potential Losses would be limited to the funds available in the Indemnity Escrow Funds pursuant to the terms of this Article IX, does not result in Losses in excess of the value of the Indemnity Escrow Funds at such time. No Indemnifying Party shall object under any provision of this Article IX to the amount of any indemnity claim made by any Indemnified Party in connection with and to the extent consistent with any Settlement entered into or consented to by the Indemnifying Party.
(d)    If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense. Notwithstanding the foregoing or anything in this Section 9.03 to the contrary, the Indemnified Party shall not effect a Settlement without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. No Indemnifying Party shall object under any provision of this Article IX to the amount of any indemnity claim made by any Indemnified Party in connection with and to the extent consistent with any Settlement entered into or consented to by the Indemnifying Party.
(e)    In the event that an Indemnified Party has delivered a Claim Notice in respect of an Indemnification Claim that does not relate to a Third Party Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any disputes with respect to such Claim Notice within forty-five (45) days after the delivery by the Indemnified Party thereof; provided that if, within forty-five (45) days after a Claim Notice is received by an Indemnifying Party, such Indemnifying Party does not contest such Claim Notice in writing to the Indemnified Party as provided in this Section 9.03(e), such Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Party of the full amount of Losses specified in the Claim Notice in accordance with this Article IX, including (if applicable) the forfeiture of the Indemnity Escrow Funds. Following receipt by the Indemnified Party of the Indemnifying Party’s written objection, if any, the Indemnified Party and the Indemnifying Party will promptly, and in any event within thirty (30) days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such Claim Notice. If the Parties should so agree, a memorandum setting forth such agreement will be mutually prepared, and executed, by the Indemnified Party and the Indemnifying Party and, as promptly as practicable and in any event within ten (10) Business Days following the execution of such memorandum, the Indemnifying Party will pay the agreed amount to the Indemnified Party (or, in the case of payment of an Indemnification Claim from the Indemnity Escrow Funds, the Parties will provide appropriate joint written instructions to the Escrow Agent). In the event that the Indemnified Party and the Indemnifying Party do not mutually prepare and execute such a memorandum or such memorandum does not address in full the written objections timely delivered, within thirty (30) days of receipt by the Indemnified Party from the Indemnifying Party of the written objection, then the Indemnified Party or the Indemnifying Party may seek to resolve any dispute with respect to the Indemnification Claim in any court available therefor in accordance with the terms of Section 11.11.
Section 9.04    Limitations on Indemnification.
(a)    Any Indemnification Claim required to be made on or prior to the expiration of an applicable Survival Period set forth in Section 9.01, as applicable, and not made, shall be irrevocably and unconditionally released and waived by the Party seeking indemnification with respect thereto. It is the express intent of the Parties that, if the applicable period for an item as contemplated by this Section 9.04 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in Section 9.01, as applicable, for the assertion of claims, under this Agreement are the result of arm’s length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.
(b)    The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts (each a “Netted Amount”) actually recovered by the Indemnified Party under insurance policies, indemnity or other contribution agreements with third parties with respect to such Losses (each a “Collateral Source”) (in each case less the related deductibles, fees and expenses, increases in insurance premiums, retroactive premiums or increases thereto or other reasonable and documented out-of-pocket amounts paid, incurred or suffered by such Indemnified Party in connection with recovering such amount (as determined in good faith by the Indemnified Party)). The Indemnified Party shall use commercially reasonable efforts to recover under Collateral Sources for any Losses indemnifiable pursuant to this Article IX; provided that an Indemnified Party shall not be required to do so prior to issuing a Notice of Claim to the Indemnifying Party. If a Netted Amount from any payment required to be made by an Indemnifying Party to an Indemnified Party under this Article IX is received by an Indemnified Party or otherwise determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after receipt or determination of the Netted Amount, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had receipt or determination of the Netted Amount been made at the time of such payment.
(c)    No Indemnified Party shall be entitled to indemnification pursuant to this Article IX to the extent of any Losses (or portion thereof) that a court of competent jurisdiction or arbitrator shall have determined by final judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall take commercially reasonable steps to mitigate, as and to the extent required by Applicable Law, any Losses subject to indemnification hereunder upon such Indemnified Party’s becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

(d)    Notwithstanding anything to the contrary in this Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages, loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity, and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses or any Taxes except (i) to the extent actually paid in connection with a Third Party Claim or (ii) in the case of consequential damages (which, for the avoidance of doubt, shall not include Losses arising from loss of business reputation or opportunity, diminution of value damages or any damages based on any type of multiple), only if such Losses were reasonably foreseeable under an objective standard at the time of the action or omission giving rise to such Losses.
(e)    In the event of any breach giving rise to an indemnification obligation under this Article IX, the Indemnified Party shall take and cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party in order to take all commercially reasonable measures to mitigate the consequences of the related breach or Tax.
(f)    Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article IX shall be paid without duplication and in no event shall any Party be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement. If and solely to the extent that an amount of Losses in connection with an Indemnifiable Claim was already taken into account in connection with calculation of the Purchase Price under Article II, the same amount of such Losses may not be recovered under this Article IX.
(g)    The Parties agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
(h)    Notwithstanding anything to the contrary herein, in determining the amount of any Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date, any qualification or limitation of representations and warranties by reference to “materiality,” “Material Adverse Effect” or words of similar import, shall be disregarded (other than in instances where the context dictates otherwise (e.g., the operation of this sentence shall not turn references to “Material Contract” to “Contract” or “Material Adverse Effect” to “Effect” for purposes of determining breach or calculating Losses)).
Section 9.05    Exclusive Remedy; Nature of Representations and Warranties. Following the Closing Date, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement (or otherwise relating to the subject matter of this Agreement) shall be indemnification in accordance with this Article IX, except in the case of Taxes as provided for in Section 7.04, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein (or otherwise relating to the subject matter of this Agreement) it may have against another Party and its Affiliates arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article IX and Section 7.04. Notwithstanding the foregoing, this Section 9.05 shall not (a) interfere with or impede the operation of the provisions of Section 2.03, Section 2.04, Section 2.05 and Section 2.07 providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by the Independent Firm, (b) limit the rights of the Parties to seek specific performance in accordance with Section 11.15 or (c) for fraud.
ARTICLE X

TERMINATION
Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Parent and Buyer;
(b)    by either Parent or Buyer, if the Closing shall not have been consummated by February 8, 2022 or such other date that Parent and Buyer may agree upon in writing (the “Termination Date”); provided, however, that neither Parent nor Buyer may terminate this Agreement pursuant to this Section 10.01(b) if either Parent or Buyer is then in breach of this Agreement and such breach has primarily caused or resulted in the failure of the Closing to occur prior to the Termination Date; and provided further that if all conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied, fulfilled or waived other than the condition set forth in Section 8.01(a), the Termination Date shall be automatically extended by three (3) months;
(c)    by Parent, if Buyer shall have breached or failed to perform any representation, warranty, covenant or agreement made by Buyer set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03, as applicable, and (ii) cannot be cured by Buyer by the Termination Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c); and provided, that, Parent shall not have the right to terminate this Agreement under this Section 10.01(c) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 of this Agreement;
(d)    by Buyer, if Parent shall have breached or failed to perform any representation, warranty, covenant or agreement made by Parent set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 as applicable, and (ii) cannot be cured by Parent by the Termination Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 10.01(d); and provided, that, Buyer shall not have the right to terminate this Agreement under this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 of this Agreement; or
(e)    by Parent or Buyer if a Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions and such Order or other action shall have become final and nonappealable; provided, that such terminating party is not then in breach of this Agreement.
Any Party desiring to terminate this Agreement pursuant to this Section 10.01 shall give written notice of such termination to the other Party.
Section 10.02    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01:
(a)    this Agreement shall forthwith become null and void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: (i) Article I, (ii) Section 5.02(e) and Section 6.01 (Confidentiality), (iii) Section 7.02 (Public Announcements), (iv) this Section 10.02 and (v) Article IX;
(b)    all confidential or proprietary information received by a Party with respect to the Contemplated Transactions, the other Party and the Business shall be treated in accordance with Section 5.02(e), Section 6.01 and the Confidentiality Agreement, as applicable; and
(c)    such termination shall be without Liability of any Party (or any Affiliate or Representative of such Party) to the other Party; provided, however, that nothing in this Section 10.02(c) shall relieve any Party from Liability for breach of its representations, warranties, covenants or agreements under this Agreement committed prior to such termination, or for fraud. Nothing in this Article X shall be deemed to impair the rights of the Parties to seek specific performance of the other Party of its obligations under this Agreement prior to the valid termination of this Agreement in accordance with this Article X.
ARTICLE XI

MISCELLANEOUS
Section 11.01    Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing) and shall be given and deemed duly delivered (i) by hand, (ii) by international overnight courier service, (iii) by certified or registered mail, (iv) by facsimile or (v) by email of a portable document format (PDF) document with written confirmation of transmission, in each case at such Party’s address, facsimile number or email address set forth below:
(a)    if to Buyer:

Toshiba America Energy Systems Corporation
6623 W. Washington Street
West Allis, WI 53214
United States of America
Attention:  Ms. Dawn Boland, Vice President, General Counsel & Secretary
Facsimile: +1-414-475-2800
Email:  dawn.boland@toshiba.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates
Izumi Garden Tower, 37th Floor
1-6-1 Roppongi, Minato-ku
Tokyo 106-6037 Japan
Attention: Mitsuhiro Kamiya
Facsimile: +81-3-3568-2626
Email: mitsuhiro.kamiya@skadden.com
(b)    if to Parent:
GP Strategies
70 Corporate Center, 11000
Broken Land Parkway
Suite 200
Columbia, MD 21044
Attention: Jim Galante, Senior Vice President and General Counsel
Facsimile: (443) 393-2905
Email: GPlegalnotices@gpstrategies.com
with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
100 International Drive
Suite 2000
Baltimore, MD 21202
Attention: Kelly Tubman Hardy and Michael Kuh
Facsimile: (410) 659-2701
Email: kelly.hardy@hoganlovells.com
    michael.kuh@hoganlovells.com
or to such other address, facsimile number or email address and with such other copies, as a Party may hereafter specify for such purpose by notice in writing to the other Parties. Each such notice, request or other communication shall be effective (i) on the day delivered (or if that day is not a Business Day or if delivered after 6:00 p.m. in the time zone of the recipient on a Business Day, on the first following day that is a Business Day) when (A) delivered personally against receipt, or (B) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by facsimile (or if that day is not a Business Day or if delivered after 6:00 p.m. in the time zone of the recipient on a Business Day, on the first following day that is a Business Day) and (iii) on the day when delivery confirmation is received if sent by email (or if that day is not a Business Day or if delivered after 6:00 p.m. in the time zone of the recipient on a Business Day, on the first following day that is a Business Day). Any Party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or otherwise), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 11.02    Amendments; Waivers.
(a)    This Agreement may be amended or waived, and any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by Parent and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b)    No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereunder.
Section 11.03    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions (including legal, accounting and investment banking fees and expenses), whether or not such transactions are consummated, shall be paid by the Party incurring such cost or expense. Neither Party may make any offset against amounts due to the other Party or its Affiliates pursuant to this Agreement, the other Transaction Documents or otherwise.
Section 11.04    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided that either Party may, but shall not be required to, assign its rights and obligations under this Agreement without the prior written consent of the other Party to any Affiliate of such party; provided, however, that (i) such Party shall provide prior written notice of such assignment to the other Party, (ii) such Affiliate shall agree in writing for the benefit of the other Party to be bound by the terms and conditions of this Agreement, (iii) such Party shall, in a written instrument reasonably satisfactory to the other Party, guarantee the performance by such Affiliate of any such assigned obligations and (iv) such transfer or assignment shall not enlarge, alter or change any obligation of the other Party due to the assigning Party. Any attempted assignment, delegation or transfer in violation of this Section 11.04 shall be null and void ab initio. For clarity and the avoidance of doubt, this Section 11.04 shall not be deemed to restrict any of Buyer’s rights and obligations pursuant to Section 2.09.
Section 11.05    Seller Disclosure Schedules. The Seller Disclosure Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in the Seller Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Where only brief particulars of a matter are set out or referred to in the Seller Disclosure Schedules, or a reference is made only to a particular disclosed document or part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed so long as such documents were made available to the Buyer at least three (3) Business Days prior to the Agreement Date. Certain information set forth in the Seller Disclosure Schedules has been included and disclosed solely for informational purposes and may not be required to be disclosed pursuant to the terms and conditions of this Agreement. The disclosure of any information on the Seller Disclosure Schedules shall not be deemed to constitute an acknowledgement or agreement that the information is required to be disclosed in connection with the representations and warranties made in this Agreement or that the information is material, nor shall any information so included and disclosed be deemed to establish a standard of materiality or otherwise be used to determine whether any other information is material or any other disclosure is required. The Seller Disclosure Schedules have been arranged for purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement; however, each Schedule of the Seller Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other Schedule of the Seller Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to the Sections corresponding to such other Schedules.
Section 11.06    Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. References to books, records and other information include books, records or other information in any form or media, including paper and electronically stored data. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. All references in this Agreement to “Dollars” or “$” shall mean the lawful currency of the United States. References to law include any amendment or modification to such law and any rules, regulations and delegated legislation issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect. References to any Governmental Authority include any successor Governmental Authority thereto, and references to a communication by a regulatory agency include a communication by the staff of such regulatory agency.
Section 11.07    Entire Agreement. This Agreement and the other Transaction Documents, together with the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to the subject matter hereof. If there is any conflict between the Confidentiality Agreement or any of the Transaction Documents other than the Agreement, and this Agreement, the terms of this Agreement shall govern.
Section 11.08    Third Party Beneficiaries. Except as set forth in Article IX, this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties (and their successors and permitted assigns) any rights or remedies hereunder.
Section 11.09    Counterparts; Effectiveness. This Agreement may be signed in two or more counterparts (including by facsimile, .PDF, DocuSign or other electronic signature), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed and duly delivered by the other Party.
Section 11.10    Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, shall be construed under, governed by, and enforced in accordance with the laws of the State of New York (without regard to the conflicts of law provisions thereof that would require the application of the Applicable Law of another jurisdiction, including New York laws relating to applicable statutes of limitations and burdens of proof).
Section 11.11    Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the U.S. federal courts of New York located in the Southern District of New York (the “New York

Courts”) (and of the appropriate appellate courts thereto), in any Proceeding arising out of or relating to this Agreement or the Contemplated Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally waives any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such Proceeding in any New York Court (and of the appropriate appellate courts thereto). Each Party hereby irrevocably and unconditionally consents and agrees that service or process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of New York, in any manner permitted by Applicable Law or, without limiting the foregoing, in the manner provided for notices in Section 11.01.
Section 11.12    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
Section 11.13    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, Parent and Buyer agree to use commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.
Section 11.14    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.15    Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Applicable Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Party at law or in equity. The Parties hereto further agree that (a) by seeking any remedy provided for in this Section 11.15, a Party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 11.15 shall require any Party hereto to institute any Proceeding for (or limit such party’s right to institute any Proceeding for) specific performance under this Section 11.15 before exercising any other right under this Agreement.
Section 11.16    Bulk Sale Laws. The Parties hereby waive compliance in connection with the Contemplated Transactions, with the provisions of any applicable bulk sales or bulk transfer or similar Applicable Laws.
Section 11.17    Release. Contingent on the occurrence of, and effective as of, the Closing, Parent, on its own behalf and on behalf of its Affiliates and any successors or assigns of Parent (each, a “Releasing Party”), hereby irrevocably releases and discharges each of Buyer and its Affiliates and past, present and future directors, officers, managers, employees, members, partners, shareholders, agents, attorneys, advisors, representatives, successors and assigns (collectively, the “Released Parties”) from and against any and all Losses, of any kind or nature or description whatsoever, that such Releasing Party had, may have had, presently has, may have, may hereafter have or claims or asserts to have against any of the Released Parties, in each case solely to the extent arising on or prior to the Closing and to the extent relating to the Business (collectively, but subject to the following sentence, the “Released Claims”). This release is intended to be a complete and general release with respect to the Released Claims; provided, that, Released Claims shall not include, and no Releasing Party is releasing, any rights or claims (i) under this Agreement or any other Transaction Documents to which Parent is contemplated to be a party hereunder, (ii) for violation of law, gross negligence, intentional misconduct or fraud or (iii) relating to Buyer’s and/or its applicable Affiliates’ performance, rights and obligations under any Contract between Buyer and/or its applicable Affiliates with any Seller or other arrangement relating to the Business that is in effect as of the Agreement Date or comes into effect between the Agreement Date and the Closing Date.
Parent further acknowledges that it has read Section 1542 of the Civil Code of the State of California, which states in full:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Despite the language of Section 1542 of the Civil Code of the State of California, Parent waives any rights it has or may have under Section 1542 (or any similar provision of the Laws of any other jurisdiction) with respect to the Released Claims and affirms that it is releasing all known and unknown claims that it has or may have against the Released Parties with respect to the Released Claims.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed and delivered on the day and year first above written.
Parent:
GP STRATEGIES CORPORATION
By:    /s/ Adam H. Stedham
    Name:    Adam H. Stedham
    Title:    CEO
Buyer:
TOSHIBA AMERICA ENERGY SYSTEMS CORPORATION
By:    _/s/ Kentaro Takagi
    Name:    Kentaro Takagi
    Title:    President & CEO
[Signature Page to Asset Purchase Agreement]